Exhibit 10.1

CONFORMED COPY OF

NCR CREDIT AGREEMENT

J.P.Morgan

CREDIT AGREEMENT

dated as of August 22, 2011,

as amended and restated as of July 25, 2013,

as further amended and restated as of March 31, 2016,

among

NCR CORPORATION,

as Company

The FOREIGN BORROWERS Party Hereto

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger and Joint Bookrunner

SUNTRUST ROBINSON HUMPHREY, INC.,

RBC CAPITAL MARKETS,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

BANK OF MONTREAL,

COMPASS BANK,

CAPITAL ONE,

FIFTH THIRD BANK,

PNC BANK, NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING CORP.,

TD BANK, N.A.,

as Co-Documentation Agents

CITIBANK, N.A.,

THE NORTHERN TRUST,

as Joint Senior Managing Agents

SCHEDULES:

Schedule 1.01A	—	Existing Letters of Credit
Schedule 1.01B	—	Cash and Investment Policy
Schedule 2.01	—	Commitments and LC Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Disqualified Equity Interests
Schedule 3.17	—	Insurance
Schedule 5.14	—	Post-Closing Collateral Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Affiliate Subordination Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Solvency Certificate
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-1	—	Form of Foreign Borrower Joinder Agreement
Exhibit J-2	—	Form of Foreign Borrower Termination

ANNEXES:

Annex A	—	Mark-to-Market Pension Accounting

CREDIT AGREEMENT dated as of August 22, 2011, as amended and restated as of July 25, 2013, and as further amended and restated as of March 31, 2016 (this “Agreement”), among NCR CORPORATION, as Company, the FOREIGN BORROWERS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

The Company, certain of the Lenders and the Administrative Agent are party to the Existing Credit Agreement (such term and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof), and, upon satisfaction of the conditions set forth herein, have agreed together with the Foreign Borrowers and the other Lenders to amend and restate the Existing Credit Agreement in the form of this Agreement.

The applicable Lenders have indicated their willingness to lend, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning set forth in Section 2.21(a).

“Acquired Company Representations” means, with respect to any Limited Condition Acquisition, the representations and warranties made in the documentation for such Limited Condition Acquisition that are material to the interests of the Lenders, but only to the extent that the Company or any of its Affiliates has the right under the documentation in respect of such Limited Condition Acquisition not to consummate the Limited Condition Acquisition, or to terminate the obligations of the Company or any of its Affiliates under such documentation, as a result of a breach of such representations and warranties.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period; provided, however, that there shall not be included in such Adjusted Consolidated Net Income for any such period:

(a) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Equity Interest of any Person;

(b) extraordinary gains or losses;

(c) the cumulative effect of a change in accounting principles;

(d) any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(e) amortization of non-cash pension expenses and any after-tax one-time gains or losses associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market gains and losses on pension plans and settlement/curtailment gains and losses thereon;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP;

(g) the effects of adjustments in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition that is consummated after September 17, 2012, net of taxes; and

(h) any increase to reserves for Environmental Liabilities except to the extent cash payments are made in respect of such Environmental Liabilities from such increase.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) for any Eurocurrency Borrowing denominated in Dollars, the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate, (b) for any Eurocurrency Borrowing denominated in Sterling, the LIBO Rate for such Interest Period, or (c) for any Eurocurrency Borrowing denominated in Euros, the EURIBO Rate for such Interest Period.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents (or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity, including J.P. Morgan Europe Limited) and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 2.21(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediary Controlling Persons Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement Currency” has the meaning set forth in Section 9.21(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted Eurocurrency Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted Eurocurrency Rate on any day shall be based on the rate per annum determined in accordance with the definition of “LIBO Rate” herein at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Creditor” has the meaning set forth in Section 9.21(b).

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure made pursuant to paragraph (c) or (d) of Section 2.19 or the final paragraph of Section 2.19. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan or Revolving Loan that is an ABR Loan or a Eurocurrency Loan, or with respect to the commitment fees payable in respect of the Revolving Commitments hereunder, respectively, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, respectively, based upon the Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Sections 5.01(a) or 5.01(b), and (b) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series:

Level	Leverage Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate
I	Less than 1.50 to 1.0	0.25%	1.25%	0.200%
II	Greater than or equal to 1.50 to 1.0, but less than 2.00 to 1.0	0.50%	1.50%	0.250%
III	Greater than or equal to 2.00 to 1.0, but less than 3.00 to 1.0	0.75%	1.75%	0.300%
IV	Greater than or equal to 3.00 to 1.0, but less than 3.50 to 1.0	1.00%	2.00%	0.350%
V	Greater than or equal to 3.50 to 1.0	1.25%	2.25%	0.400%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Sections 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category V if the Company fails to deliver the consolidated financial statements required to be delivered pursuant to Sections 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof. Notwithstanding anything to the contrary in this definition, the determination of the Applicable Rate will be subject to the provisions of Section 2.12(f).

“Applicant Borrower” has the meaning set forth in Section 2.23(a).

“Applicant Borrower Amendments” has the meaning set forth in Section 2.23(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Chase Bank, N.A., Suntrust Robinson Humphrey, Inc., RBC Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, as of any day, the excess, if any, of:

(a) the sum of (i) $50,000,000, plus (ii) 50% of cumulative Adjusted Consolidated Net Income from July 1, 2012; over

(b) the amount of all Restricted Payments made in reliance on Section 6.08(a)(vii) and (viii) of the Existing Credit Agreement prior to the Effective Date or Section 6.08(a)(vi) and (vii) of this Agreement and all payments made in reliance on Section 6.08(b)(vi) of the Existing Credit Agreement prior to the Effective Date or Section 6.08(b)(vi) of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of the Company and each Foreign Borrower.

“Borrower Agent” has the meaning set forth in Section 1.07.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Euros, €5,000,000, and (c) in the case of a Borrowing denominated in Sterling, £5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euros, €1,000,000, and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a written request by a Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Brazil CMA” means the Contract Manufacturing Agreement dated as of July 26, 2011, by and between NCR Global Solutions Group, Ltd., an Irish limited company, and NCR Manaus, including the schedules thereto, as provided to the Administrative Agent prior to the Original Effective Date.

“Brazil Shareholders’ Agreement” means the Shareholders’ Agreement dated as of October 4, 2011, by and among the Company, NCR Manaus, Scopus Industrial and Scopus Tecnologia, including the schedules and exhibits thereto, provided to the Administrative Agent prior to the Original Effective Date.

“Brazil Subscription Agreement” means the Equity Subscription Agreement dated as of July 26, 2011, by and among the Company, Scopus Industrial, Scopus Tecnologia and NCR Manaus, including the schedules thereto, as provided to the Administrative Agent prior to the Original Effective Date.

“Brazil Transaction Documents” means the Brazil CMA, the Brazil Shareholders’ Agreement and the Brazil Subscription Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market or not open for general business in London, and (b) when used in connection with any date for the payment or purchase of Euros, the term “Business Day” shall also exclude any day on which TARGET2 is not open for the settlement of payments in Euro or banks are not open for general business in London.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Consideration” has the meaning set forth in Section 6.05.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation, (c) any Foreign Subsidiary which is an entity disregarded as separate from its owner under Treasury Regulation 301.7701-3 and (d) any CFC Holdco.

“CFC Holdco” means a Subsidiary that has no material assets other than Equity Interests in one or more CFCs (including for this purpose, any debt or other instrument treated as equity for U.S. Federal income tax purposes), any Indebtedness owed to it (or so treated for U.S. Federal income tax purposes) by any CFC and rights to Intellectual Property relating solely to and utilized solely by such CFCs (but in respect of which no significant royalty, license or similar fees are paid by such CFCs) and assets incidental thereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than an employee benefit plan or related trust of the Company or of the Company and any Subsidiaries, of Equity Interests in the Company representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company; (b) persons who were (i) directors of the Company on the date hereof, (ii) nominated or approved by the board of directors of the Company, (iii) nominated or approved by the board of directors of the Company as director candidates prior to their election to the board of directors of the Company or (iv) appointed by directors who were directors of the Company on the date hereof or were nominated or approved as provided in clause (ii) or clause (iii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Company; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or under and as defined in the Existing Preferred Documentation.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans of any Series or Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations; provided that the Collateral shall in no event include any Excluded Assets.

“Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement among the Borrowers, the other Loan Parties and the Administrative Agent, as amended and restated as of the Effective Date substantially in the form of Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from each Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraphs (d) and (e) of Section 4.01 with respect to such Designated Subsidiary, in each case, if reasonably requested by the Administrative Agent;

(b) all Equity Interests in any Subsidiary owned by or on behalf of any Guarantor Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that the Guarantor Loan Parties shall not be required to pledge 66 2⁄3% or more of the outstanding voting Equity Interests in any CFC), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of the Company and each Subsidiary and (ii) all Indebtedness (other than Permitted Investments in non-certificated or book entry form) of any other Person in a principal amount of $10,000,000 or more that, in each case, is owing to any Guarantor Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(f) the Administrative Agent shall have received, with respect to the Security Documents as in effect prior to the effectiveness of this Agreement on the Effective Date, from each Guarantor Loan Party party thereto such Reaffirmation Documents as it shall reasonably have requested to confirm the effectiveness and enforceability of the obligations of such Guarantor Loan Parties under such Security Documents and the validity and perfection of the Liens created thereby (or, as applicable, to confirm the creation, validity and perfection of new or replacement Liens securing such obligations) after giving effect to this Agreement and the amendment and restatement of the Collateral Agreement on the Effective Date.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Guarantor Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Administrative Agent and the Company reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Company and the Subsidiaries, including any potential Section 956 Impact), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Company and (c) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining of, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Any such extensions granted by the Administrative Agent under the Existing Credit Agreement will continue to be effective in accordance with the terms thereof for purposes hereof.

“Commitment” means a Revolving Commitment, a Term Commitment, an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means NCR Corporation, a Maryland corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below that were amortized or accrued in a previous period and (iii) payments made under Hedging Agreements relating to interest rates with respect to such period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts, upfront fees and other financing costs (including legal and accounting costs) or accrued interest payable in kind for such period, (ii) to the extent included in such consolidated interest expense for such period, one-time expenses in connection with the amendment and restatement of this Agreement on the Effective Date and other incurrences of Indebtedness or issuances of Equity Interests, and administrative and similar fees and cash costs associated with breakage or termination of Hedging Agreements, (iii) interest income of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (iv) payments received under Hedging Agreements relating to interest rates with respect to such period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations);

(ii) provision for taxes based on income, profits or losses, including foreign withholding taxes during such period;

(iii) all amounts attributable to depreciation and amortization for such period;

(iv) any extraordinary losses for such period, determined on a consolidated basis in accordance with GAAP;

(v) any Non-Cash Charges for such period;

(vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement other than those relating to foreign currencies;

(vii) Pro Forma Adjustments in connection with Material Acquisitions;

(viii) nonrecurring integration expenses in connection with acquisitions (including severance costs, retention payments, change of control bonuses, relocation expenses and similar integration expenses);

(ix) one-time out-of-pocket transactional costs and expenses relating to Permitted Acquisitions, Investments outside the ordinary course of business, and Dispositions (regardless of whether consummated), including legal fees, advisory fees, and upfront financing fees;

(x) amortization of non-cash pension expenses and any after-tax one-time losses associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market losses on pension plans and settlement/curtailment losses thereon;

(xi) out-of-pocket costs and expenses relating to restructurings (including a reduction in force), consolidation, separation or closure of facilities and cost saving initiatives, in each case, undertaken out of the ordinary course of business, and (without duplication) any non-cash charges or reserves taken in connection therewith; provided that each such restructuring, consolidation, separation or closure of facilities or cost saving initiative has been specifically approved by the board of directors of the Company or by both the chief executive officer and the chief financial officer of the Company;

(xii) out-of-pocket costs and expenses arising from litigation in respect of discontinued operations in an amount not to exceed $15,000,000 for any Test Period; and

(xiii) unrealized losses during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement;

provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during and after such prior period), other than any cash payments made after the Effective Date in respect of obligations relating to the Fox River, Kalamazoo and Dayton landfill discontinued operations not exceeding, in the aggregate for all periods, the amount of the reserves for such obligations reflected in the Borrower’s financial statements for the fiscal quarter ending June 30, 2011, shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; provided, further, that the aggregate amount of all amounts under clauses (vii), (viii), (ix) and (xi) that increase Consolidated EBITDA in any Test Period (including, for avoidance of doubt, in connection with any calculation made hereunder on a Pro Forma Basis) shall not exceed, and shall be limited to, 15% of Consolidated EBITDA in respect of such Test Period (calculated after giving effect to such adjustments and with no carryover of unused amounts into any subsequent period); and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP;

(ii) any non-cash gains for such period, including any gains attributable to the early extinguishment of Indebtedness;

(iii) any net income tax benefit for such period determined on a consolidated basis in accordance with GAAP;

(iv) any gains attributable to the early extinguishment of obligations under any Hedging Agreement other than those relating to foreign currencies; and

(v) after-tax one-time gains associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market gains on pension plans and settlement/curtailment gains thereon;

(vi) unrealized gains during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement;

provided, further that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management; and

(B) purchase accounting adjustments.

Notwithstanding the foregoing (but without duplication of any other adjustment referred to above), Consolidated EBITDA will be calculated (i) so as to exclude mark-to-market gains and losses on Plans and Foreign Pension Plans and settlement/curtailment gains and losses relating to such plans, and (ii) to give effect to Mark-to-Market Pension Accounting.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any other consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary (other than the Company or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary (i) is not permitted (A) without any prior approval of any Governmental Authority which, to the actual knowledge of the Company, would be required and that has not been obtained or (B) under any law applicable to the Company or any such Subsidiary (in the case of any foreign law, of which the Company has actual knowledge) or (ii) is not permitted by the operation of the terms of the organizational documents of such

Subsidiary or any agreement or other instrument binding upon the Company or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Consolidated Tangible Assets” means, as of the last day of any fiscal quarter of the Company, all tangible assets reflected on the consolidated balance sheet of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding cash, cash equivalents and any Permitted Investments.

“Consolidated Total Debt” means, as of any date, without duplication, (a) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries (other than Indebtedness described in clause (f) of “Indebtedness”, provided that there shall be included in Consolidated Total Debt any Indebtedness in respect of drawings under letters of credit or letters of guaranty to the extent such drawings are not reimbursed within two Business Days after the date of any such drawing) outstanding as of such date, to the extent such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) without duplication of amounts referred to in clause (a), the amount of Third Party Interests in respect of Securitizations, in each case without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) to be below the stated principal amount of such Indebtedness, minus (c) the lesser of (i) the excess, if any, of the amount of Unrestricted Cash owned by the Company and its consolidated Subsidiaries as of such date over $250,000,000 and (ii) $150,000,000; provided that, solely for the purposes of determining compliance by the Company with the Leverage Ratio set forth in Section 6.12 as of the last day of any Test Period, Consolidated Total Debt shall exclude any outstanding Notes issued in connection with a Permitted Material Acquisition if (i) such Permitted Material Acquisition has not been consummated on or before the last day of such Test Period and (ii) such Notes are secured on the last day of such Test Period by a Lien on the Permitted Escrow Funds with respect to such Notes (and any earnings thereon) having a value at least equal to the principal amount of such Notes, in accordance with the Permitted Escrow Transactions with respect to such Notes.

“Consolidated Total Secured Debt” means, as of any date, the aggregate principal amount of Consolidated Total Debt of the Company and the Subsidiaries outstanding as of such date that is secured by Liens on any property or assets of the Company or the Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank and each Lender.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 48/2012.

“Cumulative Leverage Ratio Increase Amount” means the sum of Leverage Ratio Increase Amounts in respect of Pension Funding Indebtedness, provided that the Cumulative Leverage Ratio Increase Amount may not exceed 0.50; provided, further, that if any Indebtedness, including of term loans made under the Existing Credit Agreement, is treated by the Company as Pension Funding Indebtedness when incurred, but the proceeds thereof are not applied as required by the definition of “Pension Funding Indebtedness” (including within the applicable time periods specified therein) to qualify as Pension Funding Indebtedness, on and as of the last day of the period during which such proceeds would have to be so applied, such Indebtedness will cease to be Pension Funding Indebtedness, any Leverage Ratio Increase Amounts previously attributable thereto will cease to apply, the Cumulative Leverage Ratio Increase Amount will be recalculated in accordance with the foregoing definition without regard to any such Leverage Ratio Increase Amounts and such recalculated Cumulative Leverage Ratio Increase Amount will apply from and after such day (subject to future adjustment based on subsequent issuances of Pension Funding Indebtedness).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has

(i) become the subject of a Bankruptcy Event, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each Issuing Bank and each Revolving Lender.

“Delivery Date” has the meaning set forth in Section 9.15.

“Designated Subsidiary” means each Material Subsidiary that is not an Excluded Subsidiary.

“Disclosed Matters” means the actions, suits, proceedings and the environmental, Intellectual Property and other matters disclosed in Schedule 3.06.

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, on any date, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros or Sterling, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to Euros or Sterling, as the case may be, in effect for such amount on such date. The Dollar Equivalent at any time of the amount of any Letter of Credit, LC Disbursement or Loan denominated in Euros or Sterling shall be the amount most recently determined as provided in Section 1.06.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Borrower” means any Borrower (i) that is organized or formed under the laws of the Netherlands or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the Netherlands.

“Dutch Non-Public Lender” means: (a) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies: an entity which (i) assumes existing rights and/or obligations vis-à-vis the Company, the value of which is at least EUR 100,000 (or its equivalent in another currency), (ii) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (iii) otherwise qualifies as not forming part of the public; and (b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is March 31, 2016.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, a natural person, the Company, any Subsidiary or any other Affiliate of the Company.

“Engagement Letter” means the Engagement Letter dated February 26, 2016, among the Company, JPMorgan Chase Bank, N.A., the Arrangers and certain Affiliates of the Arrangers.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (i) the occurrence of a “prohibited transaction” with respect to which the Company or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Company or any such Subsidiary could otherwise be liable or (j) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the EURIBO Rate shall be the Interpolated Rate with respect to Euros as of the Specified Time on the Quotation Day; and provided further that if the EURIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro” or “€” means the single currency adopted by participating member states of the European Communities in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” has the meaning set forth in the Collateral Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Company on the Effective Date or, if later, the date it first becomes a Subsidiary, (b) any Subsidiary that is a CFC (and accordingly, in no event shall a CFC be required to enter into any Security Document or pledge any assets hereunder), (c) any Subsidiary that is prohibited by applicable Requirements of Law from guaranteeing the Loan Document Obligations, (d) any Subsidiary that (i) is prohibited by any contractual obligation existing on the Effective Date or on the date such Subsidiary is acquired or otherwise becomes a Subsidiary (but not entered into in contemplation of the Transactions or such acquisition) from guaranteeing the Loan Document Obligations, (ii) would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received, or (iii) for which the provision of such Guarantee would result in a material adverse tax consequence to the Company and the Subsidiaries, taken as a whole (as reasonably determined in good faith by the Company), (e) any captive insurance subsidiary, not for profit subsidiary or special purpose entity, including any Securitization Vehicle, and (f) any other Subsidiary excused from becoming a Guarantor Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as it is a wholly owned Subsidiary of the Company and none of clauses (b) through (f) above apply to it.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a) Taxes imposed on or measured by net or gross income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b) in the case of any Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any U.S. Federal, United Kingdom, Irish and Dutch withholding Taxes:

(i) resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), including circumstances where (x) any United Kingdom taxes are required to be deducted or withheld (a “UK Tax Deduction”) from a payment to (1) a UK Treaty Lender and the payment has not been specified in a direction given by the Commissioners of HMRC under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI1970/488); and (2) a Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender and an officer of HMRC has given (and not revoked) a direction under section 931 of the UK Taxes Act and the payment could have been made without a UK Tax Deduction if such direction had not been made, or (y) any Irish taxes are required to be deducted or withheld from a payment to an Irish Treaty Lender and the payment has not been specified in an authorization given by the Revenue Commissioners of Ireland in effect on the Interest Payment Date, or

(ii) attributable to such Lender’s failure to comply with Section 2.16(f), (g)(i), (g)(ii), (g)(iii), (g)(vi), (h) and (i),

except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding Taxes pursuant to Section 2.16(a), or except to the extent that any United Kingdom withholding Taxes are attributable to the failure of the relevant Loan Party to comply with its obligations in Section 2.16(g)(i), (g)(iii) and (g)(v);

(c) any U.S. federal withholding Taxes imposed under FATCA; and

(d) the bank levy as set out in the Finance Act 2011 of the United Kingdom and the bank levy as set out in the Bank Tax Act of the Netherlands.

“Existing Credit Agreement” means this Agreement as amended and in effect immediately prior to the Effective Date.

“Existing Letters of Credit” means the letters of credit previously issued pursuant to the Existing Credit Agreement that (a) are outstanding on the Effective Date and (b) are listed on Schedule 1.01A.

“Existing Preferred” means the Company’s Series A Convertible Preferred Stock, par value $0.01.

“Existing Preferred Documentation” means the Articles Supplementary Classifying the Existing Preferred, the Investment Agreement dated as of November 11, 2015, by and between the Company and the Purchasers identified therein and each other agreement evidencing, governing the rights of the holders of or otherwise relating to the Existing Preferred.

“Factoring Assets” means any accounts receivable owed to the Company or a Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with the factoring of accounts receivable and which are sold, transferred or otherwise conveyed by the Company or a Subsidiary pursuant to a Factoring Transaction permitted by Section 6.05.

“Factoring Transaction” means any transaction or series of transactions entered into by the Company or any Subsidiary pursuant to which the Company or such Subsidiary consummates a “true sale” of Factoring Assets of the Company or such Subsidiary to a non-related third party on market terms as determined in good faith by the senior management of the Company or such Subsidiary; provided that (i) such Factoring Transaction is non-recourse to the Company, any Subsidiary and the assets of the Company and the Subsidiaries, other than any recourse solely attributable to a breach by the Company or any such Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of accounts receivable on a non-recourse basis (and excluding, in any event, any form of credit recourse to the Company or any such Subsidiary), and (ii) such Factoring Transaction is consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of Factoring Assets on market terms for similar factoring transactions.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any amended or successor version thereof that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters” has the meaning set forth in the Engagement Letter.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount of unfunded liabilities permitted under the respective requirements of the governing documents for any applicable Foreign Pension Plan or any applicable law, or in excess of the amount that would be permitted absent a waiver from the relevant Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Company or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein (excluding, for the avoidance of doubt, any liability (including contingent liabilities) that would as a matter of course be imposed under applicable law as the result of any voluntary full or partial termination of any such Foreign Pension Plan as a result of a voluntary and legally permissible defeasance effected by the Company and/or its Subsidiaries of the related obligations and liabilities of the Company and its Subsidiaries under such Foreign Pension Plan) or (e) the occurrence of any transaction that is prohibited under the respective requirements of the governing documents for any applicable Foreign Pension Plan or any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company or any Subsidiary, or the imposition on the Company or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with the respective requirements of the governing documents for any applicable Foreign Pension Plan or any applicable law.

“Foreign Borrower” means each of (a) NCR Limited, a limited company incorporated in England and Wales, (b) NCR Nederland B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, (c) NCR Global Solutions Ltd., a limited company incorporated in the Ireland and (d) each other Foreign Borrower that becomes a party hereto pursuant to Section 2.23(a), in each case, unless and until such Person ceases to be a Foreign Borrower hereunder.

“Foreign Borrower Exposure” means, at any time, the Dollar Equivalent of the outstanding principal amount of the Revolving Loans borrowed by the Foreign Borrowers.

“Foreign Borrower Joinder Agreement” means an agreement in the form of Exhibit J-1, executed by the Company and the applicable Foreign Borrower.

“Foreign Borrower Obligations” has the meaning set forth in the Collateral Agreement.

“Foreign Borrower Termination” means an agreement in the form of Exhibit J-2, executed by the Company.

“Foreign Pension Plan” means any benefit or welfare plan that under applicable law outside of the United States is funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Source Prepayment” means, for any Foreign Subsidiary, any Net Proceeds arising from a Prepayment Event under paragraph (a) or (b) of the definition of Prepayment Event in respect of any asset of such Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof (subject to Section 1.04); provided, however, that if the Company hereafter changes its accounting standards in accordance with applicable laws and regulations, including those of the SEC, to adopt International Financial Reporting Standards, GAAP will mean such International Financial Reporting Standards after the effective date of such adoption (it being understood that any such adoption will be deemed to be a change in GAAP for all purposes hereof, including for purposes of Section 1.04).

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee (including for purposes of determining the amount of any Investment associated with such Guarantee) shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated contingent liability in respect thereof as determined by the Company in good faith.

“Guarantor Loan Party” means the Company and each Subsidiary Loan Party.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.

“HMRC” means H.M. Revenue & Customs of the United Kingdom.

“HMRC DT Treaty Passport scheme” means the Board of HMRC Double Taxation Treaty Passport scheme.

“Impacted Interest Period” means at any time with respect to an Interest Period for a Borrowing denominated in a specified currency that the Screen Rate for such currency is not available at such time for such Interest Period.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility” means an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, each applicable Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Facility” means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Agreement providing for Incremental Revolving Commitments.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Facility” means an incremental term loan facility established hereunder pursuant to an Incremental Facility Agreement providing for Incremental Term Commitments.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.20.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services, excluding current accounts payable incurred in the ordinary course of business, (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (x) supporting Indebtedness or (y) obtained for any purpose not in the ordinary course of business, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Third Party Interests in respect of Securitizations of such Person or its subsidiaries, (j) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (if such Person has not assumed such Indebtedness of others, then the amount of Indebtedness of such Person shall be the lesser of (A) the amount of such Indebtedness of others and (B) the fair market value of such property, as reasonably determined by such Person) and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Institution” has the meaning set forth in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Company or any Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Intercompany Securitization Note” means any promissory note or debt obligations issued or incurred by a Securitization Vehicle in consideration or partial consideration for the acquisition of Securitization Assets from the Company or any Subsidiary in a Securitization permitted hereunder.

“Interest Coverage Ratio” means, for any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period to (ii) Consolidated Cash Interest Expense for such Test Period.

“Interest Election Request” means a written request by the applicable Borrower, or the Borrower Agent on its behalf, to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06, which shall be in the form of Exhibit F or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing other than a Specified Effective Date Borrowing, the period commencing on the date of such Borrowing and ending on (i) the seventh day thereafter or (ii) the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months thereafter), as the applicable Borrower, or the Borrower Agent on its behalf, may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Interest Periods referred to in clause (ii) above, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period referred to in clause (ii) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. The Interest Period for each Specified Effective Date Borrowing will be the period commencing on the Effective Date and ending on April 14, 2016. “Specified Effective Date Borrowing” means each Eurocurrency Borrowing made on the Effective Date for which the applicable Borrowing Request shall specify an Interest Period ending on April 14, 2016.

“Interests” means, with respect to any Person, any Equity Interests, Indebtedness or any other debt or equity interests in such Person, including in the case of a Securitization Vehicle, if applicable, any Intercompany Securitization Notes or Third Party Interests.

“Interpolated Rate” means, with respect to any currency, at any time for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period for which that Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness or other obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be the amount determined in accordance with the definition of “Guarantee” herein, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of (but not any dividends or other distributions in respect of return on the capital of) such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“Investment Grade Date” means the first date on which the Company achieves an Investment Grade Rating.

“Investment Grade Rating” means either (i) a corporate credit rating from S&P of at least BBB- and a corporate family rating from Moody’s of at least Ba1, in each case with a stable or better outlook, or (ii) a corporate family rating from Moody’s of at least Baa3 and a corporate credit rating from S&P of at least BB+, in each case with a stable or better outlook.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IP Subsidiary” means any Subsidiary that at any time owns any Intellectual Property or rights to Intellectual Property that are material to the business or operations of the Company and the Subsidiaries, taken as a whole.

“Irish Borrower” means any Borrower (i) that is organized or formed under the laws of Ireland or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of Ireland.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and which is:

(a) a bank within the meaning of section 246(3)(a) of the TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA and whose applicable lending office is located in Ireland and the interest is paid in Ireland;

(b) an authorized credit institution under the terms of Directive 2013/36/EU that has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities (as required under Directive 2013/36/ EC) in relation to its intention to carry on banking business in Ireland and such entity carries on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the TCA and whose applicable lending office is located in Ireland; or

(c) a body corporate:

(i) which, by virtue of the law of a Relevant Territory, is resident in that Relevant Territory for the purposes of tax and that Relevant Territory imposes a Tax that generally applies to companies on interest receivable in that territory from sources outside that territory; or

(ii) where the interest payable:

(A) is exempted from the charge to income tax by arrangements that have the force of law under the procedures set out in section 826(1) of the TCA; or

(B) would be exempted from the charge to income tax if arrangements made on or before the date of payment of the interest that do not have the force of law under procedures set out in section 826(1) of the TCA had the force of law when the interest was paid, provided that interest payable to such company in respect of an advance under a Loan Document is not paid to that company in connection with a trade or business which is carried on in Ireland by that company through a branch or agency;

(d) a U.S. corporation that is incorporated in the U.S. and is subject to tax in the US on its worldwide income provided that interest payable to such U.S. corporation is not paid in connection with a trade or business which is carried on in Ireland by that U.S. corporation through a branch or agency;

(e) a U.S. limited liability company (“LLC”), provided the ultimate recipients of the interest would be Irish Qualifying Lenders within paragraphs (c) or (d) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency;

(f) a body corporate:

(i) which advances money in the ordinary course of a trade which includes the lending of money;

(ii) in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company; and

(iii) which:

(A) has complied with the notification requirements under section 246(5)(a) of the TCA; and

(B) has provided the Borrowers with its tax reference number (within the meaning of section 885 of the TCA);

and the interest is paid in Ireland;

(g) a qualifying company (within the meaning of section 110 of the TCA) and the interest is paid in Ireland;

(h) an investment undertaking within the meaning of section 739B of the TCA and the interest is paid in Ireland;

(i) an exempt approved scheme within the meaning of section 774 of the TCA and the interest is paid in Ireland; or

(j) an Irish Treaty Lender.

“Irish Treaty Lender” means a Lender which is treated as a resident of an Irish Treaty State for the purposes of the Irish Treaty, does not carry on a business in Ireland through a branch or agency with which that Lender’s participation in the Loan Document is directly or indirectly connected and, subject to the completion of procedural formalities, meets all other conditions under the Irish Treaty for full exemption from tax imposed by Ireland on interest.

“Irish Treaty State” means a jurisdiction having a double taxation agreement with Ireland (an “Irish Treaty”) which makes provision for full exemption from tax imposed by Ireland on interest and has the force of law under the procedures set out in section 826(1) of the TCA or, on completion of the procedures set out in section 826(1) of the TCA, will have the force of law.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., (c) The Bank of Tokyo-Mitsubishi UFJ, Ltd., (d) Royal Bank of Canada, (e) SunTrust Bank, (f) Wells Fargo Bank, National Association, and (g) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.04 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.21(b).

“Junior Indebtedness” means any Indebtedness that is subordinated in right of payment to the Loan Document Obligations.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as contemplated by Section 2.04(j), the amount set forth for such Issuing Bank as its LC Commitment in the Register maintained by the Administrative Agent or in such agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate of the Dollar Equivalents of all Letters of Credit that remain available for drawing at such time and (b) the aggregate of the Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Fee” has the meaning set forth in Section 2.11(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Leverage Ratio Increase Amount” means, with respect to any new incurrence of Pension Funding Indebtedness on any date, the ratio (rounded upwards, if necessary, to the next 1/10), expressed as a decimal, of (a) the aggregate principal amount of such Pension Funding Indebtedness incurred on such date to (b) the greater of (i) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company and (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on March 31, 2013.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or in Sterling for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the LIBO Rate shall be the Interpolated Rate with respect to such currency as of the Specified Time on the Quotation Day; and provided further that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, assignment by way of security, security interest or other encumbrance on, in or of such asset, including any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted by this Agreement where the consummation of such Permitted Acquisition or other Investment by the Company or any Subsidiary is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Loan Modification Agreements, the Collateral Agreement, the other Security Documents, any letter of credit applications, any agreements between any Borrower and any Issuing Bank regarding such Issuing Bank’s LC Commitment or the respective rights and obligations between each applicable Borrower and such Issuing Bank in connection with the issuance of Letters of Credit, any agreement designating an additional Issuing Bank as contemplated by Section 2.04(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.08(c).

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, each applicable Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Loan Modification Offer” has the meaning set forth in Section 2.21(a).

“Loan Parties” means each Borrower and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Dollar-denominated Borrowing or Letter of Credit, New York City time, and (b) with respect to a Euro-denominated or Sterling denominated Borrowing or Letter of Credit, London time.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Managing Arranger” means J.P. Morgan Chase Bank, N.A., in its capacity as the “left placement” lead arranger and bookrunner for the credit facilities provided for herein.

“Mark-to-Market Pension Accounting” means an accounting methodology, as set forth in Annex A, that records actuarial gains and losses on Plans and Foreign Pension Plans in the year incurred rather than amortizing such gains and losses over time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person (other than an existing Subsidiary of the Company) if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (other than an existing Subsidiary of the Company); provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount of (i) $50,000,000 or more, in the case of Indebtedness or Hedging Agreements of or Guaranteed by the Company or any Subsidiary other than a Foreign Subsidiary and (ii) $75,000,000 or more, in the case of Indebtedness or Hedging Agreements of Foreign Subsidiaries that are not Guaranteed by the Company or any Subsidiary that is not a Foreign Subsidiary. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (i) each IP Subsidiary, (ii) each Domestic Subsidiary that has become a Designated Subsidiary pursuant to a designation by the Company under Section 5.03(b), (iii) any Domestic Subsidiary that directly owns or holds Equity Interests of any Foreign Subsidiary or CFC Holdco that is a Material Subsidiary, (iv) each Domestic Subsidiary (a) the consolidated total assets of which (excluding assets of, and investments in, Foreign Subsidiaries) equal 5% or more of the consolidated total assets of the Company (excluding assets of, and investments in, Foreign Subsidiaries) or (b) the consolidated revenues of which (excluding consolidated revenues attributable to Foreign Subsidiaries) account for 5% or more of the consolidated revenues of the Company (excluding consolidated revenues attributable to Foreign Subsidiaries), and (v) any Foreign Subsidiary or CFC Holdco (a) the consolidated total assets of which equal 5% or more of the consolidated total assets of the Company or (b) the consolidated revenues of which accounts for 5% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that would not constitute Material Subsidiaries shall exceed 15% of the consolidated total assets of the Company or 15% of the consolidated revenues of the Company, then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means the Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Company and the Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NCR Manaus” means NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S.A., a Brazilian corporation.

“NCR Manaus Holdco” means any Subsidiary that directly owns or holds any Equity Interest in NCR Manaus.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Company and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Company and the Subsidiaries as a result thereof and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries and the amount of any reserves established by the

Company and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Company). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets including goodwill, intangible assets and fixed assets such as property, plant and equipment, and investments in debt and equity securities pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof) and (c) any non-cash charges resulting from the application of purchase accounting; provided that Non-Cash Charges shall not include additions in the ordinary course of business to bad debt reserves or bad debt expense, any non-cash charge in the ordinary course of business that results from the write-down or write-off of inventory and any noncash charge that results from the write-down or write-off in the ordinary course of business of accounts receivable or that is taken in the ordinary course of business in respect of any other item that was included in Consolidated Net Income in a prior period.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Investment Grade Date” means the first date, following an Investment Grade Date, on which the Company does not have an Investment Grade Rating.

“Non-Investment Grade Period” means (a) the period commencing on and including the Effective Date to but excluding the first Investment Grade Date, and (b) each period commencing on and including each subsequent Non-Investment Grade Date to but excluding the next succeeding Investment Grade Date.

“Non-Significant Subsidiary” means any Subsidiary that is not a Foreign Borrower, a Subsidiary Loan Party or a Material Subsidiary.

“Notes” means senior unsecured (except as contemplated by the definition of “Permitted Escrow Transactions”) notes of the Company or a Permitted Escrow Subsidiary issued and sold to provide a portion of the cash consideration payable for any other Permitted Material Acquisition.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” has the meaning set forth in the Collateral Agreement.

“Original Effective Date” means July 25, 2013, the date on which the Existing Credit Agreement became effective.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Eurocurrency Rate” means, for any day, (a) in respect of any Sterling-denominated amount, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Sterling for an overnight borrowing as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, on such day and (b) in respect of any Euro-denominated amount, the percentage per annum determined by the Banking Federation of the European Union for an overnight borrowing as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and provided further that if the Overnight Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Participant Register” has the meaning set forth in Section 9.04(c).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Funding Indebtedness” means any long-term Indebtedness (other than Indebtedness utilizing the Revolving Commitments or any other revolving or temporary debt facility) permitted under Section 6.01 incurred on or after the Original Effective Date by the Company, any Guarantor or any Subsidiary located in Japan, Germany, the United Kingdom or Switzerland to the extent the proceeds of such Indebtedness are used (i) not later than the 60th day (in respect of contributions to Plans) and not later than the 120th day (in respect of contributions to Foreign Pension Plans) after the receipt of such proceeds (as such time periods may be extended by the Administrative Agent in its sole discretion to accommodate regulatory requirements, obtaining governmental consents or approvals, or obtaining consents or approvals of trustees or plan administrators), to make contributions to one or more Plans and/or Foreign Pension Plans existing on the Original Effective Date that reduce the amount of then-existing unfunded liabilities of such Plan, Foreign Pension Plan, Plans or Foreign Pension Plans, or (ii) to refinance Revolving Loans or other temporary Indebtedness (which, for the avoidance of doubt, will not constitute Pension Funding Indebtedness) the proceeds of which were previously used for the purposes set forth in clause (i), provided that the issuance of such Pension Funding Indebtedness and the use of proceeds thereof to refinance such Revolving Loans or other temporary Indebtedness occurs within one-year after the date of incurrence of such Revolving Loans or other temporary Indebtedness; provided, however, that Pension Funding Indebtedness will not in any event include any such Indebtedness the proceeds of which are used to fund (or to refinance Revolving Loans or other temporary Indebtedness the proceeds of which were used to fund) ongoing annual expenses of any such Plan or Foreign Pension Plan (other than ongoing annual expenses paid out of the assets of any such Plan or Foreign Pension Plan). It is understood and agreed that the Term Loans hereunder, including those made on the Effective Date, will constitute Pension Funding Indebtedness to the extent the proceeds thereof have been used in accordance with the foregoing definition (provided that, notwithstanding the foregoing definition, $80,000,000 of the Term Loans borrowed hereunder, the proceeds of which Term Loans were used to refinance term loans borrowed under the Existing Credit Agreement, shall be deemed Pension Funding Indebtedness).

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Performance Support Instrument” means (a) a performance bond or performance guarantee or a letter of credit (other than a Letter of Credit) issued in lieu of a performance bond or performance guarantee, in each case for the account of and to support the performance obligations of a Foreign Subsidiary, or (b) a letter of credit (other than a Letter of Credit) issued to support obligations of the Company or any Subsidiary permitted pursuant to Section 6.01(ix)(x).

“Permitted Acquisition” means the purchase or other acquisition (including pursuant to two-step transaction such as a tender offer followed by a merger) by the Company or any Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (i) such purchase or acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Company or any Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made) and (v) at the time of and immediately after giving effect to any such purchase or other acquisition, (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Leverage Ratio calculated on a Pro Forma Basis giving effect to such purchase or acquisition shall be not more than 0.25 less than the then applicable ratio under Section 6.12, if such Permitted Acquisition is consummated prior to the Investment Grade Date, or the then applicable ratio under Section 6.12, if such Permitted Acquisition is consummated after the Investment Grade Date, in each case for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b) and (C) in the case of such a purchase or other acquisition for consideration in excess of $50,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (v)(B) above.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.21, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Cash Pooling Arrangement” means a cash management and deposit pooling agreement with a banking entity relating solely to deposit accounts of Foreign Subsidiaries and providing for temporary overdrafts to finance working capital needs of Foreign Subsidiaries, the pooling of funds of Foreign Subsidiaries deposited in linked deposit accounts to repay such overdrafts and the grant of Liens and setoff rights with respect to such deposited funds and linked deposit accounts to secure the repayment of such overdrafts and the payment of related interest and fees to such banking entity; provided that the obligations under any Permitted Cash Pooling Arrangements are not secured by Liens (including set off rights) on or with respect to any assets of the Company or any Loan Party.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, surety bonds, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) assignments by way of security, pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, surety bonds, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(f) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(g) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;

(h) Liens securing or otherwise arising from judgments not constituting an Event of Default under clause (l) of Article VII;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement; and

(j) Liens created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit or bank guarantees.

“Permitted Escrow Funds” means, with respect to any Notes issued prior to the date of consummation of the related Permitted Material Acquisition, the sum of (a) the aggregate cash proceeds received by the Company or a Permitted Escrow Subsidiary from the issuance and sale of such Notes, plus (b) cash in an amount equal to interest accruing on such Notes for the escrow period provided in the escrow agreement applicable to such Notes.

“Permitted Escrow Subsidiary” means a wholly-owned limited purpose Subsidiary of the Company formed solely for the purposes of, and that solely engages in, the issuance of Notes and the Permitted Escrow Transactions with respect to such Notes in connection with a Permitted Material Acquisition; provided that such Permitted Escrow Subsidiary (a) has no assets or liabilities other than (i) cash and Permitted Investments constituting Permitted Escrow Funds with respect to the applicable Notes and (ii) obligations under the applicable Notes or otherwise arising out of the Permitted Escrow Transactions with respect to such Notes and (b) is merged into or consolidated with the Company (with the Company as the surviving Person) substantially contemporaneously with the consummation of such Permitted Material Acquisition, with the Company assuming such Permitted Escrow Subsidiary’s obligations under the applicable Notes upon consummation of such merger or consolidation.

“Permitted Escrow Transactions” means, with respect to any Notes issued prior to the date of consummation of the related Permitted Material Acquisition, (a) the establishment by the Company or a Permitted Escrow Subsidiary of a segregated escrow account under the sole control of the trustee for such Notes or other escrow agent reasonably acceptable to the Administrative Agent, in each case pursuant to an escrow agreement reasonably acceptable to the Administrative Agent, which shall provide for the termination of such escrow and the discharge and release of the related Liens permitted by clause (c) below upon the earliest to occur of the events specified in the proviso in Section 6.02(a)(xx) hereof, (b) the depositing of the Permitted Escrow Funds with respect to such Notes into such escrow account substantially contemporaneously with the issuance of such Notes and (c) the granting by the Company or a Permitted Escrow Subsidiary of a Lien on such escrow account and the Permitted Escrow Funds deposited therein (and any earnings thereon) in favor of the trustee for such Notes, for the ratable benefit of the holders of such Notes.

“Permitted Investments” means Investments in cash equivalents, short-term debt obligations, bank deposits, and other debt and equity securities and obligations that, in each case, constitute “Eligible Securities” under, and otherwise comply with the requirements of, the Company’s current policy on cash and investments set forth on Schedule 1.01B hereto.

“Permitted IP Transfer” means (i) by one or a series of related transactions, the sale, grant of licenses (including exclusive licenses), or transfer of ownership rights (including beneficial ownership rights) or rights to use or otherwise exploit in foreign jurisdictions the Intellectual Property of Radiant Systems, Inc., and its Subsidiaries or any other Person acquired by the Company after the Original Effective Date, in each case to NCR (Bermuda) Holdings LTD, or another Foreign Subsidiary complying with the requirements of clause (x) below and for consideration that may include promissory notes payable over a period not in excess of 10 years and (ii) by one or a series of related transactions, the sale, grant of licenses (including exclusive licenses), or transfer of ownership rights (including beneficial ownership rights) or rights to use or otherwise exploit in foreign jurisdictions the Intellectual Property of the Company or any Domestic Subsidiary to a Foreign Subsidiary; provided that, in the case of sales under this clause (ii), (a) any such sale is made for cash consideration paid by the acquiring Foreign Subsidiary to the Company or such Domestic Subsidiary, as the case may be, at the time of transfer in an amount not less than the fair market value of the Intellectual Property transferred, provided that up to $35,000,000 of such consideration in the aggregate for all Permitted IP Transfers under this clause (ii) can consist of promissory notes that are required to be paid in full not later than the Term Maturity Date and up to $10,000,000 of such consideration can consist of the issuance of Equity Interests of Foreign Subsidiaries and (b) the aggregate, cumulative fair market value of all such transferred Intellectual Property shall not exceed $100,000,000, and provided, further, that in the case of all sales under clause (i) and (ii) of this definition, (x) the acquiring Foreign Subsidiary shall be (A) a Subsidiary of up to, but not including 66 2⁄3% (and in any event at least 65%) of the outstanding voting Equity Interests, and all other Equity Interests, of which shall have been pledged pursuant to the Collateral Agreement or, where the Administrative Agent shall have so reasonably requested in accordance with the Collateral and Guarantee Requirement, a Foreign Pledge Agreement or (B) a direct or indirect wholly owned subsidiary of one or more Foreign Subsidiaries of the type described in the preceding clause (A) or Subsidiary Loan Parties, (y) no Liens (other than Permitted Encumbrances and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties) shall exist on any such transferred Intellectual Property at the time of its transfer and (z) any license (including for the avoidance of doubt any license providing for a declining royalty) of such Intellectual Property or of rights to use such Intellectual Property entered into with or Guaranteed by the Company or any Subsidiary shall be on arms-length terms no less favorable to the Company or such Subsidiary than could be obtained in a transaction with an unaffiliated third party, as determined in good faith by the Company.

“Permitted Material Acquisition” means a Permitted Acquisition that is a Material Acquisition.

“Permitted Unsecured Indebtedness” means Indebtedness of the Company or any Subsidiary Loan Party that (i) is not secured by any collateral (including the Collateral), (ii) does not mature earlier than, and has a weighted average life to maturity no earlier than, 91 days after the Term Maturity Date, (iii) does not provide for any amortization, mandatory prepayment, mandatory redemption or mandatory repurchase (other than upon (x) an asset sale, so long as such requirements permit the prior prepayment of the Term Borrowings with the Net Proceeds of such asset sale, or (y) a change of control) prior to the date that is 91 days after the Term Maturity Date and (iv) is not guaranteed by any Subsidiary that is not a Subsidiary Loan Party; provided that, (a) notwithstanding any failure of any Senior Bridge Loans (or any extended term loans or exchange notes into or for which such Senior Bridge Loans may be converted or exchanged in accordance with the terms thereof) to comply with the requirements set forth in clauses (ii) and (iii) of this definition, such Senior Bridge Loans (and such extended term loans and exchange notes) shall constitute Permitted Unsecured Indebtedness for all purposes under this Agreement so long as (x) such Senior Bridge Loans do not mature prior to the first anniversary of the closing date of the applicable Permitted Material Acquisition and the definitive documentation governing the Senior Bridge Facility contains provisions requiring, on or prior to such maturity date, automatic conversion of the Senior Bridge Loans into extended term loans (and permitting exchange of the Senior Bridge Loans for exchange notes), in each case having a maturity and weighted average life to maturity that comply with the requirements of clause (ii) of this definition, (y) the definitive documentation governing the Senior Bridge Facility (or such extended term loans or exchange notes, as applicable) does not require mandatory prepayment of or any mandatory offer to prepay or repurchase the Senior Bridge Loans (or such extended term loans or exchange notes, as applicable) other than from (I) the Net Proceeds of sales of Equity Interests of the Company and (II) to the extent not required to be applied to the prepayment of Term Borrowings, reinvested or utilized to effect Permitted Acquisitions pursuant to Section 2.10(c), from asset sales or incurrences of

Indebtedness by the Company and its Subsidiaries, and (z) the terms of the Senior Bridge Loans (and such extended term loans and exchange notes) otherwise comply with the requirements of clauses (i) and (iv) of this definition and (b) in the event that any Notes are issued in connection with a Permitted Material Acquisition prior to the date of consummation of such Permitted Material Acquisition, notwithstanding any failure of such Notes to comply with the requirements set forth in clauses (i) and (iii) of this definition solely as a result of the Permitted Escrow Transactions with respect to such Notes and the requirement to prepay or repurchase such Notes with the applicable Permitted Escrow Funds in accordance with the requirements of the proviso in Section 6.02(a)(xx) hereof, such Notes shall constitute Permitted Unsecured Indebtedness for all purposes under this Agreement so long as the terms of such Notes otherwise comply with the requirements of this definition. The term “Permitted Unsecured Indebtedness” shall include the guarantees of Permitted Unsecured Indebtedness by Subsidiaries that are Subsidiary Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates.

“Platform” has the meaning set forth in Section 9.01(d).

“Pledge Agreement” has the meaning set forth in the Collateral Agreement.

“Pledge Effectiveness Period” means (i) the period commencing on the Effective Date and ending on the first Investment Grade Date thereafter and (ii) each subsequent period commencing on a Non-Investment Grade Date and ending on the next following Investment Grade Date.

“Post-Acquisition Period” means, with respect to any Material Acquisition or any Material Disposition, the period beginning on the date such transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any Subsidiary, including any sale or issuance to a Person other than the Company or any Subsidiary of Equity Interests in any Subsidiary, other than (i) Dispositions described in clauses (a) through (h) of Section 6.05, (ii) the Scheduled Dispositions and (iii) other Dispositions resulting in aggregate Net Proceeds not exceeding (A) $25,000,000 in the case of any single transaction or series of related transactions and (B) $50,000,000 for all such transactions during any fiscal year of the Company;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary other than any resulting in aggregate Net Proceeds not exceeding (A) $25,000,000 in the case of any single transaction or series of related transactions and (B) $50,000,000 for all such transactions during any fiscal year of the Company; or

(c) the incurrence by the Company or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the pro forma increase or decrease in Consolidated EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of the assets acquired with the operations of the Company and the Subsidiaries or the applicable Disposition, provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such cost savings will be realizable during the entirety, or such additional costs, as applicable, will be incurred during the entirety of such Test Period, provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such Test Period

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction

(A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of the Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have accrued an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided further that except as specified in the applicable provision requiring Pro Forma Compliance, any determination of Pro Forma Compliance required shall be made assuming that compliance with the financial covenants set forth in Sections 6.12 and 6.13 is required with respect to the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Qualifying Equity Proceeds” means on any date with respect to any expenditure to make a Restricted Payment under Section 6.08(a)(vi) or to make a payment in reliance on Section 6.08(b)(vi), the aggregate amount of Net Proceeds received by the Company in respect of sales and issuances of its Equity Interests (other than Disqualified Equity Interests and other than sales or issuances to directors, officers and employees) during the 270-day period ending on the date of such expenditure, less the amount of all other expenditures made during such period and on or prior to such date (i) for such purposes in reliance on such receipts of Net Proceeds or (ii) representing the use of such Net Proceeds to make Permitted Acquisitions or other Investments (other than Permitted Investments).

“Quotation Day” means, in respect of (a) the determination of the LIBO Rate for any Interest Period for Loans denominated in Dollars, the day that is two Business Days prior to the first day of such Interest Period; (b) the determination of the LIBO Rate for any Interest Period for Loans denominated in Sterling, the first day of such Interest Period; and (c) the determination of the EURIBO Rate for any Interest Period for Loans denominated in Euros, the day which is two Target2 Operating Days prior to the first day of such Interest Period; in each case unless market practice differs for loans in the applicable currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for loans in such currency priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for loans in such currency priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Reaffirmation Documents” means such affirmations, reaffirmations, addenda, amendments or other modifying or confirmatory documents as the Administrative Agent shall deem appropriate in connection with confirming, maintaining and continuing the Guarantees by the Guarantor Loan Parties of the Obligations, and the Liens securing the Obligations, under the Existing Credit Agreement and the Security Documents thereunder as in effect prior to the effectiveness of this Agreement on the Effective Date, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Recipient” has the meaning set forth in Section 2.16(a).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any existing unutilized commitments thereunder and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 180 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Company if the Company shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Company only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Territory” means:

(a) a member state of the European Communities other than Ireland; or

(b) a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland which has the force of law under the procedures set out in section 826(1) of the TCA or, on completion of the procedures set out in section 826(1) of the TCA, will have the force of law.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restored Lender” has the meaning set forth in Section 2.19.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in the Company or any Subsidiary (other than any dividend or other distribution payable solely in Equity Interests of the Company (other than Disqualified Equity Interests) or options to purchase Equity Interests of the Company (other than Disqualified Equity Interests)).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased or established from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,100,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means March 31, 2021.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any country-wide or territory-wide Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Dispositions” means the Dispositions to be effected after the date hereof to the extent set forth in the letters provided to the Administrative Agent prior to the Effective Date.

“Scopus Industrial” means Scopus Industrial S/A, a Brazilian corporation and a wholly owned subsidiary of Scopus Tecnologia.

“Scopus Tecnologia” means Scopus Tecnologia Ltda., a Brazilian limited liability company.

“Screen Rate” means (a) in respect of the LIBO Rate for Dollars or Sterling for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“SEC” means the United States Securities and Exchange Commission.

“Section 956 Impact” means any incremental tax liability resulting or anticipated to result from the application of Section 956 of the Code (determined without regard to any tax attributes), regardless of a CFC’s current or accumulated earning and profits (as defined within Section 312 of the Code).

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Secured Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Secured Performance Support Obligations” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Securitization” means any transaction or series of transactions entered into by the Company and/or Subsidiaries pursuant to which the Company and/or such Subsidiaries sell, pledge, convey or otherwise transfer to a Securitization Vehicle Securitization Assets owned by them, and which Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests and/or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle, in each case in a manner that does not result in the incurrence by the Company and/or such Subsidiaries of any other Indebtedness, including in respect of Guarantees, with recourse to the Company or such Subsidiaries or their assets (other than recourse solely against the Company’s or such Subsidiaries’ retained interest in the limited purpose financing vehicle which finances the acquisition of the relevant financial assets and cash flows or residual values related thereto).

“Securitization Assets” means any accounts receivable owed to or payable to the Company or a Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services of the Company or such Subsidiary, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, and all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with such securitizations of accounts receivable and which are sold, pledged, transferred or otherwise conveyed by the Company or such Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Section 6.05.

“Securitization Vehicle” means (i) a Person that is a wholly owned or an orphaned, bankruptcy remote Subsidiary formed for the purpose of effecting one or more Securitizations and to which the Company and/or Subsidiaries transfer, directly or indirectly, Securitization Assets and which, in connection therewith, issues Third Party Interests and (ii) any special purpose Subsidiary formed for the sole purpose of purchasing Securitization Assets from the Company and/or other Subsidiaries in transactions intended, if customary for such type of transactions, to be “true sales” and selling such Securitization Assets to a Securitization Vehicle of the type referred to in clause (i); provided that any such Securitization Vehicle shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Section 6.05, the issuance of Third Party Interests or other funding of such Securitizations and activities reasonably related thereto.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the IP Security Agreements, the Reaffirmation Documents, the Pledge Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.03 or 5.12 to secure the Obligations.

“Sellers’ Retained Interests” means the debt or equity interests held by a Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by Section 6.05, including any Intercompany Securitization Note or equity received in consideration for the Securitization Assets transferred.

“Senior Bridge Facility” means any senior unsecured bridge loan facility provided by banks and other financial institutions to the Company to provide a portion of the cash consideration payable for a Permitted Material Acquisition.

“Senior Bridge Loans” means any bridge loans incurred in connection with a Permitted Material Acquisition.

“Series” has the meaning set forth in Section 2.20(b).

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a) (solely with respect to the Company, each Foreign Borrower and each Material Subsidiary), 3.02, 3.03(c), 3.03(d) (other than with regard to any agreements governing Indebtedness being repaid in connection with the applicable Limited Condition Acquisition), 3.08, 3.12, 3.14, 3.15 and 3.16 (solely with respect to the use of proceeds).

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness or Restricted Payment that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the

Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans denominated in Dollars shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means lawful currency of the United Kingdom.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.

“Subsequent Maturity Date” has the meaning set forth in Section 2.04(c).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Loan Party” means each Subsidiary that is a “Grantor” or “Guarantor” under and as defined in the Collateral Agreement. Notwithstanding anything to the contrary, no CFC shall be a Subsidiary Loan Party.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system.

“Target2 Operating Day” means any day (other than a Saturday or Sunday) on which both (a) TARGET2 (or, if TARGET2 ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euros and (b) banks in London, England are open for general business.

“Tax Administrative Questionnaire” means a Tax Administrative Questionnaire in a form supplied by the Administrative Agent.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means the Taxes Consolidation Act of Ireland 1997 (as amended).

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments as of the Effective Date is $900,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means March 31, 2021.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Company then last ended.

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than the Company and the Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of Securitization Assets in a Securitization. The amount of any Third Party Interests at any time shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.

“Transaction Costs” means the fees and expenses incurred in connection with the Transactions.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance and use of Letters of Credit under this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant Loan Party, which:

(a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence opposite that Lender’s name in Schedule 1.1(i), and

(i) where the Loan Party is a Loan Party on the date of this Agreement, is filed with HMRC within 30 Business Days after the date of this Agreement; or

(ii) where the Loan Party becomes a Loan Party after the date of this Agreement, is filed with HMRC within 30 Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement; or

(b) where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption Agreement, and

(i) where the Loan Party is a Loan Party on the date such UK Treaty Lender becomes a Lender under this Agreement (“New Lender Date”), is filed with HMRC within 30 Business Days after the New Lender Date; or

(ii) where the Loan Party becomes a Loan Party under this Agreement after the New Lender Date, is filed with HMRC within 30 Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement.

“UK Corporation Tax Act” means the Corporation Tax Act 2009 of the United Kingdom.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a) a Lender:

(i) which is a bank (as defined for the purpose of section 879 of the UK Taxes Act making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK Corporation Tax Act; or

(ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK Taxes Act) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender which is:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act;

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) of that company; or

(c) a UK Treaty Lender.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the UK Corporation Tax Act) of that company.

“UK Taxes Act” means the Income Tax Act 2007 of the United Kingdom.

“UK Treaty Lender” means a Lender which is treated as a resident of a UK Treaty State for the purposes of the Treaty, does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and, subject to the completion of procedural formalities, meets all other conditions in the UK Treaty for full exemption from tax imposed by the United Kingdom.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom, which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unavailability Notice” has the meaning set forth in Section 2.13.

“Unrestricted Cash” means, as of any date, unrestricted cash and cash equivalents owned by the Company and the Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Company or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Company or any Subsidiary (other than to secure the Loan Document Obligations), (b) otherwise segregated from the general assets of the Company and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Company or any Subsidiary (other than to secure the Loan Document Obligations) or (c) held by a Subsidiary that is not wholly-owned or that is subject to restrictions (in the case of foreign laws or approvals of foreign Governmental Authorities applicable to

Foreign Subsidiaries, of which the Company has actual knowledge) on its ability to pay dividends or distributions, provided that Unrestricted Cash on any date will include the pro rata share (based on their relative holdings of Equity Interests entitled to dividends and distributions) of the Company and its wholly-owned Subsidiaries of the Unrestricted Cash of any non-wholly Subsidiary not subject to such restrictions. It is agreed that cash and cash equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Company or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.16(f)(ii)(D)(2).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/122); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) references to “the date hereof” and “the date of this Agreement” shall be deemed to refer to the Effective Date.

(b) In this Agreement, where it relates to a Dutch entity, a reference to:

(i) a necessary action to authorise, where applicable, includes without limitation:

(A) any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(B) obtaining unconditional positive advice (advies) from each competent works council and, if such advice is not unconditional, confirmation from the Company that the conditions set by the works’ council are and will be complied with;

(ii) a winding-up, administration or dissolution includes a Dutch entity being:

(A) declared bankrupt (failliet verklaard);

(B) dissolved (ontbonden);

(iii) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(iv) an administrator includes a bewindvoerder;

(v) a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(vi) an attachment includes a beslag.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), or under any similar accounting standard, to value any Indebtedness of the Company or any Subsidiary at “fair value” or any similar valuation standard, as defined therein, and (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For purposes of the foregoing, any change by the Company in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.

(b) For purposes of this Agreement, the treatment of “Capital Lease Obligations” and other lease obligations will be in accordance with GAAP as in effect on the Effective Date, notwithstanding any change occurring after the Effective Date in GAAP or in the application thereof with respect thereto.

(c) For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Material Acquisition or Material Disposition occurs, Consolidated EBITDA, the Leverage Ratio and Interest Coverage Ratio shall be calculated with respect to such period and with respect to such Material Acquisition or Material Disposition on a Pro Forma Basis.

Notwithstanding the foregoing, none of the Company, the Administrative Agent and the Required Lenders may give a notice requesting any amendment pursuant to clause (i) of the proviso to the first sentence of this Section in respect of the proposed or actual adoption by the Company of Mark-to-Market Pension Accounting as permitted by Accounting Standards Codification (ASC) 715-30, unless the accounting principles or application thereof proposed to be adopted or adopted, as the case may be, or the consequences of such adoption, differ materially from those described in the definition of “Mark-to-Market Pension Accounting” herein, including the description set forth in Annex A.

SECTION 1.05. Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Currency Translation. (a) The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in Euros or Sterling as of the date of the issuance thereof and as of each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the earlier of the next required calculation thereof pursuant to this Section 1.06(a) and the next calculation thereof pursuant to Section 1.06(c).

(b) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in Euros or Sterling as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the Dollar Equivalent of such Borrowing until the earlier of the next required calculation thereof pursuant to this Section 1.06(b) and the next calculation thereof pursuant to Section 1.06(c).

(c) The Administrative Agent may, at its election, determine the Dollar Equivalent of any Borrowing or Letter of Credit denominated in Euros or Sterling on any other Business Day.

(d) The Administrative Agent shall notify the Borrowers, the applicable Lenders and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

(e) Notwithstanding any other provision of this Agreement, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of calculating the Leverage Ratio and the Interest Coverage Ratio at the exchange rates then used by the Company in its financial statements.

(f) Where the permissibility of a transaction (other than the issuance or incurrence of Indebtedness, which shall be subject to the following paragraph (g)), depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any amount in respect of such transaction stated in another currency shall be translated to Dollars at the Exchange Rate then in effect at the time such transaction is entered into and the permissibility of actions taken hereunder shall not be affected by subsequent fluctuations in exchange rates.

(g) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant Exchange Rate in effect on the date such Indebtedness was incurred, in the case of Indebtedness (other than revolving credit debt), or on the date when the commitments thereunder are first available to be drawn, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a currency other than Dollars, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased except by an amount no greater than accrued and unpaid interest thereon and any existing unutilized commitments thereunder and any reasonable fees, premium and expenses related thereto. The principal amount in Dollars of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different foreign currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated by the Administrative Agent based on the Exchange Rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

SECTION 1.07. Borrower Agent. Each Foreign Borrower hereby appoints the Company as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Loan Document Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender, and each Foreign Borrower releases the Company from any restrictions on representing several Persons and self-dealing under any applicable Requirements of Law (the Company, acting on its behalf and on behalf of any Foreign Borrower pursuant to such agency, the “Borrower Agent”). The Company hereby accepts such appointment as representative and agent of each Foreign Borrower. Notwithstanding any other provision of this Agreement:

(a) the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request or any Interest Election Request) delivered on behalf of a Foreign Borrower by the Borrower Agent;

(b) the Administrative Agent, the Issuing Banks and the Lenders may give any notice to or make any other communication with any Foreign Borrower hereunder to or with the Borrower Agent;

(c) the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents; and

(d) each Foreign Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.

SECTION 1.08. Obligations Joint and Several. Each agreement in any Loan Document by any Foreign Borrower to make any payment, to take any action or otherwise to be bound by the terms thereof is a joint and several agreement of all the Foreign Borrowers, and each obligation of any Foreign Borrower under any Loan Document shall be a joint and several obligation of all the Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, no Foreign Borrower shall be jointly and severally liable with the Company or any Domestic Subsidiary for any Obligation pursuant to any Loan Document.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan in Dollars to the Company on the Effective Date in an aggregate principal amount not exceeding its Term Commitment and (b) to make Revolving Loans denominated in Dollars, Euros or Sterling to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment or (iii) the Foreign Borrower Exposure exceeding $400,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans, as the applicable Borrower, or the Borrower Agent on its behalf, may request in accordance herewith, (ii) each Borrowing denominated in Euros or Sterling shall be comprised entirely of Eurocurrency Loans and (iii) each Borrowing by a Foreign Borrower shall be comprised entirely of Eurocurrency Loans; provided that all Borrowings made on the Effective Date must be made by the Company as ABR Borrowings unless the applicable Borrower, or the Borrower Agent on its behalf, shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.15 to the Lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Eurocurrency Borrowing denominated in Euros or Sterling may be in the amount that is required to finance the reimbursement of an LC Disbursement denominated in such currency as contemplated by Section 2.04(f) or in an amount that is equal to the difference between $400,000,000 and the Foreign Borrower Exposure prior to giving effect to such Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement denominated in Dollars as contemplated by Section 2.04(f). Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower, or the Borrower Agent on its behalf, shall notify the Administrative Agent of such request by delivery of an executed written Borrowing Request (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 10:00 a.m., Local Time, two Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euros or Sterling, not later than 10:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the day of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable, shall be delivered by hand, electronic mail or facsimile to the Administrative Agent and shall specify the following information in compliance with Section 2.02:

(i) the Borrower of such Borrowing;

(ii) whether the requested Borrowing is to be a Term Borrowing, an Incremental Term Borrowing of a particular Series or a Revolving Borrowing;

(iii) the currency and aggregate amount of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then, if the specified currency of such Borrowing is (a) Dollars, the requested Borrowing shall be an ABR Borrowing, and (b) Euros or Sterling, the requested Borrowing shall be a Eurocurrency Borrowing. If no currency is specified with respect to any requested Revolving Loan, the applicable Borrower shall be deemed to have specified Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of seven days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in Dollars, Euros or Sterling and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the applicable Borrower. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Borrowers shall not request, and no Issuing Bank shall have any obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the applicable Borrower, or the Borrower Agent on its behalf, shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower, or the Borrower Agent on its behalf, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed to by such Issuing Bank), (iii) the Revolving Exposure of any Lender will not exceed such Lender’s Revolving Commitment and (iv) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment. The Company may, at any time and from time to time, reduce the LC Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the LC Commitment of any Issuing Bank if, after giving effect to such reduction, the conditions set forth in clause (ii) above shall not be satisfied. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law, rule or regulation applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) unless otherwise consented to by the applicable Issuing Bank and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the applicable Borrower, or the Borrower Agent on its behalf, and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; and provided further that if there exist any Incremental Revolving Commitments having a maturity date later than the Revolving Maturity Date (the “Subsequent Maturity Date”), then, so long as the aggregate LC Exposure in respect of Letters of Credit expiring after the Revolving Maturity Date will not exceed the lesser of $50,000,000 and the aggregate amount of such Incremental Revolving Commitments, the applicable Borrower, or the Borrower Agent on its behalf, may request the issuance of a Letter of Credit that shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Subsequent Maturity Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the fifth Business Day prior to the Revolving Maturity Date (or the Subsequent Maturity Date) but on or before the date that is 90 days after the Revolving Maturity Date (or the Subsequent Maturity Date), provided that each Borrower hereby agrees that it shall in the case of any such Letter of Credit issued for its account provide cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit to the applicable Issuing Bank at least five Business Days prior to the Revolving Maturity Date (or the Subsequent Maturity Date, if applicable), which such amount shall be (A) deposited by the applicable Borrower in an account with and in the name of such Issuing Bank and (B) held by such Issuing Bank for the satisfaction of the applicable Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the fifth Business Day prior to the Revolving Maturity Date (or the Subsequent Maturity Date, as applicable) shall, to the extent of any undrawn amount remaining thereunder on the Revolving Maturity Date (or the Subsequent Maturity Date, if applicable), cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Revolving Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such

Letter of Credit and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02.

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the applicable Borrower, or the Borrower Agent on its behalf, by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement is made, not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the applicable Borrower, or the Borrower Agent on its behalf, receives notice of such LC Disbursement; provided that, if the amount of such LC Disbursement is not greater than the amount then available to be borrowed as a Revolving Borrowing by the applicable Borrower, the applicable Borrower, or the Borrower Agent on its behalf, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Borrowing, in an amount equal to the amount of such LC Disbursement and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing. If the applicable Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the applicable Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the applicable Borrower in the applicable currency, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in Dollars, at the rate per annum then applicable to ABR Revolving Loans, and (ii) in the case of any LC Disbursement denominated in Euros or Sterling, at the Overnight Eurocurrency Rate plus the Applicable Rate then applicable to Eurocurrency Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers or the Borrower Agent receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portion of the LC Exposure attributable to each Letter of Credit issued for the account of such Borrower and outstanding on such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (i) or (j) of Article VII. Amounts payable under the preceding sentence in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19. Each such deposit by any Borrower shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made as mutually agreed by the Administrative Agent and the applicable Borrower, or the Borrower Agent on its behalf, and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of a Majority in Interest of the Revolving Lenders), be applied to satisfy other obligations of the applicable Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n) Tax Matters. Notwithstanding anything to the contrary herein, no CFC shall be responsible for the reimbursement of LC Disbursements, the payment of interest thereon, and the payment of fees due under Section 2.11(b) with respect thereto, to the extent that the applicable Letter of Credit was issued for the account of the Company or any Domestic Subsidiary.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account of such Borrower maintained with the Administrative Agent and designated by the applicable Borrower, or the Borrower Agent on its behalf, in the applicable Borrowing Request or, in the case of any Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), to the Issuing Bank specified by the applicable Borrower, or the Borrower Agent on its behalf, in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower, or the Borrower Agent on its behalf, may elect to continue such Borrowing or, in the case of a Borrowing denominated in Dollars, to convert such Borrowing to a Borrowing of a different Type and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower, or the Borrower Agent on its behalf, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower, or the Borrower Agent on its behalf, shall notify the Administrative Agent of such election by delivery of an executed written Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable, shall be delivered by hand, electronic mail or facsimile to the Administrative Agent and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of seven days’ duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of seven days, (ii) in the case of a Revolving Borrowing denominated in Dollars, be converted to an ABR Borrowing, and (iii) in the case of a Revolving Borrowing denominated in Euros or Sterling, be continued as a Borrowing of the same Type with an Interest Period of seven days’ duration. Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date, and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 12:00 noon, Local Time, on the effective date of such termination or reduction, specifying the effective date thereof; provided that, at any time when there are Eurocurrency Revolving Borrowings outstanding, in the case of any reduction of the Revolving Commitments to be made within the last two Business Days of any Interest

Period, such notice shall be required to be delivered not later than 12:00 noon, Local Time, two Business Days before the date of such reduction; and provided further that if a Borrower delivers an Interest Election Request in respect of the conversion or continuation of any Borrowing, such reduction shall not become effective until the Interest Period applicable to such Borrowing at the time such Interest Election Request is delivered has expired. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower (severally and not jointly; provided that each Foreign Borrower is jointly and severally liable for the Foreign Borrower Obligations) hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender to such Borrower on the Revolving Maturity Date and (ii) the Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Amortization of Term Loans. (a) The Company shall repay Term Borrowings on the last day of each September, December, March and June, beginning with June 30, 2016 and ending with the last such day to occur prior to the Term Maturity Date, and on the Term Maturity Date, in an aggregate principal amount for each such date equal to the amount set forth opposite such date in the table below (as such amount may be adjusted pursuant to the next following sentence and paragraph (c) of this Section):

Schedule Repayment Date	Repayment Amount
June 30, 2016	$11,250,000
September 30, 2016	$11,250,000
December 31, 2016	$11,250,000
March 31, 2017	$11,250,000
June 30, 2017	$11,250,000
September 30, 2017	$11,250,000
December 31, 2017	$11,250,000
March 31, 2018	$11,250,000
June 30, 2018	$16,875,000
September 30, 2018	$16,875,000
December 31, 2018	$16,875,000
March 31, 2019	$16,875,000
June 30, 2019	$22,500,000
September 30, 2019	$22,500,000
December 31, 2019	$22,500,000
March 31, 2020	$22,500,000
June 30, 2020	$22,500,000
September 30, 2020	$22,500,000
December 31, 2020	$22,500,000
Term Maturity Date	$585,000,000

Notwithstanding the foregoing, if the aggregate principal amount of the Term Loans borrowed on the Effective Date is less than $900,000,000, then the scheduled amortization payments in the table above will be automatically reduced on a pro rata basis by multiplying such amounts by a percentage, the numerator of which is the aggregate amount of such Term Borrowings so made and the denominator of which is $900,000,000. The Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (c) of this Section or pursuant to such Incremental Facility Agreement).

(b) To the extent not previously paid, (i) all Term Loans shall be due and payable on the Term Maturity Date and (ii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(c) Any prepayment of a Term Borrowing of any Class shall be applied, first, in direct order to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section during the next eight fiscal quarters following the date of such prepayment, and, then, to reduce the remaining subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably based on the amount of such scheduled repayments; provided that any prepayment of a Term Borrowing of any Class made pursuant to Section 2.10(a) shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to this Section as directed by the Company. In the event that Term Loans of any Class are converted into a new Class of Term Loans pursuant to a Permitted Amendment effected pursuant to Section 2.21, then the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section will not be reduced or otherwise affected by such transaction (except to the extent that the final scheduled payment shall be reduced thereby).

(d) Prior to any repayment of any Term Borrowings of any Class under this Section, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.10. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that (i) other than as a result of any revaluation of the Dollar Equivalent of any Borrowing or Letter of Credit in accordance with Section 1.06, (A) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess or (B) the Foreign Borrower Exposure exceeds $400,000,000, the Borrowers shall prepay Revolving Borrowings in an aggregate amount such that after giving effect to such prepayments, the Foreign Borrower Exposure shall not exceed $400,000,000 or (ii) as a result of any revaluation of the Dollar Equivalent of any Borrowing or Letter of Credit pursuant to Section 1.06, (x) the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.04(i)) in an aggregate amount equal to such excess) or (y) the Foreign Borrower Exposure exceeds $420,000,000, the Borrowers shall prepay Revolving Borrowings in an aggregate amount such that after giving effect to such prepayments, the Foreign Borrower Exposure shall not exceed $420,000,000.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment

Event”, within five Business Days after such Net Proceeds are received), prepay Term Borrowings in an amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within one year after receipt of such Net Proceeds to acquire, repair or restore assets to be used or useful in the business of the Company or the Domestic Subsidiaries (or in the case of Prepayment Events of Foreign Subsidiaries, of any Subsidiaries), or to consummate any Permitted Acquisition of Persons that will become, or assets that will be held by, Domestic Subsidiaries (or in the case of Prepayment Events of Foreign Subsidiaries, that will become Subsidiaries or be held by any Subsidiaries) permitted hereunder (but not of other Persons), and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such one-year period (or within a period of 180 days thereafter if by the end of such initial one-year period the Company or one or more Domestic Subsidiaries (or, to the extent permitted above, Foreign Subsidiaries) shall have entered into an agreement with a third party to acquire, repair or restore such assets, or to consummate such Permitted Acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d) In the event and on each occasion that, as a result of the receipt of any cash proceeds by the Company or any Subsidiary in connection with any Disposition of any asset or any other event, the Company or any other Loan Party would be required by the terms of any Indebtedness that is Subordinated Indebtedness with respect to the Loan Document Obligations (or any Refinancing Indebtedness in respect thereof) to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any such Subordinated Indebtedness (or such Refinancing Indebtedness) or any other Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Company shall, if and to the extent it would reduce, eliminate or satisfy any such requirement, (i) prepay Term Borrowings or (ii) use such cash proceeds to acquire assets in one or more transactions permitted hereby.

(e) Prior to any optional or mandatory prepayment of Borrowings under this Section, the applicable Borrower, or the Borrower Agent on its behalf, shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class are outstanding, the Company shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class.

(f) The applicable Borrower, or the Borrower Agent on its behalf, shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder not later than 12:00 noon, Local Time, on the date of such prepayment; provided that, in the case of any prepayment of Eurocurrency Loans to be made within the last two Business Days of the Interest Period relating to such Eurocurrency Loan, such notice shall be required to be delivered not later than 12:00 noon, Local Time, two Business Days before the date of prepayment; and provided further that if a Borrower delivers an Interest Election Request in respect of the conversion or continuation of any Borrowing, such Borrowing shall not be prepaid until the Interest Period applicable to such Borrowing at the time such Interest Election Request is delivered has expired. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 together with any additional amounts required pursuant to Section 2.15.

(g) Notwithstanding the foregoing, the Company shall not be required to prepay any Term Borrowings with any Foreign Source Prepayment to the extent the repatriation to the Company of such Foreign Source Prepayment (i) would result in a material tax liability to the Company or any of its Subsidiaries, (ii) is prohibited or restricted by any applicable Requirement of Law or (iii) would conflict with the fiduciary duties of any director, officer or employee of the applicable Foreign Subsidiary, then such Foreign Source Prepayment shall not be required to prepay any Term Borrowings pursuant to Section 2.10(c); provided that, if such repatriation would no longer result in a material tax liability to the Company or any of its Subsidiaries, be prohibited or restricted by any applicable Requirement of Law or conflict with the fiduciary duties of any director, officer or employee of the applicable Foreign Subsidiary, then such an amount equal to such Foreign Source Prepayment shall be promptly repatriated to the Company and such proceeds shall thereafter be applied to the repayment of Term Borrowings pursuant to Section 2.10(c); and provided further that in the case of any Prepayment Event in respect of which the Net Proceeds are less than $20,000,000, no prepayment shall be required to be made in respect of any Net Proceeds as to which such repatriation would continue to result in a material tax liability to the Company or any of its Subsidiaries, be prohibited or restricted by any applicable Requirement of Law or conflict with the fiduciary duties on the date 365 days following such Prepayment Event.

SECTION 2.11. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. In addition, if, as contemplated by Section 2.04(c), any Letter of Credit is cash collateralized and remains outstanding after the Revolving Maturity Date (or Subsequent Maturity Date, as the case may be), the applicable Borrower will pay a fee (an “LC Fee”) to the Issuing Bank in respect of such Letter of Credit which shall accrue at the Applicable Rate that would be used to determine the interest rate applicable to Eurocurrency Revolving Loans (assuming such Loans were outstanding during such period) on the daily amount of the LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Revolving Maturity Date (or Subsequent Maturity Date, as the case may be) but excluding the date on which such Issuing Bank ceases to have any LC Exposure in respect of such Letter of Credit. Participation fees, fronting fees and other fees payable to an Issuing Bank in respect of its Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees (other than LC Fees) shall be payable on the date on which the Revolving Commitments terminate and any such fees, including LC Fees, accruing after the date on which the Revolving Commitments terminate shall be payable on demand and, in the case of LC Fees and fronting fees accruing after the Revolving Maturity Date (or Subsequent Maturity Date, as applicable), on the date on which the relevant Issuing Bank ceases to have LC Exposure in respect of the Letter of Credit in respect of which such fees are payable. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees, LC Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.12.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days(or 366 days in a leap year) and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) If as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason (excluding for the avoidance of doubt any restatement of or other adjustment to the financial statements of the Company with respect to the initial adoption by the Company of Mark-to-Market Pension Accounting as described in Annex A), the Company or the Administrative Agent determines that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in a higher Applicable Rate for any period, the Company shall be obligated to pay to the Administrative Agent, for the accounts of the applicable Lenders and Issuing Banks, promptly on demand by the Administrative Agent (or after the occurrence of any Event of Default under Article VII (i) or (j) with respect to any Borrower, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank) an amount equal to the excess of the interest and fees (including participation fees with respect to Letters of Credit and LC Fees, as applicable) that should have been paid for such period over the amount of interest and fees actually paid for such period. The Company’s obligations under this paragraph (f) shall survive the termination of the Commitments and the repayment of the other Obligations hereunder for a period of 90 days.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof (an “Unavailability Notice”) to the applicable Borrower, or the Borrower Agent on its behalf, and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies such Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) in the case of Borrowings denominated in Dollars, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be treated as a request for an ABR Borrowing, and (iii) in the case of Borrowings denominated in Euros or Sterling, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest that shall apply to such Borrowing shall be such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate then in effect for Eurocurrency Loans. If an Unavailability Notice is delivered in respect of any Borrowing, the applicable Borrower, or the Borrower Agent on its behalf, may elect by notice to the Administrative Agent to revoke its request that such Borrowing be made or continued, in which event Section 2.15 shall not apply (except that Lenders shall be entitled to receive their actual out-of-pocket losses, costs and expenses, if any, in connection with such Borrowing not being made or continued).

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the applicable Borrower will pay to such

Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered; provided that the Company shall not be liable for such compensation (A) unless such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities or (B) if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender or Issuing Bank, the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Company shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto other than as a result of a failure to fund when the conditions precedent are met, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by any Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower, or the Borrower Agent on its behalf, pursuant to Section 2.18 or pursuant to Section 2.20(e), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the applicable Borrower, or the Borrower Agent on its behalf, and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by a Loan Party under this Agreement or any other Loan Document, whether to the Administrative Agent, any Lender or Issuing Bank or any other Person to which any such payment is owed (each of the foregoing being referred to as a “Recipient”), shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Agreement, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall (severally and not jointly; provided that each Foreign Borrower is jointly and severally liable for the Foreign Borrower Obligations) indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 20 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, the Administrative Agent shall be indemnified only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to each Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by a Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of a Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the applicable Borrower, or the Borrower Agent on its behalf, and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to each Borrower and the Administrative Agent (in such number of copies as is reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the applicable Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax or reporting requirements imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold or to report from such payment. Solely for purposes of this Section 2.16(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g) Additional United Kingdom Tax Matters. (i) Subject to (ii) below, each Lender and each Loan Party which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a UK Tax Deduction, including making and filing an appropriate application for relief under an applicable UK Treaty.

(ii) A UK Treaty Lender that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence: (A) where the UK Treaty Lender is a Lender on the date of this Agreement, in such Lender’s Tax Administrative Questionnaire; or (B) where the UK Treaty Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption, and upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above but for the avoidance of doubt that UK Treaty Lender shall have an obligation to cooperate further with the relevant Credit Party in accordance with Section 2.16(g)(iii).

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(A) a Loan Party making a payment to such Lender has not made a UK Borrower DTTP Filing in respect of such Lender; or

(B) a Loan Party making a payment to such Lender has made a UK Borrower DTTP Filing in respect of such Lender but:

(1) such UK Borrower DTTP Filing has been rejected by HMRC; or

(2) HMRC has not given such Loan Party authority to make payments to such Lender without a UK Tax Deduction within 30 Business Days of the date of such UK Borrower DTTP Filing;

and in each case, the relevant Loan Party has notified that Lender in writing of either (1) or (2) above, then such Lender and such Loan Party shall co-operate in completing any additional procedural formalities necessary for such Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Loan Party shall make a UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) Each Loan Party shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of such UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) A Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender (A) in the case of a Lender that is a Lender on the date of this Agreement, gives a UK Tax Confirmation to the Company by entering into the Agreement; and (B) in the case of a Lender that becomes a Lender after the date of this Agreement, shall give a Tax Confirmation to the Company in the Assignment and Assumption that it executes. A Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation; provided that the Lender shall, where such change occurs as a result of a change in law, promptly notify the Company and the Administrative Agent on becoming aware of that change.

(vii) Each Lender shall indicate, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, whether it is:

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (that is not a UK Treaty Lender); or

(C) a UK Treaty Lender,

in (x) where the Lender is a Lender on the date of this Agreement, such Lender’s Tax Administrative Questionnaire; or (y) where the Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption Agreement. If a Lender fails to indicate its status in accordance with this Section 2.16(g)(vii)) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies Company and the Administrative Agent. For the avoidance of doubt, an Assignment and Assumption Agreement shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(vii). Each Lender shall promptly notify the Company and the Administrative Agent if it has ceased to be a UK Qualifying Lender; provided that the Lender shall, where that Lender ceases to be a UK Qualifying Lender as a result of a change in law, promptly notify the Company and the Administrative Agent on becoming aware of it ceasing to be a UK Qualifying Lender.

(viii) Each UK Treaty Lender shall notify the Company and the Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of a UK Treaty with respect to payments made by any UK Borrower hereunder.

(h) Additional Irish Withholding Tax Matters.

(i) Each Lender and each Irish Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such Irish Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of Ireland, including making and filing an appropriate application for relief under an applicable Irish Treaty and the provision by the Lender to each Irish Borrower of such authorization granted by the Revenue Commissioners of Ireland entitling the Irish Borrower to pay such Lender without withholding or deduction for Taxes imposed under the laws of Ireland.

(ii) Each Lender shall indicate, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, whether it is:

(A) not an Irish Qualifying Lender;

(B) an Irish Qualifying Lender (that is not an Irish Treaty Lender); or

(C) an Irish Treaty Lender,

in (x) where the Lender is a Lender on the date of this Agreement, such Lender’s Tax Administrative Questionnaire or (y) where the Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption Agreement. If a Lender fails to indicate its status in accordance with this Section 2.16(h)(ii)) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not an Irish Qualifying Lender until such time as it notifies Company and the Administrative Agent. For the avoidance of doubt, an Assignment and Assumption Agreement and shall not be invalidated by any failure of a Lender to comply with this Section 2.16(h)(ii). Any Lender that ceases to be an Irish Qualifying Lender shall promptly notify the Administrative Agent and the Borrowers; provided that the Lender shall, where that Lender ceases to be an Irish Qualifying Lender as a result of a change in law, promptly notify the Company and the Administrative Agent on becoming aware of it ceasing to be an Irish Qualifying Lender.

(iii) Each UK Treaty Lender shall notify the Company and the Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an Irish Treaty with respect to payments made by any Irish Borrower hereunder.

(i) Additional Dutch Withholding Tax Matters. (i) Each Lender and each Dutch Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such Dutch Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the Netherlands.

(ii) Each Lender shall notify the Dutch Borrower and Administrative Agent if such Lender determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the Netherlands is a party with respect to payments made by any Dutch Borrower hereunder.

(j) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid to such Recipient pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k) (i) All amounts expressed to be payable under a Loan Document by any party to a Loan Document (a “Party”) to a Lender or Administrative Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent to any Party under a Loan Document and such Lender or Administrative Agent is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender or Administrative Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Administrative Agent must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent (the “Supplier”) to any other Lender or Administrative Agent (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify a Lender or Administrative Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender or Administrative Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Administrative Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.16(k) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member of the European Union).

(v) In relation to any supply made by a Lender or Administrative Agent to any Party under a Loan Document, if reasonably requested by such Lender or Administrative Agent, that Party must promptly provide such Lender or Administrative Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender or Administrative Agent’s VAT reporting requirements in relation to such supply.

(l) Issuing Bank. For purposes of this Section 2.16, the term “Lender” shall include each Issuing Bank.

(m) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time, in the case of any payment in respect of a Loan or an LC Disbursement, and prior to 12:00 noon, New York City time, in the case of any other payment), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16, 2.22 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative

Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan denominated in Euros or Sterling or of any breakage indemnity under Section 2.15 in respect of any such Loan shall be made in the currency in which such Loan is denominated. All other payments required to be made by any Loan Party under any Loan Document shall be made in Dollars except that any amounts payable under Section 2.14, 2.15, 2.16, 2.22 or 9.03 (or any indemnification or expense reimbursement provision of any other Loan Document) that are invoiced in a currency other than Dollars shall be payable in the currency so invoiced.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Term Loans at different times as a result of Permitted Amendments effected under Section 2.21), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower, or the Borrower Agent on its behalf, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(d), 2.04(f), 2.05(b), 2.17(c), 2.17(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14 or 2.22, or if a Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of such Borrower or the Borrower Agent) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.22, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14 or 2.22, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or 2.22 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph (c), the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated disregarding the Revolving Commitments of the Defaulting Lenders at such time) but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under

Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.19(c), and participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the applicable Borrower, or the Borrower Agent on its behalf, or such Revolving Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (a “Restored Lender”), then the LC Exposure of the Revolving Lenders shall be reallocated in accordance with their Applicable Percentages and on such date such Restored Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Restored Lender to hold such Loans in accordance with its Applicable Percentage (with the term “Applicable Percentage” meaning, with respect to any Lender for purposes of reallocations to be made pursuant to this paragraph, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at the time of such reallocation calculated including the Revolving Commitment of such Restored Lender but disregarding the Revolving Commitments of the Defaulting Lenders at such time).

Subject to Section 9.20 no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.20. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, in an aggregate amount for all such Incremental Commitments not in excess of the greater of (A) $150,000,000 and (B) such amount as would not (x) during any Non-Investment Grade Period, cause the Secured Leverage Ratio, computed on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended prior to the effective date of the relevant Incremental Facility Agreement in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), to exceed, 2.50 to 1.00 and (y) at any time other than during a Non-Investment Grade Period, cause the Leverage Ratio, computed on a Pro Forma Basis as described in clause (B)(x) above, to exceed a ratio 0.50 less than the then applicable ratio under Section 6.12; provided that for purposes of the pro forma calculations required by clauses (A) and (B) above, the Revolving Commitments (including, if applicable, any Incremental Revolving Commitments that would become effective in connection with the requested Incremental Facility) shall be assumed to be fully drawn. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank.

(b) The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be, except as otherwise set forth herein, identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that (i) the maturity date of any Incremental Revolving Commitments shall be no sooner than, but may be later than, the Revolving Maturity Date, (ii) there shall be no mandatory reduction of any Incremental Revolving Commitments prior to the Revolving Maturity Date and (iii) the up-front fees applicable to any Incremental Revolving Facility shall be as determined by the Company and the Incremental Revolving Lenders providing such Incremental Facility. The terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Term Commitments and the Term Loans; provided that (i) the up-front fees, interest rates and amortization schedule applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Company and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) the weighted average life to maturity of any

Incremental Term Loans shall be no shorter than, but may be longer than, the remaining weighted average life to maturity of the Terms Loans and (iii) no Incremental Term Loan Maturity Date shall be earlier than, but may be later than, the Term Maturity Date. Notwithstanding the foregoing, the terms and conditions applicable to an Incremental Facility may include additional or different financial or other covenants or other provisions that are agreed between the Company and the Lenders providing such Incremental Facility which are applicable only during periods after the latest Maturity Date that is in effect on the date of effectiveness of such Incremental Facility. Any Incremental Term Facilities established pursuant to an Incremental Facility Agreement (other than any Incremental Term Facilities having terms identical to the Term Loans made on the Effective Date) that have identical terms, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement. Notwithstanding anything to the contrary herein, each Incremental Facility and all extensions of credit thereunder shall be secured by the Collateral on a pari passu basis with the other Loan Document Obligations.

(c) The Incremental Commitments and Incremental Facilities relating thereto shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and Incremental Facilities and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, provided that, in the case of Incremental Term Commitments established to finance a Limited Condition Acquisition, except with respect to the requirement that there not have occurred and be continuing any Default under paragraph (a) or (b) of Article VII or any Default with respect to any Borrower under paragraph (i) or (j) of Article VII (which must be true both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans thereunder to be made on the date of effectiveness thereof), any condition set forth in this clause (i) may, at the Company’s option, as set forth in the applicable Incremental Facility Agreement, be tested at the signing of the agreement to make such Limited Condition Acquisition or on the date of effectiveness of such Incremental Term Commitments, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be made and shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, provided that, in the case of Incremental Term Commitments established to finance a Limited Condition Acquisition, the condition set forth in this clause (ii) may, at the Company’s option, be modified in a manner determined by the Company and the Incremental Lenders providing such Incremental Term Loan Commitments, as set forth in the applicable Incremental Facility Agreement, such that the only representations and warranties the accuracy of which is a condition to the effectiveness of such Incremental Term Commitments are the Specified Representations and the Acquired Company Representations, (iii) after giving effect to such Incremental Commitments and the making of Loans pursuant thereto and the use of proceeds thereof (and based on the assumption that borrowings are effected in the full amount of any Incremental Revolving Commitments), the Company shall be in compliance on a Pro Forma Basis with the covenants contained in Section 6.12 and Section 6.13 recomputed as of the last day of the most-recently ended fiscal quarter of the Company for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b), provided that, in the case of Incremental Term Commitments established to finance a Limited Condition Acquisition, the condition set forth in this clause (iii) may, at the Company’s option, as set forth in the applicable Incremental Facility Agreement, be tested at the signing of the agreement to make such Limited Condition Acquisition or on the date of effectiveness of such Incremental Term Commitments, (iv) the Company shall make any payments required to be made pursuant to Section 2.15 in connection with such Incremental Commitments and the related transactions under this Section and (v) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, including a certificate of a Financial Officer to the effect set forth in clauses (i), (ii) and (iii) above, together with reasonably detailed calculations demonstrating compliance with clause (iii) above. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, provided that to the extent that any term of any such amendment could not be approved as an amendment of this Agreement by the Lenders providing such Incremental Commitments voting a single Class without the approval of any other Lender, such amendment will be subject to the approval of the requisite Lenders required under this Agreement.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.20(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(e).

SECTION 2.21. Loan Modification Offers. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by each applicable Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, stockholder resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.

SECTION 2.22. Additional Reserve Costs. (a) If and for so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans, provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.14) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(b) If and for so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements addressed by Section 2.22(a)) in respect of any of such Lender’s Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans, provided that no Lender may request the payment of any amount under this paragraph to the extent resulting from a requirement imposed (other than as provided in Section 2.14) on such Lender by any Governmental Authority (and not on Lenders or any class of Lenders generally) in respect of a concern expressed by such Governmental Authority with such Lender specifically, including with respect to its financial health.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower, or the Borrower Agent on its behalf, (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the applicable Borrower, or the Borrower Agent on its behalf, by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.

SECTION 2.23. Foreign Borrowers. (a) The Company may, upon not less than ten (10) Business Days’ written notice (or such shorter period as may be agreed by the Administrative Agent) to the Administrative Agent and the Revolving Lenders, request that the Revolving Lenders approve the designation of any Subsidiary (an “Applicant Borrower”) that is a wholly-owned Foreign Subsidiary of the Company as a Foreign Borrower hereunder by delivery to the Administrative Agent of a Foreign Borrower Joinder Agreement executed by such Subsidiary, the Company and the other Loan Parties under which such Subsidiary agrees to become a Foreign Borrower and each Loan Party reaffirms its guarantees, pledges, grants and other commitments and obligations under the Credit Agreement and the Security Documents to which such Loan Party is party. The approval of the designation of an Applicant Borrower as a Foreign Borrower may be granted or withheld in the sole discretion of any Revolving Lender. An Applicant Borrower shall become a Foreign Borrower upon receipt by the Administrative Agent of (i) the written approval of each Revolving Lender, and (ii) the Company’s written approval of such amendments or other modifications to this Agreement and the other Loan Documents as may reasonably be specified by the Administrative Agent to effect the addition of such Applicant Borrower as a Foreign Borrower (collectively, the “Applicant Borrower Amendments”), it being understood, notwithstanding anything to the contrary in Section 9.02, that any Applicant Borrower Amendments shall be effective when executed and delivered by the Company and the Administrative Agent. The Administrative Agent shall send a notice to the Company and the Lenders specifying the effective date upon which the requested Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans hereunder, on the terms and conditions set forth herein (as amended by the Applicant Borrower Amendments), and each of the parties hereto agrees that such Applicant Borrower shall for all purposes of this Agreement be a party to and a Foreign Borrower under this Agreement

(b) Notwithstanding the preceding paragraph (a), no Subsidiary shall become a Foreign Borrower if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein.

(c) The Company may from time to time, upon not less than five (5) Business Days’ written notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Foreign Borrower’s status as such upon the execution by the Company and delivery to the Administrative Agent of a Foreign Borrower Termination with respect to such Foreign

Borrower; provided that no Foreign Borrower Termination shall become effective as to any Foreign Borrower (other than to terminate its right to make further Borrowings or obtain Letters of Credit under this Agreement) until all Loans made to the terminated Foreign Borrower have been repaid, no Letter of Credit issued for the account of such terminated Foreign Borrower shall remain outstanding, and all amounts payable by such terminated Foreign Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the terminated Foreign Borrower under any Loan Document) have been paid in full. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower’s status.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders on the date hereof, on the Effective Date and on each other date on which representations and warranties are made or deemed made hereunder that:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary (a) is duly organized or incorporated, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted (except in the case of Non-Significant Subsidiaries, for failures to comply with the foregoing that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent the concept is applicable in such jurisdiction), in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or substantially contemporaneously with the initial funding of Loans on the Effective Date will be obtained or made and are (or will so be) in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary that is not a Non-Significant Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other material agreement or material instrument binding upon any Borrower or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case other than under agreements governing Indebtedness, including the Existing Credit Agreement, that will be repaid on the Effective Date and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Borrower or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders the consolidated balance sheet of the Company as at December 31, 2015, and related statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of the Company for the fiscal year ended at December 31, 2015, audited by and accompanied by the opinion of PricewaterhouseCoopers, LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since December 31, 2015, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, performance or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) No patents, trademarks, copyrights, licenses, technology, software, domain names, or other Intellectual Property used by the Company or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except for Disclosed Matters, no claim or litigation regarding any patents, trademarks, copyrights, licenses, technology or other Intellectual Property owned or used by the Company or any Subsidiary is pending against, or, to the knowledge of the Company or any Subsidiary, threatened in writing against, the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date,

each patent, trademark, copyright, license, technology, software, domain name, or other Intellectual Property that, individually or in the aggregate, is material to the business of the Company and the Subsidiaries is owned or licensed, as the case may be, by the Company, a Designated Subsidiary or a Foreign Subsidiary.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against the Company or any Subsidiary or, to the knowledge of the Company or any Subsidiary based on written notice received by it, threatened against or affecting the Company or any Subsidiary that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability (provided that with respect to this clause (iv), such knowledge shall be deemed to extend solely to the extent of the knowledge of the Company’s law department and environmental engineers).

SECTION 3.07. Compliance with Laws and Agreements. The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply with any such laws, orders, indentures, agreements or other instruments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP with respect thereto or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans; Labor Matters. (a) The Company, each of its ERISA Affiliates, and each Subsidiary is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans except in each such case where such underfunding could not reasonably be expected to have a Material Adverse Effect.

(b) Each Foreign Pension Plan (if any) is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan (if any), neither the Company nor any Subsidiary or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Company or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan (if any), reserves have been established in the financial statements in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans except in such case where the underfunding could not reasonably be expected to have a Material Adverse Effect.

(c) As of the Effective Date, there are no material strikes or lockouts against or affecting the Company or any Subsidiary pending or, to their knowledge, threatened. The hours worked by and payments made to employees of the Company and the Subsidiaries are not in violation in any material respect or in respect of any material amount under the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary.

SECTION 3.11. Subsidiaries and Joint Ventures; Disqualified Equity Interests. (a) Schedule 3.11A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Company or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary, each Material Subsidiary and each Excluded Subsidiary. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11A, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party or any Subsidiary any Equity Interests of which are required to be pledged as Collateral under the Security Documents is a party requiring, and there are no Equity Interests in any such Loan Party or Subsidiary that upon exercise, conversion or exchange would require, the issuance by such Loan Party or Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in such Loan Party or Subsidiary.

(b) Schedule 3.11B sets forth, as of the Effective Date, all outstanding Disqualified Equity Interests, if any, in the Company or any Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.12. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, and giving effect to the rights of subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of the Company and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Company and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Effective Date.

SECTION 3.13. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to forecasts or projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material) and (b) no representation is made with respect to general economic or industry data.

SECTION 3.14. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create or continue in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute (or, in the case of such Collateral as was delivered prior to the Effective Date, will continue to constitute, assuming the Administrative Agent has maintained possession of such certificated securities) a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (in each case, subject to any Liens permitted under Section 6.02), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute (or, in the case of such financing statements as were so filed prior to the Effective Date, will continue to constitute, assuming the Administrative Agent has taken all required actions to maintain in effect such financing statements) a fully perfected security interest in all right, title and interest of the Guarantor Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (in each case, subject to any Liens permitted under Section 6.02).

(b) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Guarantor Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person (in each case, subject to any Liens permitted under Section 6.02) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in Intellectual Property acquired by the Guarantor Loan Parties after the Effective Date).

(c) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, including each Foreign Pledge Agreement, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will (or, in the case of such Security Documents delivered prior to the Effective Date, will, subject to the delivery of any required Reaffirmation Documents, continue to, assuming the Administrative Agent has maintained possession of any physical Collateral covered thereby and taken all required actions to maintain in effect such filings) be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute, or will continue to constitute, a fully perfected security interest in all right, title and interest of the Guarantor Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person (in each case, subject to any Liens permitted under Section 6.02).

SECTION 3.15. Federal Reserve Regulations. None of the Company or any Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets of the Company and the Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement or any other Loan Document are or will at any time be represented by margin stock.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Company and each Foreign Borrower has implemented and maintain in effect policies and procedures reasonably designed to promote compliance in all material respects by the Company, each Foreign Borrower, their Subsidiaries and their respective officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, each Foreign Borrower, their Subsidiaries and their respective officers and, to the knowledge of the Borrowers, their directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Company, the Foreign Borrowers, any Subsidiary or, to the knowledge of the Company, any Foreign Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or any Foreign Borrower, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.17. Insurance. Schedule 3.17 sets forth a description of all insurance maintained by or on behalf of the Company and the other Guarantor Loan Parties as of the Effective Date.

SECTION 3.18. EEA Financial Institutions. Neither the Company nor any Borrower is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The amendment and restatement of the Existing Credit Agreement in the form of this Agreement and the obligations of the Lenders hereunder to make Loans and other extensions of credit pursuant hereto shall not become effective until the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement;

(b) The principal of and accrued and unpaid interest on all outstanding loans and letter of credit disbursements under the Existing Credit Agreement, and all accrued and unpaid fees and cost reimbursements payable under the Existing Credit Agreement (including all amounts owed in respect of such prepayments pursuant to Section 2.15 of the Existing Credit Agreement), shall have been (or, substantially simultaneously with the effectiveness of this Agreement and the making of Loans hereunder on the Effective Date, shall be) paid in full, and the Administrative Agent shall have received evidence reasonably satisfactory to it of such payment;

(c) The conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied on and as of the Effective Date, and the Administrative Agent shall have received a certificate of a Financial Officer dated the Effective Date to such effect;

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, (ii) Edward Gallagher, internal counsel for the Company, (iii) counsel for each Foreign Borrower in the jurisdiction in which such Foreign Borrower is organized and (iv) local counsel for the Company in each jurisdiction in which any Subsidiary Loan Party is organized, and the laws of which are not covered by the opinion letter referred to in clause (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (to the extent applicable) of each Loan Party, the authorization of the transactions contemplated herein and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated herein, all in form and substance reasonably satisfactory to the Administrative Agent;

(f) All fees, cost reimbursements and out-of-pocket expenses required to be paid or reimbursed on the Effective Date pursuant hereto or pursuant to the Engagement Letter and the Fee Letters, to the extent invoiced prior to the Effective Date, shall have been paid or will be paid substantially simultaneously with the initial borrowing of the Term Loans (which amounts may be offset against the proceeds of the Term Loans made on the Effective Date to the extent set forth in a flow of funds statement authorized by the Company);

(g) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Company and the Designated Subsidiaries in the jurisdictions contemplated by the Perfection Certificate, delivered prior to the Effective Date, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will substantially contemporaneously with the initial funding of Loans on the Effective Date be released; provided that the Company need not have satisfied the Collateral and Guarantee Requirement with respect to Foreign Pledge Agreements or Reaffirmation Documents in respect of Foreign Pledge Agreements to the extent that the Administrative Agent has, consistent with the definition of “Collateral and Guarantee Requirement”, granted extensions of time for execution and delivery of such agreements (including any such extensions granted under the Existing Credit Agreement or pursuant to Section 5.14);

(h) The Administrative Agent shall have received a certificate, substantially in the form of Exhibit H, from a Financial Officer of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis on the Effective Date after giving effect to the Transactions contemplated to occur on the Effective Date;

(i) The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08; and

(j) The Administrative Agent shall have received all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested by the Administrative Agent or any Lender in writing at least five days prior to the Effective Date and that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

Notwithstanding the foregoing, if the Company shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any document that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement or Section 4.01(i), such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 5.14.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of an outstanding Borrowing), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct, or true and correct in all material respects, on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than any such Borrowing or Letter of Credit issuance on the Effective Date), no Default shall have occurred and be continuing.

On the date of any Borrowing (but not a conversion or continuation of an outstanding Borrowing) or the issuance, amendment, renewal or extension of any Letter of Credit, the applicable Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment, renewal or extension of a Letter of Credit, (i) the LC Exposure will not exceed $150,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed to by such Issuing Bank), (iii) the Revolving Exposure of any Lender will not exceed such Lender’s Revolving Commitment, (iv) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment and (v) the Foreign Borrower Exposure will not exceed $400,000,000.

SECTION 4.03. Initial Credit Event in Respect of Each Foreign Borrower. The obligations of the Lenders to make Loans to and of the Issuing Banks to issue Letters of Credit for the account of each Foreign Borrower not a party hereto on the date hereof shall be subject to the satisfaction of the following additional conditions precedent on the date of the initial Borrowing by or Letter of Credit issuance for such Foreign Borrower :

(a) The Administrative Agent shall have received such documents, legal opinions and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent the concept is applicable in such jurisdiction) of such Foreign Borrower, the authorization of the Transactions insofar as they relate to such Foreign Borrower and any other legal matters relating to such Foreign Borrower, its Foreign Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Lenders shall have received all documentation and other information with respect to such Foreign Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or shall have been cash collateralized as contemplated by Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Pricewaterhouse Coopers L.L.P. or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception (except as a result of a maturity date in respect of any Term Loans or Revolving Commitments or Revolving Loans) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) not later than the fifth Business Day following the date of delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and Section 6.13 and computing the Leverage Ratio and the Interest Coverage Ratio as of the last day of the fiscal period covered by such financial statements, (iii) (x) stating whether any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate and (y) if any change in GAAP or in the application thereof has occurred with respect to the treatment of Capital Lease Obligations or other lease obligations, attaching a reconciliation in form and substance reasonably satisfactory to the Administrative Agent, setting forth the differences in such treatment from the treatment effected by the Company pursuant to Section 1.04(b), (iv) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided or identifying and providing any such notices not previously provided, (v) in the case of any delivery of financial statements under clause (a) above, unless the Investment Grade Date has occurred, setting forth a reasonably detailed calculation of Adjusted Consolidated Net Income for the applicable fiscal year, (vi) in the case of any delivery of financial statements under clause (a) above, setting forth reasonably detailed calculations as of the last day of the most recent fiscal quarter covered by such financial statements with respect to which Subsidiaries are Material Subsidiaries based on the information contained in such financial statements and identifying each Subsidiary, if any, that has automatically been designated a Material Subsidiary in order to satisfy the condition set forth in the definition of the term “Material Subsidiary”, and (vii) identifying, as of the last day of the most recent fiscal quarter covered by such financial statements, each Subsidiary that (A) is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.11A or in any prior Compliance Certificate or (B) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary;

(d) not later than five days after any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to compliance with Section 6.12 or Section 6.13 as of, or for the Test Period ending, on the last day of any fiscal quarter during the fiscal year covered by such financial statements and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required or recommended by accounting rules or guidelines and may assume the accuracy of any Pro Forma Adjustments made by the Company to Consolidated EBITDA for the Test Periods involved);

(e) promptly after the same has been submitted to and reviewed by the board of directors of the Company in each fiscal year, a consolidated budget for such fiscal year in substantially the same form and detail as the 2016 budget furnished to the Administrative Agent prior to the Effective Date, setting forth the assumptions used for purposes of preparing such budget, and, promptly after the same have been submitted to and reviewed by the board of directors of the Company, any material revisions to such budget;

(f) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Company or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Company or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Company or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(g) promptly after any request therefor, such other non-privileged information regarding compliance with the USA PATRIOT Act, as the Administrative Agent or any Lender may reasonably request; and

(h) promptly after any request therefor, such other non-privileged information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that the Company will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary; provided further that if any information is withheld pursuant to clause (i), (ii) or (iii) above, the Company shall promptly notify the Administrative Agent of such withholding of information and the basis therefor.

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. (a) If any Subsidiary is formed or acquired after the Effective Date, the Company will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests of such Subsidiary owned by any Guarantor Loan Party (including, in the case of any Equity Interests of a Foreign Subsidiary held by a Guarantor Loan Party, if requested by the Administrative Agent, the execution and delivery of a Foreign Pledge Agreement with respect to such Equity Interests (subject to the limitations referred to in the definition of “Collateral and Guarantee Requirement” and, if applicable, the taking of other necessary actions to perfect the security interest of the Administrative Agent in such Equity Interests).

(b) The Company may designate any Domestic Subsidiary that is not otherwise a Designated Subsidiary as a Designated Subsidiary; provided that (i) such Subsidiary shall have delivered to the Administrative Agent a supplement to the Collateral Agreement, in the form specified therein, duly executed by such Subsidiary, (ii) the Company shall have delivered a certificate of a Financial Officer or other executive officer of the Company to the effect that, after giving effect to any such designation and such Subsidiary becoming a Subsidiary Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct in all material respects and no Default shall have occurred and be continuing and (iii) such Subsidiary shall have delivered to the Administrative Agent documents and opinions of the type referred to in paragraphs (d) and (e) of Section 4.01, in each case, if reasonably requested by the Administrative Agent.

SECTION 5.04. Information Regarding Collateral. (a) The Company will, at all times during each Non-Investment Grade Period, furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Guarantor Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Guarantor Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Guarantor Loan Party or (iv) the organizational identification number, if any, or, with respect to any Guarantor Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Guarantor Loan Party. The Company agrees not to effect or permit any change referred to in the preceding sentence during any Non-Investment Grade Period unless all filings have been made (or the Administrative Agent shall have been advised of the Company’s intent to make such change and shall have received all the information necessary to, and shall have been authorized to, make all filings) under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral owned by such Guarantor Loan Party.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), the Company shall deliver to the Administrative Agent a certificate executed by an officer of the Company setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 5.04(b)

SECTION 5.05. Existence; Conduct of Business. (a) The Company and each Subsidiary will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and exercise commercially reasonable efforts to preserve, renew and keep in full force and effect those licenses, permits, privileges, and franchises (other than Intellectual Property) that are material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, amalgamation, dissolution or similar transaction permitted under Section 6.03 or any Disposition permitted by Section 6.05. The Company and the Subsidiaries will exercise commercially reasonable efforts in accordance with industry standard practices to preserve, renew and keep in full force and effect their Intellectual Property licenses and rights, and their patents, copyrights, trademarks and trade names, in each case material to the conduct of their business, except where the failure to take such actions, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any Disposition permitted by Section 6.05.

(b) The Company and each Subsidiary will take all actions reasonably necessary in accordance with industry standard practices to protect all patents, trademarks, copyrights, technology, software, domain names and other Intellectual Property material to the conduct of its business, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Company or such Subsidiary by having and following a policy requiring employees, consultants, licensees, vendors and contractors to execute confidentiality agreements when it is likely that confidential information will be shared with them, (ii) taking all actions reasonably necessary in accordance with industry standard practices to ensure that trade secrets of the Company or such Subsidiary do not fall into the public domain and (iii) protecting the secrecy and confidentiality of the source code of computer software programs and applications owned or licensed out by the Company or such Subsidiary by having and following a policy requiring licensees of such source code (including licensees under any source code escrow agreement) to enter into agreements with use and nondisclosure restrictions, except with respect to any of the foregoing where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Obligations. The Company and each Subsidiary will pay its obligations (other than obligations with respect to Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Insurance. The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of the Guarantor Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) to the extent available on commercially reasonable terms, provide for at least 30 days’ (or 10 days’ if such cancellation results from non-payment) (or such shorter number of days as may be agreed to by the Administrative Agent, in its discretion) prior written notice to the Administrative Agent of any cancellation of such policy.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Company and each Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Company and each Subsidiary will permit the Administrative Agent or any Lender, and any agent designated by any of the foregoing, upon reasonable prior notice and, subject to applicable legal privileges, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested provided that (i) unless an Event of Default shall have occurred and be continuing, no such discussion with any such independent accountants shall be permitted unless the Company shall have received reasonable notice thereof and a reasonable opportunity to participate therein and no Lender shall exercise such rights more often than two times during any calendar year and (ii) the reasonable costs and expenses of Lenders in connection with such visits and examinations shall be borne by the Company only after the occurrence and during the continuance of an Event of Default. Notwithstanding the foregoing, neither the Company nor its Subsidiaries will be required to reveal to the Administrative Agent or any Lender any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (c) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary; provided that if any information is withheld pursuant to this sentence, the Company shall promptly notify the Administrative Agent of such withholding of information and the basis therefor.

SECTION 5.10. Compliance with Laws. The Company and each Subsidiary will comply with all Requirements of Law, including Environmental Laws, ERISA and the laws applicable to each Foreign Pension Plan, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company and each Foreign Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance in all material respects by the Company, each Foreign Borrower, their Subsidiaries and the respective directors, officers and employees of the foregoing with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11. Use of Proceeds and Letters of Credit. (a) The proceeds of the Term Loans will be used to repay amounts owing under the Existing Credit Agreement on the Effective Date, to pay Transaction Costs and otherwise for working capital and general corporate purposes. The proceeds of the Revolving Loans will be used on and after the Effective Date for working capital and other general corporate purposes of the Company, the Foreign Borrowers and the other Subsidiaries. Letters of Credit will be used by the Company, the Foreign Borrowers and the other Subsidiaries for general corporate purposes.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12. Further Assurances. Each Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties. The Company will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13. Maintenance of Ratings. The Company will use commercially reasonable efforts to maintain continuously in effect (i) a rating of the credit facilities hereunder by S&P and (ii) from and after the time, if any, that the Company obtains a rating of the credit facilities hereunder from Moody’s, such a rating of the credit facilities by Moody’s.

SECTION 5.14. Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within the time period after the Effective Date set forth therefor in Schedule 5.14 (or such later date as the Administrative Agent may agree), the Company and each other Guarantor Loan Party will satisfy the requirements set forth on Schedule 5.14, including, but not limited to, the delivery of all Foreign Pledge Agreements or Reaffirmation Documents in respect of Foreign Pledge Agreements that would have been required to be delivered on the Effective Date but for the exception contained in Section 4.01(g), and take or cause to be taken such other actions as may be necessary to comply with the Collateral and Guarantee Requirement with respect to such Foreign Pledge Agreements and the Equity Interests subject thereto, in each case except (i) to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement” or (ii) in the event a requirement of Schedule 5.14 is no longer applicable due to the permitted sale or transfer of the Equity Interests of a Subsidiary prior to the time period required to satisfy such requirement set forth in Schedule 5.14.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or shall have been cash collateralized as contemplated by Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) None of the Company or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) (x) Indebtedness existing on the Effective Date and (except in the case of Guarantees in an amount less than $10,000,000) set forth on Schedule 6.01, (y) Refinancing Indebtedness in respect of debt owed to non-Affiliates reflected on such schedule and (z) extensions and renewals of debt owed by the Company or any Subsidiary to the Company or any Subsidiary reflected on such schedule;

(iii) Indebtedness of the Company or any Subsidiary to the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary and (B) any such Indebtedness owing by any Loan Party shall be unsecured and, during any Pledge Effectiveness Period, subordinated in right of payment to the Loan Document Obligations in accordance with the provisions of Exhibit D hereto;

(iv) (x) Guarantees incurred in compliance with clause (a)(xiv) or (xv) below, (y) Guarantees by Guarantor Loan Parties of Indebtedness of other Guarantor Loan Parties, Guarantees by Foreign Borrowers of Indebtedness of other Foreign Borrowers and Guarantees by Subsidiaries that are not Loan Parties of Indebtedness of other Subsidiaries that are not Loan Parties, in each case, in respect of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than clauses (ii), (vi) and (xi)); provided, that if the Indebtedness that is being Guaranteed is unsecured and/or subordinated to the Loan Document Obligations, the Guarantee shall also be unsecured and/or subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders and (z) Guarantees by Guarantor Loan Parties of Indebtedness of Subsidiaries that are not Guarantor Loan Parties, other than in respect of Permitted Cash Pooling Arrangements, in an aggregate principal amount not at any time in excess of $175,000,000;

(v) Indebtedness of the Company or any Subsidiary (x)(A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (a)(v)(x) shall not, except as otherwise permitted by clauses (a)(xiv) or (xv) below and Section 6.02(a)(xvii), exceed $150,000,000 at any time outstanding, and (y) Indebtedness of the Company or any Subsidiary consisting of Capital Lease Obligations or Synthetic Lease Obligations incurred in connection with Scheduled Dispositions that are effected as Sale/Leaseback Transactions;

(vi) Indebtedness (other than syndicated bank facilities, capital markets Indebtedness and any other Indebtedness represented or governed by agreements or instruments containing restrictions on dividend payments to the Company, Guarantees of the Obligations or the provision of Liens (except with respect to assets securing such Indebtedness) to secure the Obligations) of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Company nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that, except as otherwise permitted by clause (a)(xiv) or (xv) below, after giving effect to such Indebtedness permitted by this clause (vi), the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12;

(vii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not in excess of $400,000,000, except as otherwise permitted by clause (a)(xv) below;

(viii) (A)(x) Indebtedness of the Company or other Domestic Subsidiaries in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services, provided that such Indebtedness shall be repaid in full within 15 Business Days of the incurrence thereof and (y) Indebtedness of Foreign Subsidiaries in respect of Permitted Cash Pooling Arrangements, provided that such Indebtedness (1) shall not exceed $150,000,000 in the aggregate at any time outstanding and (2) shall be reduced to zero not less frequently than every 90 days, (B) Indebtedness owed by the Company or any Subsidiary to the Company or any Subsidiary pursuant to intercompany cash pooling arrangements in the ordinary course of business and consistent with past practices and (C) Indebtedness in connection with automated clearing-house transfers of funds;

(ix) (x) Indebtedness in respect of letters of credit, surety and performance bonds, bank guarantees, appeal bonds and similar instruments issued for the account of the Company or any Subsidiary supporting obligations of the Company or any Subsidiary under (A) workers’ compensation and other social security and/or insurance laws in the ordinary course of business, (B) bids, trade contracts, leases, statutory obligations, customs/duties, taxes and obligations of a like nature in the ordinary course of business and (C) judgments pending appeal that do not constitute an Event of Default and (y) Indebtedness of the type referred to in clause (f) of the definition thereof securing judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (1) of Article VII;

(x) Indebtedness of the Company or any Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or any other Investment;

(xi) Indebtedness in respect of Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 6.05 in an aggregate amount at any time outstanding not in excess of $200,000,000, and Indebtedness consisting of representations, warranties, covenants and indemnities made by, and repurchase and other obligations of, the Company or a Subsidiary in connection with Securitizations permitted by Section 6.05; provided that such representations, warranties, covenants, indemnities and repurchase and other obligations are of the type customarily included in securitizations of accounts receivable intended to constitute true sales of such accounts receivable, if customary for such securitizations to be intended to constitute true sales;

(xii) Permitted Unsecured Indebtedness; provided that, after giving effect to the incurrence thereof, the Leverage Ratio calculated on a Pro Forma Basis giving effect to such incurrence shall be not more than 0.25 less than the then applicable ratio under Section 6.12 for the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (after giving effect, however, to any adjustments to such applicable ratio based on the Cumulative Leverage Ratio Increase Amount reflecting any such Indebtedness that constitutes Pension Funding Indebtedness);

(xiii) other unsecured Indebtedness in an aggregate principal amount not exceeding $150,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Guarantor Loan Parties permitted by this clause (xiii) shall not exceed $75,000,000 at any time outstanding;

(xiv) after the Investment Grade Date, other Indebtedness of the Company; provided that after giving effect to the incurrence of such Indebtedness, the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12;

(xv) after the Investment Grade Date, other Indebtedness of Subsidiaries in an aggregate principal amount, which when taken together (without duplication) with (A) all Indebtedness of Subsidiaries (including Guarantees of Permitted Unsecured Indebtedness) under clauses (a)(ii) (in the case of Indebtedness to non-Affiliates), (iv), (v), (vi), (vii), (xi), (xii) and (xiii) above, including Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.06, plus (B) the amount of Indebtedness or other obligations secured by Liens referred to in clause (A) of Section 6.02(a)(xvii) or otherwise secured in reliance on Section 6.02(a)(xvii), does not at any time exceed an amount equal to 10% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01, provided that (x) after giving effect to the incurrence of such Indebtedness, the Company shall be in Pro Forma Compliance with the covenant set forth in Section 6.12 and (y) no Securitization or similar financing involving the pledge or sale of accounts receivable may be effected under this clause (xv);

(xvi) Guarantees or joint and several liability arising under a Dutch fiscal unity; and

(xvii) Indebtedness arising under a declaration of joint and several liability used for the purpose of Article 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code).

(b) The Company will not permit any Subsidiary to issue any preferred Equity Interests except for preferred Equity Interests issued to and held by the Company or any other Subsidiary (and, in the case of any preferred Equity Interests issued by any Foreign Borrower or Subsidiary Loan Party, such preferred Equity Interests shall be held by the Company, a Borrower or a Subsidiary Loan Party).

SECTION 6.02. Liens. (a) None of the Company or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Company or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(v) (A) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (x) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and (y) such Liens shall not apply to any other asset of the Company or any Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person and (B) Liens on assets arising in connection with Scheduled Dispositions that are effected as Sale/Leaseback Transactions to the extent permitted under Section 6.01(a)(v)(y);

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, including any such Liens arising under the Brazil Transaction Documents;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(ix) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Company or any of the Subsidiaries in the ordinary course of business;

(x) Liens deemed to exist in connection with Investments in repurchase agreements that are Permitted Investments;

(xi) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(xiii) Liens in favor of any Securitization Vehicle or any collateral agent for holders of Third Party Interests on Securitization Assets transferred or purported to be transferred to such Securitization Vehicle in connection with Securitizations permitted by Section 6.05;

(xiv) leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others that do not (A) interfere in any material respect with the business of the Company and the Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(xvii) after the Investment Grade Date, Liens securing Indebtedness or other obligations which, when taken together (without duplication) with (A) the amount of all Indebtedness or obligations secured pursuant to clauses (a)(iii), (iv), (v), (xi), (xii), (xiii) and (xvi) above and the amount of Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.06 plus (B) the amount of Subsidiary Indebtedness referred to in clause (A) of Section 6.01(a)(xv) or otherwise incurred in reliance on Section 6.01(a)(xv), does not at any time exceed an amount equal to 10% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01;

(xviii) to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder, cash margin deposits securing obligations under Hedging Agreements permitted under Section 6.07, in an aggregate amount not to exceed $75,000,000;

(xix) Liens on (i) deposit accounts of the Company and Domestic Subsidiaries, and related set-off rights of cash management banks securing Indebtedness permitted by Section 6.01(viii)(A)(x) and (ii) deposit accounts of Foreign Subsidiaries and related set-off rights of cash management banks servicing Permitted Cash Pooling Arrangements, including in each case, fees and other obligations to cash management banks with respect to the provision of cash management services (but not other obligations); and

(xx) Liens incurred to secure any Notes issued in connection with a Permitted Material Acquisition pursuant to the Permitted Escrow Transactions with respect to such Notes; provided that such Liens are discharged and released on the earliest to occur of (i) the release of the Permitted Escrow Funds with respect to such Notes to pay a portion of the consideration for such Permitted Material Acquisition in connection with the consummation thereof, (ii) the release of the Permitted Escrow Funds with respect to such Notes to repay in full the principal of and accrued interest on such Notes in the event that the acquisition agreement relating to such Permitted Material Acquisition is terminated in accordance with its terms prior to the consummation of such Permitted Material Acquisition or such Permitted Material Acquisition is abandoned and (iii) the date of the termination of the escrow period provided in the escrow agreement applicable to such Notes.

(b) Notwithstanding the foregoing, no Subsidiary that is a Designated Subsidiary as of the Effective Date shall create, incur, assume or permit to exist any Lien (other than any non-consensual Lien or any Lien of the type referred to in Section 6.02(a)(iv)) on any Equity Interests that are required by the Collateral and Guarantee Requirement to be pledged as Collateral (or, in the case of Equity Interests of any Foreign Subsidiary or CFC Holdco, Equity Interests that would be required to be pledged if such Subsidiary became a Material Subsidiary), except pursuant to the Security Documents.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary shall create, incur, assume or permit to exist any Lien on the Intellectual Property (other than any non-consensual Lien or any Lien of the type referred to in Section 6.02(iv)); provided that the foregoing will not restrict or prohibit non-exclusive licenses and sublicenses of Intellectual Property entered into in the ordinary course of business in compliance with clause (a)(xiv) above.

SECTION 6.03. Fundamental Changes; Business Activities. (a) None of the Company or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than the Company) may merge or consolidate with any Foreign Borrower in a transaction in which the surviving entity is a Foreign Borrower, (iii) any Person (other than a Borrower) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iv) any Subsidiary may merge into or consolidate with any Person (other than a Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, and (v) any Subsidiary (other than a Foreign Borrower, unless such Foreign Borrower shall substantially contemporaneously cease to be a Foreign Borrower in accordance with Section 2.23) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that the assets and operations of any Material Subsidiary that is liquidated or dissolved shall be transferred to the Company, a Subsidiary Loan Party, or the direct holder of the Equity Interests of such Material Subsidiary in connection therewith.

(b) None of the Company or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date hereof and businesses reasonably related thereto.

(c) The Company will not permit any Person other than the Company, one or more of its subsidiaries that is not a CFC and minority investors in Excluded Subsidiaries, to own any Equity Interests in any Domestic Subsidiary (other than as a result of an acquisition of a CFC that owns Equity Interests in a Domestic Subsidiary and such ownership structure is not established in contemplation of such acquisition). Notwithstanding the foregoing, a CFC may own the Equity Interests of a CFC Holdco.

(d) Notwithstanding any provision to the contrary herein, (i) the Company will not, and will not permit any Subsidiary to, sell, transfer or contribute any Equity Interests or operating assets of the Company or any Subsidiary to Lower Fox River Remediation LLC, (ii) so long as Lower Fox River Remediation LLC is a Subsidiary, neither the Company nor any Subsidiary shall create, incur, assume or permit to exist any Lien (other than any non-consensual Liens or any Lien of the type referred to in Section 6.02(iv) or (vii)) on the Equity Interests of Lower Fox River Remediation LLC, (iii) so

long as Lower Fox River Remediation LLC is a Subsidiary, Lower Fox River Remediation LLC shall not create, incur, assume or permit to exist any Indebtedness for borrowed money, and (iv) so long as Lower Fox River Remediation LLC is a Subsidiary, Lower Fox River Remediation LLC will not engage to any material extent in any business other than environmental remediation and retaining the services of engineering, other advisory firms and other service providers in connection therewith.

SECTION 6.04. Acquisitions. The Company will not consummate, and will not permit any Subsidiary to consummate: (i) any Material Acquisition for consideration in excess of $50,000,000 other than a Permitted Acquisition; and (ii) other Investments (excluding Investments in Subsidiaries by the Company or other Subsidiaries that do not involve third parties) if the amount of any such Investment is in excess of $50,000,000 unless, after giving effect thereto, the Company is in Pro Forma Compliance with the covenants set forth in Sections 6.12 and 6.13.

SECTION 6.05. Asset Sales. None of the Company or any Subsidiary will sell, transfer, lease or otherwise dispose of (including pursuant to any transfer or contribution to a Subsidiary), or exclusively license, any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Company or a Subsidiary, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law) (each, a “Disposition”), except:

(a) Dispositions of inventory or used or surplus equipment in the ordinary course of business or of cash and Permitted Investments and the granting of non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business;

(b) Dispositions to the Company or any Subsidiary; provided that any such Dispositions involving a Subsidiary that is not a Guarantor Loan Party shall be made in compliance with Section 6.09; provided that no Disposition of Intellectual Property material to the business or operations of the Company and its Subsidiaries, taken as a whole, owned by a Guarantor Loan Party may be made to a Subsidiary that is not a Guarantor Loan Party pursuant to this clause (b);

(c) (i) Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction and (ii) Dispositions of Factoring Assets pursuant to Factoring Transactions; provided that the aggregate face amount of Factoring Assets sold by Domestic Subsidiaries for any period of four consecutive fiscal quarters shall not exceed $100,000,000;

(d) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(e) any Permitted IP Transfer;

(f) Sales by the Company or Subsidiaries of Securitization Assets to one or more Securitization Vehicles in Securitizations; provided that (i) each such Securitization is effected on terms which are considered customary for such Securitizations, (ii) the aggregate amount of Third Party Interests in respect of all such Securitizations shall not exceed $200,000,000 at any time outstanding, (iii) the aggregate amount of the Sellers’ Retained Interests in such Securitizations does not exceed an amount at any time outstanding that is customary for similar transactions and (iv) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with the receipt thereof to the purchase from the Company or Subsidiaries of Securitization Assets;

(g) Scheduled Dispositions and Sale/Leaseback Transactions permitted by Section 6.06;

(h) the issuance to Scopus Industrial or its Affiliates of 49% of the outstanding common Equity Interests of NCR Manaus pursuant to the Brazil Subscription Agreement;

(i) Dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(j) Dispositions of Investments in joint ventures (other than NCR Manaus) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and, to the extent made pursuant to the requirements of the Brazil Shareholders’ Agreement, any sale or Disposition of Equity Interests of NCR Manaus to Scopus Industrial or its Affiliates or designees upon their exercise of call rights under such agreement;

(k) Dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the cumulative aggregate fair value of all assets sold, transferred, leased or otherwise Disposed of in reliance on this clause after the Effective Date shall not exceed (x) at any time prior to the Investment Grade Date, $500,000,000 and (y) at any time on or after the Investment Grade Date, an amount equal to 15% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01 (it being understood that any Disposition complying with this clause (y) at the time consummated will not give rise to any Default as a result of a subsequent decline in Consolidated Tangible Assets) and (ii) all Dispositions made in reliance on this clause shall be made for fair value and at least 75% Cash Consideration;

(l) the sale by Retalix, Ltd. or a subsidiary of Retalix, Ltd. of, or the issuance by any subsidiary of Retalix, Ltd. of, Equity Interests in a subsidiary of Retalix, Ltd. to any Person upon the exercise of options or rights to acquire such Equity Interests outstanding prior to the date on which Retalix, Ltd. became a Subsidiary and not granted in contemplation thereof; and

(m) Dispositions of assets related to the business of the Company and its Subsidiaries in China to one or more joint ventures in exchange for Equity Interests in such joint ventures; provided that the aggregate book value of all assets Disposed of in reliance on this clause after the Effective Date shall not exceed $200,000,000.

“Cash Consideration” means, in respect of any Disposition by the Company or any Subsidiary, (a) cash or Permitted Investments received by it in consideration of such Disposition, (b) any liabilities (as shown on the most recent balance sheet of the Company provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (c) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 90 days following the closing of the applicable Disposition.

Notwithstanding the foregoing, and other than Dispositions to the Company or a Subsidiary, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Requirements of Law, (i) no Disposition of any Equity Interests in any Subsidiary during a Pledge Effectiveness Period, or in any Foreign Borrower or Subsidiary Loan Party at any other time, shall be permitted unless, except with respect to any Foreign Borrower or Subsidiary Loan Party in the case of clause (g), (h), (j) or (l) above, such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Company and the Subsidiaries, and in the case of any Disposition of a Foreign Borrower, such Foreign Borrower shall substantially contemporaneously cease to be a Foreign Borrower in accordance with Section 2.23 and (ii) any Disposition of any assets pursuant to this Section 6.05 (except for those involving no party that is not a Loan Party), shall be for no less than the fair market value of such assets at the time of such Disposition.

SECTION 6.06. Sale/Leaseback Transactions. None of the Company or any Subsidiary will enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets by any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Subsidiary acquires or completes the construction of such fixed or capital asset (unless such Sale/Leaseback Transaction is entered into in order to effect a Scheduled Disposition of assets reflected as such in the letters provided to the Administrative Agent prior to the Effective Date), provided that (a) the sale or transfer of the property thereunder is permitted under Section 6.05, (b) any Capital Lease

Obligations and Synthetic Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted under Section 6.02.

SECTION 6.07. Hedging Agreements. Prior to the Investment Grade Date, none of the Company or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) None of the Company or any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests or its Equity Interests of the relevant class, as the case may be, (iii) the Company may acquire Equity Interests upon the exercise of stock options if such Equity Interests are transferred in satisfaction of a portion of the exercise price of such options, (iv) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Company, (v) the Company may make Restricted Payments, not exceeding $5,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Company and the Subsidiaries, (vi) so long as no Default shall have occurred and be continuing and the Company shall be in Pro Forma Compliance with the covenants set forth in Sections 6.12 and 6.13 after giving effect thereto, the Company may make Restricted Payments (x) prior to the Investment Grade Date, in an amount not exceeding the Available Amount and the then available amount of Qualifying Equity Proceeds, in each case, immediately prior to the making of such Restricted Payment in reliance on this clause (vi) and (y) after the Investment Grade Date, in any amount, (vii) so long as no Default or Event of Default shall have occurred and be continuing, the Company may make Restricted Payments in respect of Equity Interests of the Company in an amount not to exceed (x) $200,000,000 in the aggregate during the fiscal year ended December 31, 2016, and (y) $50,000,000 in the aggregate during any fiscal year thereafter; provided, however, that any such permitted amount not utilized to make Restricted Payments in a particular fiscal year may be carried forward and utilized to make Restricted Payments in subsequent fiscal years, and (viii) any Foreign Subsidiary may make Restricted Payments to redeem its outstanding Equity Interests held by minority investors in such Foreign Subsidiary.

(b) Prior to the Investment Grade Date, none of the Company or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination of any Junior Indebtedness, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness, and any payments or prepayments in respect of Junior Indebtedness owed by any Loan Party to the Company or any Subsidiary, in each case other than payments in respect of Junior Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings of Junior Indebtedness to the extent permitted under Section 6.01;

(iii) the conversion of any Junior Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Company;

(iv) payments of secured Junior Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Junior Indebtedness in transactions permitted hereunder;

(v) payments of or in respect of Junior Indebtedness made solely with Equity Interests in the Company (other than Disqualified Equity Interests); and

(vi) so long as no Default shall have occurred and be continuing, any payment of or in respect of Junior Indebtedness in an amount not in excess of the Available Amount and the then available amount of Qualifying Equity Proceeds, in each case, immediately prior to the making of such payment in reliance on this clause (vi).

SECTION 6.09. Transactions with Affiliates. None of the Company or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) transactions between or among the Guarantor Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Company of Equity Interests, (e) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or any Subsidiary entered in the ordinary course of business, (f) Permitted IP Transfers, (g) transactions required by and effected in accordance with the terms of the Brazil Transaction Documents, (h) payroll, travel and similar advances to directors and employees of the Company or any Subsidiary on customary terms and made in the ordinary course of business, (i) loans or advances to directors and employees of the Company or any Subsidiary on customary terms and made in the ordinary course of business, and (j) transactions between or among non-Loan Parties not involving any other Affiliate.

SECTION 6.10. Restrictive Agreements. None of the Company or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by Requirements of Law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement (including in the case of NCR Manaus, restrictions and conditions set forth in the Brazil Transaction Documents), provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, and (D) restrictions and conditions imposed by transactional agreements and documents (including organizational documents of Securitization Vehicles) governing Securitizations and related Indebtedness permitted by clause (xi) of Section 6.01(a) and by Section 6.05(f), provided that any such restrictions and conditions (I) are customary and usual for Securitization financings, (II) in the case of restrictions and conditions of the type referred to in clause (a) of the foregoing, apply only to assets of and Interests in such Securitization Vehicle, and, in the case of any Intercompany Securitization Note issued by such Securitization Vehicle that is held in whole or in part by the Company or any Subsidiary, permits the pledge of such Intercompany Securitization Note to secure the Obligations, subject, if applicable, to the terms of any intercreditor agreement, subordination agreement or similar agreement with respect thereto that is reasonably acceptable to the parties thereto, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clause (v) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof, (iii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business or other assets in a transaction permitted by Section 6.05, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business or other asset, that is to be sold and such sale is permitted hereunder, (B) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vi) of Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary and were not incurred in contemplation of such acquisition, and (C) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 6.01(a), provided that such restrictions and conditions apply only to Foreign Subsidiaries, and (iv) clause (b) of the foregoing shall not apply to restrictions and conditions imposed pursuant to Permitted Unsecured Indebtedness incurred pursuant to Section 6.01 that are not more restrictive than the terms hereof, as reasonably determined by the Company. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Security Documents.

SECTION 6.11. Amendment of Material Documents. None of the Company or any Subsidiary will amend, modify or waive any of its rights under (i) any agreement or instrument governing or evidencing any Junior Indebtedness, (ii) its certificate of incorporation, bylaws or other organizational documents, or (iii) any of the Brazil Transaction Documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

SECTION 6.12. Leverage Ratio. The Company will not permit the Leverage Ratio on the last day of any fiscal quarter of the Company to exceed (i) (A) the sum of 4.25 plus the applicable Cumulative Leverage Ratio Increase Amount to (B) 1.00, in the case of any fiscal quarter ending on or prior to December 31, 2017, (ii) (A) the sum of 4.00 plus the applicable Cumulative Leverage Ratio Increase Amount to (B) 1.00, in the case of any fiscal quarter ending after December 31, 2017, and on or prior to December 31, 2019, and (iii) (A) the sum of 3.75 plus the applicable Cumulative Leverage Ratio Increase Amount to (B) 1.00, in the case of any fiscal quarter ending after December 31, 2019.

SECTION 6.13. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any Test Period to be less than 3.50 to 1.00.

SECTION 6.14. Fiscal Year. The Company will not, and the Company will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other information furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03, 5.05 (with respect to the existence of the Borrowers), 5.11 or 5.14 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any period of grace specified for such payment in the agreement or instrument governing such Material Indebtedness;

(g) (i) any event or condition occurs that results in any Material Indebtedness (other than with respect to any Hedging Agreements) becoming due and payable (or subject to compulsory repurchase or redemption) prior to its scheduled maturity or that enables or permits, in each case after the expiration of the grace period, if any, provided for therein, the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Material Indebtedness to become due and payable (or require a compulsory repurchase or redemption thereof) prior to its stated maturity or (ii) an “early termination date” (or equivalent event) under any Hedging Agreement constituting Material Indebtedness shall occur as a result of any event of default, “termination event” (or equivalent event) under such Hedging Agreement as to which the Company or any Subsidiary is the “defaulting party” or “affected party” (or equivalent term) as a result of which the Company or any Subsidiary is required to pay, or that enables the applicable counterparty, after the expiration of the grace period, if any, provided for therein, to require the Company or any

Subsidiary to pay, the termination value in respect of such Hedging Agreement; provided that this clause (g) shall not apply to (A) any secured Indebtedness that becomes due as a result of a casualty event in respect of or the voluntary sale or transfer of the assets securing such Indebtedness or (B) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01;

(h) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for a Borrower or a Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by clause (v) of Section 6.03(a)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article VII, (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of a Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (j) or clause (i) of this Article VII;

(k) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of (x) $50,000,000 in the case of a Borrower or any Domestic Subsidiary or (y) $75,000,000 in the case of other Foreign Subsidiaries (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) and in excess of amounts covered by indemnification obligations of third parties that shall have the financial capacity to pay such obligations (in the case of each such third party, to the extent a claim therefor has been made in writing and liability therefor has not been denied by such third party), shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or to maintain in effect Uniform Commercial Code financing statements, unless such failure is attributable to any failure of a Loan Party to perform its obligations under any Loan Document or (iii) the occurrence of the Investment Grade Date and the exercise by the Company of its rights under Section 9.14(b);

(n) any Guarantee of a Loan Party purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Subsidiary Loan Party providing such Guarantee ceases to be a Subsidiary; or

(o) a Change in Control;

then, and in every such event (other than an event with respect to any Borrower described in clause (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in the case of any event with respect to any Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, in connection with the exercise of rights under this Article VII, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect subject to Section 5.02 of the Collateral Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights under this paragraph after the occurrence of an Event of Default. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. It is expressly noted that the provisions of this paragraph shall not apply to any Collateral which is subject to a Luxembourg law governed Foreign Pledge Agreement (the “Luxembourg Security”), and that only the provisions of the relevant Luxembourg Security shall apply to such Collateral.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the consent of the Company (which shall not be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date, whereupon the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Administrative Agent, provided that, in each case, (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition. Each Secured Party hereby (or in the case of each

Secured Party that is not a Credit Party, by its acceptance of the benefits of the Security Documents and the Collateral and of the Guarantees of the Obligations provided under the Loan Documents) irrevocably authorizes the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement, agreement with respect to cash management obligations, agreement with respect to Secured Performance Support Obligations or other agreement (other than the Loan Documents) the obligations under which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement, agreement with respect to Secured Performance Support Obligations or other agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v) and (ii) to agree to or enter into subordination or intercreditor agreements applicable to any Interests in any Securitization Vehicle or any interest in Securitization Assets, in each case to the extent pledged under any Security Document to secure the Obligations. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Joint Syndication Agent, Co-Documentation Agent, Joint Lead Arranger or Joint Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions except as set forth herein with respect to the Company’s consent rights to successor Administrative Agents.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to any Borrower or the Borrower Agent, to it at NCR Corporation, 3095 Satellite Boulevard, Duluth, Georgia 30096, Attention of Treasurer (Fax No. 678-808-5207) (email: John.Boudreau@ncr.com), with a copy to NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia, 30096, Attention: General Counsel/Notices, 2nd Floor (email: law.notices@ncr.com);

(ii) if to the Administrative Agent with respect to any Borrowing, Letter of Credit or LC Disbursement denominated in Euros or Sterling, to J.P. Morgan Europe Limited, Loans Agency 6th floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom, Attention: Loans Agency, Fax No. +44 20 7777 2360 (email: loan_and_agency_london@jpmorgan.com), with a copy to the Persons set forth in clause (iii) below.

(iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, Delaware 19713-2107, Attention: Brian Lunger (Telephone No. 302-634-3817); Fax No. 302-634-3301, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York, 10179, Attention: Timothy Lee (Telephone No. 212-270-2282), Fax No. 212-270-5127 (email: timothy.d.lee@jpmorgan.com);

(iv) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent of direct or actual damages (and not any special, indirect, consequential or punitive damages) that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent or its affiliates, officers or employees in performing the services hereunder.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.20, 2.21 and 2.23 and in the Collateral Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any commitment), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of (x) any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c), (y) any amendment of any financial covenant herein (or any component definition) or (z) any extension of the date on which financial statements under Section 5.01(a) or 5.01(b) or a Compliance Certificate is required to be delivered, it being understood that a waiver of a Default or any such amendment or extension shall not constitute a reduction of interest for this purpose), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) except as provided in Sections 2.20 or 2.21, change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) except pursuant to an Incremental Facility Agreement or a Permitted Amendment to reflect a new Class of Loans or Commitments hereunder, change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders or the Majority in Interest of a Class of Lenders, as the case may be, the provisions of this Section and the definition of the term “Required Lenders” or “Majority in Interest” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release Guarantees constituting all or substantially all the value of the Guarantees under the Collateral Agreement, or limit the liability of Loan Parties in respect of Guarantees constituting such value, or limit its liability in respect thereof, in each case without the written consent of each Lender, (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents) and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral or payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B), (C) or (D) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any vote requiring the approval of all Lenders or each affected Lender, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. Notwithstanding anything herein to the contrary, the Administrative Agent and the Company may, without the consent of any Secured Party or any other Person, amend this Agreement, the Collateral Agreement and any other Security Document to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement (with the Company hereby agreeing to provide its agreement to any such amendment to this Agreement, the Collateral Agreement or any other Security Document reasonably requested by the Administrative Agent).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Company, the Required Lenders, the Administrative Agent and each lender providing any additional Revolving Commitment or term loan (A) to increase the aggregate Revolving Commitments of the Lenders, (B) to add one or more additional tranches of term loans to this Agreement and to provide for the ratable sharing of the benefits of the Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under any such additional tranche of term loans and (C) to include appropriately the lenders under any such additional tranche of term loans in any determination of Required Lenders or the determination of the requisite Lenders under any other provision of this Agreement.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Managing Arranger and their Affiliates, including expenses incurred in connection with due diligence and the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, local counsel in any foreign jurisdiction, and any other counsel for any of the foregoing retained with the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Engagement Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and Issuing Bank (each such Person, an “Indemnified Institution”), and each Related Party of any of the foregoing Persons (each Indemnified Institution and each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (including reasonable fees, disbursements and other charges of one counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnified Institution affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Institution)), incurred by or asserted against any Indemnitee arising out of or relating to, based upon, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Engagement Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Engagement Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Engagement Letter, any Fee Letter, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto and regardless of whether such claim, litigation or proceeding is brought by a third party or by the Company or any of the Subsidiaries); provided that such indemnity shall not, (x) as to any Indemnified Institution, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, such Indemnified Institution or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) as to any other Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of this agreement by, such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) To the extent that the Company fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Issuing Bank in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).

(d) To the extent permitted by applicable law, the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision). To the extent permitted by applicable law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee or any other party hereto or its Affiliates on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Company set forth in this Section.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) (it being understood that a merger, consolidation, amalgamation, reorganization, recapitalization or other similar transaction not otherwise prohibited hereunder shall not constitute an assignment or transfer by a Borrower) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and, in the case of any Revolving Lender and in relation to any rights and obligations of any Revolving Lender toward a Dutch Borrower, to an assignee that is a Dutch Non-Public Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, any Arranger, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Notwithstanding anything to the contrary contained herein, neither any Borrower nor any Affiliate of any Borrower may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Term Loans hereunder (and any such attempted acquisition shall be null and void). Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after the Company has received written notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank with outstanding Letters of Credit in excess of $20,000,000, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of assignments of Term Loans, and $5,000,000, in the case of assignments of Revolving Commitments, in each case unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans but not those in respect of a second Class;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender (and, for the avoidance of doubt, if a Loan Party is required to be a party to such assignment it shall not (except in the case of an assignment pursuant to Section 2.18(b)) be required to pay such fee);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and

(E) at the time of each assignment pursuant to this Section 9.04(b), the respective Assignee shall provide to the relevant Loan Party and the Administrative Agent the appropriate forms and certificates as provided, and cooperate with the relevant Loan Party as required, under Section 2.16.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.22 and 9.03).

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.22 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f), (g), (h) and (i) (it being understood that the documentation required under Sections 2.16(f), (g), (h) and (i) shall be delivered to the participating Lender and the participating Lender shall ensure that the terms of the participation require the Participant to cooperate as required under Section 2.16(g), (h) and (i))) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.22, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of each applicable Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Each Lender acknowledges that the Company has requested it to consult with the Company prior to entering into any assignment agreement that would require the consent of the Company pursuant to paragraph (b)(i)(A) of this Section; provided, however, that no Lender shall be obligated to consult with the Company regarding any such assignment and any failure to do so will not result in any liability of a Lender hereunder or otherwise affect the rights or obligations of the parties hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the applicable Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(f). The provisions of Sections 2.14, 2.15, 2.16, 2.17(e), 2.22 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Signatures. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Engagement Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Engagement Letter or the Fee Letters (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency and whether or not matured) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement; provided that such setoff against obligations under this Agreement shall not apply in the case of amounts owed under any Securitization Assets by a Lender, Issuing Bank, or any of its Affiliates. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement (including this Section 9.09 (Governing Law; Jurisdiction; Consent to Service of Process)) shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Foreign Borrower hereby irrevocably designates and appoints CT Corporation System, National Corporate Research, Ltd., Corporation Services Company or another nationally recognized service firm as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) of this Section in any Federal or New York State court sitting in the County of New York. Each Foreign Borrower represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, each Foreign Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company relating to the Company or any Subsidiary or their businesses, other than (A) any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company and (B) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

SECTION 9.14. Release of Liens and Guarantees. (a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Company or any Domestic Subsidiary that is not a CFC Holdco) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.

(b) On the Investment Grade Date, the Liens on the Collateral under the Security Documents will automatically terminate and be deemed to have been released (it being understood, for the avoidance of doubt, that no such termination or release will modify or otherwise affect any Guarantee provided by any Loan Party under the Collateral Agreement).

(c) In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. Satisfaction of Collateral and Guarantee Requirement. If the Company fails to maintain its Investment Grade Rating at any time following the Investment Grade Date, then the Company shall deliver written notice thereof to the Administrative Agent. As promptly as practicable following the Non-Investment Grade Date, and in any event no later than 30 days thereafter (such date, the “Delivery Date”), the Company shall cause the Collateral and Guarantee Requirement to be satisfied and shall deliver to the Administrative Agent a completed Perfection Certificate dated the Delivery Date and signed by a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Company, the Foreign Borrowers and the Designated Subsidiaries in the jurisdictions contemplated by the Perfection Certificate, delivered at least five Business Days prior to the Delivery Date, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will on the Delivery Date be released; provided that if, notwithstanding the use by the Company of commercially reasonable efforts without undue burden or expense to cause the Collateral and Guarantee Requirement to be satisfied on the Delivery Date, the requirements thereof are not fully satisfied as of the Delivery Date, the satisfaction of such requirements shall not be a condition to the availability of any Loans hereunder so long as the Company has agreed in a written instrument to satisfy any remaining requirements by a date agreed to by the Administrative Agent (it being understood that any failure to satisfy the Collateral and Guarantee Requirement by such later date will constitute, except to the extent additional time is agreed to by the Administrative Agent in accordance with the definition of “Collateral and Guarantee Requirement”, an Event of Default under paragraph (d) of Article VII).

SECTION 9.16. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.17. No Fiduciary Relationship. The Company, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates.

SECTION 9.18. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Company, and each Lender acknowledge that, if information furnished by the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

SECTION 9.19. Conditional Non-Petition Covenant. Each of the Administrative Agent and the Lenders agrees that in the event it or any other Secured Party acquires any Interests in any Securitization Vehicle (as creditor or otherwise) in connection with the exercise of remedies against the Collateral or otherwise in connection with the enforcement, collection or payment of the Obligations hereunder or under any Security Document, it shall not (including by acting on behalf of any such Secured Party or the Secured Parties generally), until one year and one day after the Third Party

Interests of such Securitization Vehicle have been satisfied in full, institute against such Securitization Vehicle, or join in any institution against such Securitization Vehicle of, any bankruptcy, reorganization, arrangement, insolvency, receivership, winding-up or liquidation proceedings or any similar proceedings under any bankruptcy or insolvency laws of any jurisdiction; provided that the foregoing shall not limit the rights of the Administrative Agent or any Lender to file any claim in or otherwise take any action with respect to any such proceeding that was instituted by another Person that is not one of its Affiliates against a Securitization Vehicle. The foregoing agreement shall survive any termination of this Agreement.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.21. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.22. Amendment and Restatement of Existing Credit Agreement. (a) This Agreement shall amend and restate the Existing Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof.

(b) It is understood and agreed that any notice of termination of commitments under the Existing Credit Agreement is given only with respect to the commitments under the Existing Credit Agreement, and not with respect to the Commitments hereunder, and as of the Effective Date, each Lender identified on Schedule 2.01 has in effect a Commitment in the amount set forth opposite the name of such Lender on such Schedule. Each Lender that is also a lender under the Existing Credit Agreement hereby consents and agrees that no prior notice shall be required under the Existing Credit Agreement with respect to (i) termination of commitments under the Existing Credit Agreement or (ii) prepayment of loans under the Existing Credit Agreement; provided that notice thereof is given on or prior to the Effective Date. The parties hereto hereby agree that no amount shall be payable under Section 2.16 of the Existing Credit Agreement solely as a result of the repayment of any outstanding loan under the Existing Credit Agreement on the Effective Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NCR CORPORATION,

by	/s/ Robert Fishman
	Name:	Robert Fishman
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

Executed by NCR LIMITED acting

by:	/s/ Caroline Kee
Signature of director

Director
Name of director: Caroline Kee

in the presence of:

/s/ Tanja Kovacevic
Signature of witness

Name of witness: Tanja Kovacevic
Address: 5 Merchant Square, London W2 1BQ
Occupation: Contract Manager

[Signature Page to Credit Agreement]

SIGNED for and on behalf of
NCR GLOBAL SOLUTIONS LIMITED

by

in the presence of:	/s/ Bruce Gowans Signature of , Director

/s/ Thomas Hainault-Munby
Witness Signature

Thomas Hainault-Munby
Print Name

South Bank House, B4
Print Address

Legal Assistent
Witness Occupation

[Signature Page to Credit Agreement]

NCR NEDERLAND B.V.,

by	/s/ John Boudreau
Name: John Boudreau
Title: Attorney-in-fact

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

by	/s/ Tina Ruyter
Name: Tina Ruyter
Title: Executive Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     BANK OF AMERICA, N.A.

by	/s/ Jeannette Lu
Name: Jeannette Lu
Title: Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     ROYAL BANK OF CANADA

by	/s/ Kamran Khan
Name: Kamran Khan
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     Sun Trust Bank

by	/s/ Hays Wood
Name: Hays Wood
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:

Wells Fargo Bank, National Association

by	/s/ Kay Reedy
Name: Kay Reedy
Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

by	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

For any Lender requiring a second signature line:

by
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     Bank of Montreal

by	/s/ Michael Kus
Name: Michael Kus
Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

COMPASS BANK:

by	/s/ Phillip Potter
Phillip Potter
Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     Capital One, N.A.

by	/s/ Jeremy Mipro
Name: Jeremy Mipro
Title: Assistant Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     Fifth Third Bank

by	/s/ Jonathan H. James
Name: Jonathan H. James
Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    PNC Bank, National Association

by	/s/ Susan J. Dimmick
Name: Susan J. Dimmick
Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:    SUMITOMO MITSUI BANKING CORPORATION

by	/s/ Kubo Katsuyuki
Name: Kubo Katsuyuki
Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: TD Bank, N.A.

by	/s/ Jason Siewert
Name: Jason Siewert
Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: CITIBANK, N.A.

by	/s/ James Walsh
Name: James Walsh
Title: Managing Director and Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     THE NORTHERN TRUST

by	/s/ Kimberly A. Crotty
Name: Kimberly A. Crotty
Title: VP

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution:     Citizens Bank, N.A.

by	/s/ Andrew J. Meara
Name: Andrew J. Meara
Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: The Bank of Nova Scotia

by	/s/ Eugene Dempsey
Name: Eugene Dempsey
Title: Director & Execution Head

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: Branch Banking and Trust Company

by	/s/ Robert T. Barnaby
Name: Robert T. Barnaby
Title: Senior Vice President

For any Lender requiring a second signature line:

by
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: HSBC BANK USA, N.A.

by	/s/ Devin Moore
Name: Devin Moore
Title: VP

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

KEYBANK NATIONAL ASSOCIATION

by	/s/ Marcel Fournier
Name: Marcel Fournier
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: Standard Chartered Bank

by	/s/ Steven Aloupis
Name: Steven Aloupis A2388
Title: Managing Director Loan Syndications

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: BNP Paribas

by	/s/ Todd Rodgers
Name: Todd Rodgers
Title: Director

For any Lender requiring a second signature line:

by	/s/ Liz Cheng
Name: Liz Cheng
Title: Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: UniCredit Bank, AG, New York Branch

by	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

For any Lender requiring a second signature line:

by	/s/ Priya Trivedi
Name: Priya Trivedi
Title: Associate Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: Bank Hapoalim B.M.

by	/s/ James P. Surless
Name: James P. Surless
Title: Vice President

For any Lender requiring a second signature line:

by	/s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: SYNOVUS BANK

by	/s/ Lauren A. Falgiano
Name: Lauren A. Falgiano
Title: Portfolio Manager

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

ZB, N.A. dba Zions First National Bank:

by	/s/ Thomas C. Etzel
Name: Thomas C. Etzel
Title: Senior Vice President Zions First National Bank Division

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: First Commercial Bank, Ltd.,

                                   New York Branch

by	/s/ Bill Wang
Name: Bill Wang
Title: Senior Vice President & General Manager

For any Lender requiring a second signature line:

by	/s/
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: First Tennessee Bank National Association

by	/s/ Jamie M. Swisher
Name: Jamie M. Swisher
Title: Vice President

For any Lender requiring a second signature line:

by	/s/
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: THE BANK OF NEW YORK MELLON

by	/s/ David Wirl
Name: David Wirl
Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

ATLANTIC CAPITAL BANK, N.A.:

by	/s/ Preston McDonald
Name: Preston McDonald
Title: Vice President

For any Lender requiring a second signature line:

by	/s/
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Societe Generale

by	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

United Bank:

by	/s/ Tom Wolcott
Tom Wolcott
SVP Shared National Credit

For any Lender requiring a second signature line:

by	/s/
Name:
Title:

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE

CREDIT AGREEMENT

OF NCR CORPORATION

Name of Institution: CENTRAL PACIFIC BANK

by	/s/ Carl A. Morita
Name: Carl A. Morita
Title: Vice President

FIRST NATIONAL BANK OF OMAHA,

individually and as a Lender,

by	/s/ Andrew Wong
Name: Andrew Wong
Title: Vice President

2

Schedule 1.01A

Existing Letters of Credit

Letter of credit in favor of Ace American Ins. Co. & Pacific Employer’s Ins. Co for $27,516,481 issued by JPMorgan Chase Bank, N.A with and evergreen renewal.

3

Schedule 1.01B

Cash and Investment Policy

CORPORATE MANAGEMENT POLICY MANUAL

Policy		Policy No.	Page
CASH & INVESTMENTS		201	1 of 3
		Issue No.	Issue Date
		1	2-2-99
Scope	Effective Date	Approved By Earl Shanks, VP, Corporate Finance
WORLDWIDE	2-2-99	Organization Finance & Administration

POLICY PERSPECTIVE

Corporate Treasury has responsibility for the management of NCR’s cash and short-term investments. In certain countries, where investments are not directly managed by a Regional Treasury Center, the actual execution and day-to-day management of cash and short-term investments will be performed by the Controllers organization. However, Corporate Treasury is responsible for approving these exceptions (situations where Treasury does not execute the day-to-day management of cash and short-term investments) and for setting cash management and investment guidelines.

POLICY

Cash is to be managed and invested in order to: maximize the preservation of capital, maintain adequate liquidity of capital, and to maximize the rate of return subject to acceptable levels of risk.

Cash is to be managed within guidelines approved by the CFO and the Audit & Finance Committee of the Board of Directors as outlined in this policy.

POLICY STATEMENTS

General Statements

1.	A “Cash & Debt Report” should be completed and submitted to Corporate Treasury or the appropriate Regional Treasury Center on a monthly basis. These reports should be prepared at the end of each month and should include: current bank balances, bank names and account numbers, and descriptions of cash and short-term investments held at the end of each accounting month.

2.	An effective cash forecasting system should be maintained by each organization with forecasts being performed on a regular basis (at least monthly with a forecast for the next 12 months). These forecasts are the primary source of information used by Corporate Treasury to manage Company liquidity.

NCR — SENSITIVE

Use pursuant to Company instructions

CORPORATE FINANCE & ACCOUNTING POLICY MANUAL

Policy	Policy No.	Page
CASH & INVESTMENTS	201	2 of 3

Policies for Cash Managed by Corporate Treasury

3.	Cash must be invested in accordance within the perimeters reviewed and approved by the CFO and the Audit and Finance Committee of the Board as follows:

Eligible Securities:

Securities eligible for investment include the following:

•	commercial paper

•	repurchase agreements

•	bank instruments—including but not limited to, deposit notes, certificates of deposit and banker’s acceptances

•	money market funds

•	government and/or government agency securities

•	corporate notes/bonds

•	asset backed securities

•	auction preferred equity securities

•	interest rate floaters

Credit Rating Requirements:

To be eligible for investment, a security must have a minimum short-term credit rating of Tier 2 by all participating rating agencies, or have a minimum “BBB” long-term credit rating by S&P, or equivalent, if no short-term credit rating is available.

The following constraints apply to holdings of securities with any short-term credit ratings lower than Tier 1, or any long-term credit ratings lower than “A” by S&P, or equivalent, if a short term credit rating is not available:

•	No more than 30% of the total amount of cash and short-term investments may be held in Tier 2 securities at any time

•	No more than 10% of the total amount of cash and short-term investments may be held in Tier 2 securities with maturities over 30 days

•	No Tier 2 securities may be held with maturities of greater than 90 days

4-1-16	NCR — SENSITIVE
Use pursuant to Company instructions

CORPORATE FINANCE & ACCOUNTING POLICY MANUAL

Policy	Policy No.	Page
CASH & INVESTMENTS	201	3 of 3

4.	Issuer Limits—Counterparty risk

NCR should use a variety of counterparties (corporate issuers, banks, broker dealers, etc.) in order to limit default exposure from any one entity. Specifically, issuer limits are as follows based on the credit rating of the issuer:

•	Tier 1 Credit—Limit of $50 million (total) per issuer

•	Tier 2 Credit—Limit of $20 million (total) per issuer

5.	Maturity

•	Generally, the maximum maturity of any security will be 180 days. Maturities over 180 days must be approved as in accordance with the below:

•	The Treasurer may approve investments with maturities of up to one year.

•	Investments with maturities greater than one year require approval by the CFO.

Policies for Cash Not Directly Managed by Corporate Treasury

Corporate Treasury has functional responsibility for cash and short-term investments. Corporate Treasury must provide investment guidelines when cash is managed and investments are executed by the local Controller’s organization. Specifically, Corporate Treasury will approve the type of investment, the specific financial institutions to be used for investing, and the limits for the total amount invested in each institution.

6.	Each international subsidiary/branch conducting investment activities should have a written investment process approved by the Controller. The process should cover the following areas:

•	Documentation of the internal approvals required and associated controls in place for making investments.

•	A plan for the safekeeping of cash and documents issued in support of investments.

•	A description of how competitive quotations are utilized for investments.

•	The controls established to assure compliance with the investment process.

7.	Within the boundaries of this policy, each international subsidiary/branch is authorized to invest up to $1 million (US) in any financial institution, dependent upon the Regional Treasury Director’s approval.

4-1-16	NCR — SENSITIVE
Use pursuant to Company instructions

Schedule 2.01

Commitments

Lender	Revolving Commitment	Term Loan Commitment	L/C Commitment
JPMorgan Chase Bank, N.A.	$69,175,000.00	$48,825,000.00	$25,000,000.00
Bank of America, N.A.	$69,175,000.00	$48,825,000.00	$25,000,000.00
Royal Bank of Canada	$69,175,000.00	$48,825,000.00	$25,000,000.00
SunTrust Bank	$69,175,000.00	$48,825,000.00	$25,000,000.00
Wells Fargo Bank, National Association	$69,175,000.00	$48,825,000.00	$25,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$69,175,000.00	$48,825,000.00	$25,000,000.00
Bank of Montreal	$55,000,000.00	$45,000,000.00	$0.00
Compass Bank	$46,750,000.00	$38,250,000.00	$0.00
Capital One, N.A.	$46,750,000.00	$38,250,000.00	$0.00
Fifth Third Bank	$46,750,000.00	$38,250,000.00	$0.00
PNC Bank, National Association	$46,750,000.00	$38,250,000.00	$0.00
Sumitomo Mitsui Banking Corp.	$46,750,000.00	$38,250,000.00	$0.00
TD Bank, N.A.	$46,750,000.00	$38,250,000.00	$0.00
Citibank, N.A.	$34,100,000.00	$27,900,000.00	$0.00
The Northern Trust	$34,100,000.00	$27,900,000.00	$0.00
Citizens Bank, N.A.	$33,000,000.00	$27,000,000.00	$0.00
The Bank of Nova Scotia	$27,500,000.00	$22,500,000.00	$0.00
Branch Banking and Trust Company	$27,500,000.00	$22,500,000.00	$0.00
HSBC Bank USA, N.A.	$27,500,000.00	$22,500,000.00	$0.00
KeyBank National Association	$27,500,000.00	$22,500,000.00	$0.00
Standard Chartered Bank	$27,500,000.00	$22,500,000.00	$0.00
BNP Paribas	$37,500,000.00	$0.00	$0.00
Unicredit Bank AG, New York Branch	$22,500,000.00	$7,500,000.00	$0.00
Bank Hapoalim B.M.	$0.00	$25,000,000.00	$0.00
Synovus Bank	$13,750,000.00	$11,250,000.00	$0.00
ZB, N.A. dba Zions First National Bank	$0.00	$21,000,000.00	$0.00
First Commercial Bank, Ltd., New York Branch	$11,000,000.00	$9,000,000.00	$0.00
First Tennessee Bank National Association	$11,000,000.00	$9,000,000.00	$0.00
The Bank of New York Mellon	$0.00	$17,000,000.00	$0.00
Atlantic Capital Bank, N.A.	$0.00	$15,000,000.00	$0.00
Societe Generale	$15,000,000.00	$0.00	$0.00
United Bank	$0.00	$12,500,000.00	$0.00
Central Pacific Bank	$0.00	$5,000,000.00	$0.00
First National Bank of Omaha	$0.00	$5,000,000.00	$0.00

Total	$1,100,000,000.00	$900,000,000.00	$150,000,000.00

Schedule 3.06

Disclosed Matters

1.	Appleton Papers Inc. and NCR Corporation v. George A. Whiting Paper Co., et al. (United States District Court for the Eastern District of Wisconsin) (allocation litigation regarding Fox River cleanup; includes counterclaims against NCR; trial scheduled for March 2017) (for further details see NCRs Annual Report on Form 10-K at www.sec.gov).

2.	United States of America and State of Wisconsin v. NCR Corporation, et al. (United States District Court for the Eastern District of Wisconsin) (action filed by federal and state governments against twelve companies, including NCR, with respect to declaratory judgment that November 2007 Unilateral Administrative Order regarding cleanup of Fox River, issued to eight parties, is enforceable; for recovery of government oversight costs; and for natural resource damages; trial in this matter to follow the trial in the Whiting matter) (for further details see NCRs Annual Report on Form 10-K at www.sec.gov).

3.	Georgia-Pacific Consumer Products LP, et al. v. NCR Corporation, et al. (United States District Court for the Western District of Michigan) (contribution action filed against NCR and two other companies with respect to cleanup costs at the Kalamazoo River and PCB contamination alleged to be attributable to NCR; trial court found NCR to be an arranger as of early 1969 (production period extended from roughly 1954 to 1971) following the February 2013 trial; trial on the allocation of liability held in late 2015; parties are awaiting result) (for further details see NCRs Annual Report on Form 10-K at www.sec.gov).

4.	NCR Corporation v. Appleton Papers Inc. (American Arbitration Association) (action filed by NCR against company obligated to it for certain Fox River expenses; counterclaim filed against NCR seeking reimbursement of Fox River expenses previously paid by Appleton Papers Inc.; matter was largely rendered moot by the September 30, 2014 Funding Agreement entered into by that company, NCR and others, which resulted in $93 million paid September 30, 2014, and several million dollars on a regular basis thereafter) (for further details see NCRs Annual Report on Form 10-K at www.sec.gov).

5.	General Notice Letter with respect to Kalamazoo River in Michigan. The United States Environmental Protection Agency on November 24, 2010 issued a “General Notice” letter to NCR Corporation and other companies with respect to PCB contamination at the Kalamazoo River. For further details, see NCRs Annual Report on Form 10-K at www.sec.gov.

6.	Special Notice Letter with respect to Area 1 of Operable Unit 5 of the Kalamazoo River Superfund Site in Michigan. The United States Environmental Protection Agency on March 7, 2016 issued a “Special Notice” letter to NCR Corporation with respect to the release of hazardous substances at area 1 of OU5 of the river. NCR’s response is due in May 2016.

Schedule 3.11A

Subsidiaries and Joint Ventures

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

1.	NCR EasyPoint LLC	Delaware	Limited liability company	NCR Corporation (100%)

2.	NCR Government Systems LLC	Delaware	Limited liability company	NCR Corporation (100%)

3.	NCR Foundation	Ohio	Non-profit	NCR Corporation (100%) (non-profit)

4.	North American Research Corporation	Delaware	Corporation	NCR Corporation (100%)

5.	NCR Scholarship Foundation	Ohio	Non-profit	NCR Corporation (100%) (non-profit)

6.	The National Cash Register Company	Maryland	Corporation	NCR Corporation (100%)

7.	Sparks, Inc.	Ohio	Non-profit	NCR Corporation (100%)

8.	Donald Ryan & Associates Systems Consultants	California	Corporation	NCR Corporation (100%)

9.	NCR Middle East Holdings, LLC	Delaware	Limited liability company	NCR Corporation (100%)

10.	NCR International, Inc.	Delaware	Corporation	NCR Corporation (100%)	Designated Subsidiary Material Subsidiary

11.	NCR Australia Pty, Ltd.	Australia	Private limited	NCR Dutch Holdings C.V. (100%)	Excluded Subsidiary

2

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

12.	NCR Korea Co Ltd.	Korea	Limited company	NCR International, Inc. (99.86%) NCR Corporation (.14%)	Excluded Subsidiary

13.	NCR Corporation India Private Limited	India	Private limited company	NCR International, Inc. (99.99%) NCR Corporation (.01%)	Excluded Subsidiary

14.	NCR Belgium & Co. SNC	Belgium	General partnership	NCR International, Inc. (99%) NCR Corporation (1%)	Excluded Subsidiary

15.	NCR France, SNC	France	Partnership	NCR International, Inc. (99.5%) NCR Corporation (.5%)	Excluded Subsidiary

16.	NCR Treasury Finance Limited	Bermuda	Limited company	NCR International, Inc. (90%) NCR Corporation (10%)	Excluded Subsidiary

17.	NCR Treasury Financing Limited	Bermuda	Limited company	NCR Treasury Finance Limited (90%) NCR International, Inc. (10%)	Excluded Subsidiary

18.	NCR Bilisim Sistemleri, LS	Turkey	Limited liability company	NCR International, Inc. (99.99%) Third party (.01%)	Excluded Subsidiary

19.	NCR Zimbabwe (Private) Limited	Zimbabwe	Limited company	NCR International, Inc. (100%)	Excluded Subsidiary

20.	N. Timms & Co (Private) Ltd	Zimbabwe	Limited company	NCR Zimbabwe (Private) Limited (100%)	Excluded Subsidiary

21.	NCR Brasil LTDA	Brazil	Limited liability company	NCR Corporation (100%)	Excluded Subsidiary

22.	Wyse Sistemas de Informatica Ltda[1]	Brazil	Corporation	NCR Brasil LTDA (100%)	Excluded Subsidiary

[1]	In process of liquidation.

3

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

23.	NCR Brasil – Industria de Equipamentos para Automacao S.A.	Brazil	Corporation	NCR Dutch Holdings B.V. (51%) Third party (49%)	Excluded Subsidiary

24.	NCR Singapore Pte Ltd	Singapore	Private limited	NCR Corporation (100%)	Excluded Subsidiary

25.	NCR Oesterreich Ges.m.b.H.	Austria	Company with limited liability	NCR Corporation (100%)	Excluded Subsidiary

26.	NCR Iberia Lda	Portugal	Limited company	NCR Corporation (100%)	Excluded Subsidiary

27.	NCR Espana, S.L.	Spain	Limited liability company	NCR Corporation (100%)	Excluded Subsidiary

28.	NCR (Macau) Limited	Macau	Limited company	NCR Corporation (100%)	Excluded Subsidiary

29.	NCR (NZ) Corporation	New Zealand	Corporation	NCR Corporation (100%)	Excluded Subsidiary

30.	NCR UK Group Limited	United Kingdom	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary Material Subsidiary

31.	NCR Limited	United Kingdom	Limited company	NCR UK Group Limited (100%)	Excluded Subsidiary

32.	NCR Ghana Limited	Ghana	Limited company	NCR Limited (61%)	Excluded Subsidiary

33.	NCR (Cyprus) Limited	Cyprus	Limited company	NCR (Middle East) Limited (100%)	Excluded Subsidiary

34.	NCR Financial Solutions Group Limited	United Kingdom	Limited company	NCR Limited (100%)	Excluded Subsidiary

35.	NCR (Kenya) Limited	Kenya	Limited company	NCR Limited (100%)	Excluded Subsidiary

36.	NCR (Bahrain) W.L.L.	Bahrain	Limited liability company	NCR Corporation (49%)	Excluded Subsidiary

37.	Global Assurance Limited	Bermuda	Limited company	NCR Corporation (100%)	Excluded Subsidiary

4

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

38.	NCR (Nigeria) PLC	Nigeria	Public limited company	NCR Corporation (61.76%)	Excluded Subsidiary

39.	NCR A/O	Russia	Closed joint stock company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

40.	4Front Technologies SA France	France	Société Anonyme	NCR UK Group Limited (100%)	Excluded Subsidiary

41.	NCR Japan, Ltd.	Japan	Corporation	NCR International, Inc. (50.56%)	Excluded Subsidiary

42.	UNICCS Co., Ltd.	Japan	Corporation	NCR Japan, Ltd. (8.16%)	Joint Venture Excluded Subsidiary

43.	Nihon SolTec Japan Ltd.	Japan	Corporation	NCR Japan, Ltd. (22.5%)	Joint Venture Excluded Subsidiary

44.	Nippon NCR Business Solution Co., Ltd.	Japan	Corporation	NCR Japan, Ltd. (28.27%)	Joint Venture Excluded Subsidiary

45.	Nihon NCR Services Japan, Ltd.	Japan	Corporation	NCR Japan, Ltd. (12.12%)	Joint Venture Excluded Subsidiary

46.	TN Brain Co. Ltd.	Japan	Corporation	NCR Japan, Ltd. (24%)	Joint Venture Excluded Subsidiary

47.	Nihon ATM Japan, Ltd.	Japan	Corporation	NCR Japan, Ltd. (20%) NCR Services Japan Ltd. (5%)	Joint Venture Excluded Subsidiary

48.	NOACC	Japan	Corporation	NCR Japan, Ltd. (15%)	Joint Venture Excluded Subsidiary

5

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

49.	GSS	Japan	Corporation	NCR Japan, Ltd. (5.45%)	Joint Venture Excluded Subsidiary

50.	Global Solution Services, Ltd.	Japan	Corporation	NCR Japan, Ltd. (5.5%) NCR Services Japan Ltd. (6.8%)	Joint Venture Excluded Subsidiary

51.	NCR Canada Corporation	Canada	Limited corporation	NCR Dutch Holdings B.V (100%)	Excluded Subsidiary

52.	NCR Dutch Holdings C.V.	Netherlands	Limited partnership	NCR Corporation (1%) (general partner) NCR International, Inc. (99%)	Excluded Subsidiary Material Subsidiary

53.	NCR Dutch Holdings B.V.	Netherlands	Corporation	NCR International & Co Luxembourg Holdings SNC (100%)	Excluded Subsidiary

54.	NCR Services Limited	Bermuda	Limited company	NCR Dutch Holdings C.V. (100%)	Excluded Subsidiary

55.	NCR Ceska Republika spol. S.r.o.	Czech Republic	Limited liability company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

56.	Keynesplein Holding C.V.	Netherlands	Limited partnership	NCR Corporation (89.5%) (general partner) NCR International, Inc. (10.5%)	Excluded Subsidiary Material Subsidiary

57.	NCR GmbH	Germany	Company with limited liability	Keynesplein Holding C.V. (100%)	Excluded Subsidiary

58.	NCR del Peru S.A.	Peru	Limited company	NCR International, Inc. (.002%) NCR Corporation (99.996%)	Excluded Subsidiary

59.	NCR Antilles S.A.R.L.	French W.I.	Limited company	NCR Corporation (100%)	Excluded Subsidiary

6

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

60.	NCR (Middle East) Limited	Cyprus	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

61.	NCR (Thailand) Limited	Thailand	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

62.	NCR (Hellas) S.A.	Greece	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

63.	NCR Corporation (Philippines)	Philippines	Corporation	NCR International, Inc. (99%)	Excluded Subsidiary

64.	NCR Consumables, SA de C.V.	Mexico	Variable capital company	NCR Corporation (99.99%) NCR International, Inc. (.01%)	Excluded Subsidiary

65.	NCR Global Consumables Solutions, SA de C.V.	Mexico	Variable capital company	NCR Corporation (99.99%) NCR International, Inc. (.01%)	Excluded Subsidiary

66.	NCR Asia Pacific PTE Limited	Singapore	Private limited company	NCR International, Inc. (100%)	Excluded Subsidiary

67.	NCR (North Africa) Limited	Cyprus	Limited company	NCR (Middle East) Limited (100%)	Excluded Subsidiary

68.	NCR Corporation de Centroamerica S.A.[2]	Panama	Corporation	NCR International, Inc. (100%)	Excluded Subsidiary

69.	NCR (IRI) Ltd.	Cyprus	Limited company	NCR (Middle East) Limited (100%)	Excluded Subsidiary

70.	NCR (Near East) Limited	Cyprus	Limited company	NCR International, Inc. (100%)	Excluded Subsidiary

71.	NCR Systems Taiwan Ltd.	Taiwan	Limited company	NCR International, Inc. (100%)	Excluded Subsidiary

72.	NCR Nederland B.V.	Netherlands	Public limited liability company	NCR Corporation (100%)	Excluded Subsidiary

[2]	In process of liquidation.

7

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

73.	NCR Danmark A/S	Denmark	Private limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

74.	NCR Cebu Development Center, Inc.	Philippines	Corporation	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

75.	NCR Finland OY	Finland	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

76.	Quantor Holding LLC	Delaware	Limited liability company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

77.	Data Pathing Holding LLC	Delaware	Limited liability company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

78.	NCR Chile Industrial y Comercial Limitada	Chile	Limited company	Quantor Holding LLC (45.835%) Data Pathing Holding LLC (45.835%) NCR Dutch Holdings B.V. (8.33%)	Excluded Subsidiary

79.	NCR Colombia Ltda	Colombia	Limited company	NCR Dutch Holdings B.V. (42.63%) NCR Chile Industrial y Comercial Limitada (57.37%)	Excluded Subsidiary

80.	Fondo Colombiano de Inversiones de Capital de Riesgo S.A.	Colombia	Corporation	NCR Colombia Ltda (1.75%)	Excluded Subsidiary

81.	Papeles y Suministros del Cuaca S.A.[3]	Colombia	Corporation	NCR Colombia Ltda (95%)	Excluded Subsidiary

[3]	In process of liquidation.

8

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

82.	NCR Norge AS	Norway	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

83.	NCR Ukraine Limited	Ukraine	Limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

84.	NCR Argentina S.R.L.	Argentina	Limited company	NCR Dutch Holdings B.V. (89%) Quantor Holding LLC (11%)	Excluded Subsidiary

85.	NCR International (South Africa) (Pty) Ltd.	South Africa	Private limited company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

86.	NCR Italia Holdings LLC	Delaware	Limited liability company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

87.	NCR (Switzerland) GmbH	Switzerland	Company with limited liability	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

88.	National Registrierkassen AG	Switzerland	Corporation	NCR (Switzerland) GmbH (100%)	Excluded Subsidiary

89.	NCR Global Holdings Limited	Ireland	Limited company	NCR Dutch Holdings C.V. (100%)	Excluded Subsidiary

90.	NCR Dominicana C. por A.	Dominican Republic	Share company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

91.	NCR International Technology Limited	Ireland	Limited company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

92.	NCR Global Solutions Limited	Ireland	Limited company	NCR Global Holdings Limited (100%)	Excluded Subsidiary Material Subsidiary

93.	NCR Airside Ireland Limited	Ireland	Limited company	NCR Global Solutions Limited (100%)	Excluded Subsidiary

9

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

94.	NCR Italia S.r.l.	Italy	Limited liability company	NCR Italia Holdings LLC (10%) NCR Airside Ireland Limited (90%)	Excluded Subsidiary

95.	NCR Indonesia LLC	Delaware	Limited liability company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

96.	P. T. NCR Indonesia	Indonesia	Limited company	NCR Global Holdings Limited (99%) NCR Indonesia LLC (1%)	Excluded Subsidiary

97.	NCR (Malaysia) Sdn. Bhd.	Malaysia	Limited company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

98.	Tricubes NCR JV Sdn Bhd	Malaysia	Limited company	NCR (Malaysia) Sdn. Bhd. (30%)	Excluded Subsidiary

99.	NCR Solutions (Middle East) LLC	Delaware	Limited liability company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

100.	NCR Poland LLC	Delaware	Limited liability company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

101.	NCR Polska Sp.z.o.o.	Poland	Limited company	NCR Poland LLC (100%)	Excluded Subsidiary

102.	NCR European and South American Holdings LLC	Delaware	Limited liability company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

103.	NCR Magyarorszag Kft.	Hungary	Limited company	NCR Global Holdings Limited (96.67%) NCR European and South American Holdings LLC (3.33%)	Excluded Subsidiary

10

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

104.	NCR de Mexico, S.A. de C.V.	Mexico	Capital variable limited company	NCR European and South American Holdings LLC (99.99%) NCR Global Holdings Limited (0.01%)	Excluded Subsidiary

105.	NCR Latin American Holdings LLC	Delaware	Limited liability company	NCR Global Holdings Limited (100%)	Excluded Subsidiary

106.	NCR Solutions de Mexico S. de R.L. de C.V.	Mexico	Limited company	NCR Latin American Holdings LLC (100%)	Excluded Subsidiary

107.	NCR (Bermuda) Holdings Limited	Bermuda	Limited company	NCR Dutch Holdings C.V. (100%)	Excluded Subsidiary Material Subsidiary

108.	NCR Bermuda (2006) Limited	Bermuda	Limited company	NCR Netherlands Holdings C.V. (100%)	Excluded Subsidiary

109.	NCR (Hong Kong) Limited	Hong Kong	Limited company	NCR GMBH (86.47%) NCR Dutch Holding C.V. (13.53%)	Excluded Subsidiary

110.	NCR (Beijing) Financial Equipment System Co., Ltd.	China	Limited company	NCR (Hong Kong) Limited (100%)	Excluded Subsidiary

111.	NCR (Guangzhou) Technology Co., Ltd.	China	Limited company	NCR (Hong Kong) Limited (75%) NCR (Beijing) Financial Equipment System Co., Ltd. (25%)	Excluded Subsidiary

112.	NCR (Shanghai) Technology Services Ltd.	China	Limited company	NCR (Hong Kong) Limited (100%)	Excluded Subsidiary

113.	NCR D.O.O. Beograd	Serbia	Corporation	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

11

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

114.	Radiant Payment Services, LLC	Georgia	Limited Liability Company	NCR Corporation (100%)	Designated Subsidiary

115.	Radiant Systems Retail Solutions Pte Ltd.	Singapore	Private Company Limited by Shares	NCR International, Inc. (100%)	Excluded Subsidiary

116.	Radiant Systems Asia-Pacific Pty Ltd.	Australia	Proprietary Company Limited by Shares	NCR Dutch Holdings C.V. (100%)	Excluded Subsidiary

117.	Radiant Systems UK (II) Limited	England and Wales	Corporation	Rads International S.A.R.L. (100%)	Excluded Subsidiary

118.	Radiant Systems Limited	United Kingdom	Corporation	Radiant Systems UK (II) Limited	Excluded Subsidiary

119.	Radiant Systems Retail Solutions, S.L.	Spain	Private Limited Company	NCR International, Inc. (100%)	Excluded Subsidiary

120.	NCR International SNC	Luxembourg	Partnership	NCR Corporation (95%) NCR International, Inc. (5%)	Excluded Subsidiary

121.	NCR International 2 SNC	Luxembourg	Partnership	NCR International SNC (95%) NCR International, Inc. (5%)	Excluded Subsidiary

122.	RADS International SARL	Luxembourg	Corporation	NCR International 2 S.e.n.c. (100%)	Excluded Subsidiary

123.	RADS Australia Holdings Pty Ltd	Australia	Proprietary Company	RADS International SARL (100%)	Excluded Subsidiary

124.	Quest Retail Technology Pty Ltd	Australia	Proprietary Company	RADS Australia Holdings Pty Ltd. (100%)	Excluded Subsidiary Material Subsidiary

125.	TCR Business Systems, Inc.	Texas	Corporation	NCR International, Inc. (100%)

12

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

126.	Radiant Systems GmbH	Austria	Corporation	RADS International SARL (100%)	Excluded Subsidiary

127.	Orderman GmbH	Austria	Limited Liability Company	Radiant Systems GmbH (100%)	Excluded Subsidiary

128.	Orderman Iberica S.L.	Spain	Limited Liability Company	Orderman GmbH (100%)	Excluded Subsidiary

129.	Orderman S.Á R.L.	Luxeumbourg	Limited Liability Company	RADS International SARL (100%)	Excluded Subsidiary Material Subsidiary

130.	Radiant Systems Retail Solutions Private Limited	India	Corporation	Radiant Systems Retail Solutions Pte Ltd. (Singapore) (100%)	Excluded Subsidiary

131.	Radiant Systems Ltd.	Thailand	Limited Liability Company	NCR Corporation (100%)	Excluded Subsidiary

132.	Radiant Systems Retail Solutions SDN. BDH.	Malaysia	Private Company	RADS International SARL (100%)	Excluded Subsidiary

133.	Radiant Holdings Pty Ltd.	Victoria Australia	Proprietary Company	RADS International SARL (100%)	Excluded Subsidiary

134.	Texas Digital Systems, Inc.	Texas	Corporation	NCR Corporation (100%)

135.	NCR Qatar LLC	Qatar	Limited Liability Company	NCR Corporation (49% voting, 97% profits and losses and 100% liquidation rights) Third party (51% voting, 3% profits)	Excluded Subsidiary

136.	NCR Comercial E Inversiones Limitada	Chile	Limited company	NCR de Chile Industrial y Comercial Limitada (99%) NCR Dutch Holdings B.V. (1%)	Excluded Subsidiary

13

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

137.	NCR International & Co Luxembourg SNC	Luxembourg	Partnership	NCR International, Inc. (0.01%) NCR International 2 SNC (99.9%)	Excluded Subsidiary

138.	NCR International & Co Holdings Luxembourg SNC	Luxembourg	Partnership	NCR International & Co Luxembourg SNC (100%)	Excluded Subsidiary

139.	Moon Holdings S.P.V Ltd.	Israel	Private Company	NCR Corporation (100%)

140.	NCR Global Ltd.	Israel	Corporation	Moon Holdings S.P.V Ltd. (100%)	Excluded Subsidiary Material Subsidiary

141.	NCR Israel Ltd.	Israel	Corporation	NCR Global Ltd. (100%)-	Excluded Subsidiary

142.	Retalix (UK) Limited	United Kingdom	Private Limited Company	NCR Ltd. (100%)	Excluded Subsidiary

143.	Retalix Australia PTY Ltd.	Australia	Proprietary Limited Company	NCR Global Ltd. (100%)	Excluded Subsidiary

144.	Retalix France SARL	France	Societe a Responsabilite Limitee	NCR France, SNC. (100%)	Excluded Subsidiary

145.	Retalix Technology (Beijing) Co. Ltd.	China	Company incorporated in accordance with the “Law of the People’s Republic of China concerning Wholly Foreign Owned Enterprises”	NCR (Beijing) Financial Equipment System Co. Ltd. (100%)	Excluded Subsidiary

14

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

146.	Retalix Italia S.p.A.	Italy	Corporation	NCR Italia SRL (100%)	Excluded Subsidiary

147.	Tamar Industries M.R. Electronic Ltd.	Israel	Corporation	NCR Global Ltd. (100%)	Excluded Subsidiary

148.	Palm Point Ltd.[4]	Israel	Corporation	NCR Global Ltd. (100%)	Excluded Subsidiary

149.	NCR Hospitality Bahrain SPC	Bahrain	Corporation	NCR (Middle East) Limited (100%)	Excluded Subsidiary

150.	Alaric Systems Limited[5]	United Kingdom	Limited Liability Company	NCR Limited (100%)	Excluded Subsidiary

151.	NCR Payments and Services Malaysia Sdn. Bhd.	Malaysia	Limited Liability Company	NCR Dutch Holdings B.V. (100%)	Excluded Subsidiary

152.	Alaric International Pty Ltd.[6]	Australia	Proprietary Limited Liability Company	Alaric Systems Limited (100%)	Excluded Subsidiary

153.	Alaric International Kft[7]	Hungary	Limited Liability Company	NCR Limited (100%)	Excluded Subsidiary

154.	Digital Insight Corporation	Delaware	Corporation	NCR Corporation (100%)	Material Subsidiary

155.	Digital Insight India Products Private Limited	India	Corporation	Digital Insight Corporation (100%)

156.	NCR Charity Corporation	Delaware	Non-profit	NCR Corporation (100%)

157.	NCR Receivables LLC	Delaware	Limited Liability Company	NCR Corporation (100%)

[4]	In process of liquidation.
[5]	In process of liquidation.
[6]	In process of liquidation.
[7]	In process of liquidation.

15

	Name of Entity	Jurisdiction of Organization	Type of Entity	Owner(s) and Ownership Interest Percentage(s)	Status

158.	Iber Aloha S.L.	Spain	Limited Liability Company	NCR Espana SL (100%)

159.	NCR Foreign Investco, LLC	Delaware	Limited Liability Company	NCR Corporation (100%)

160.	NCR Foreign Investco 1, LLC	Delaware	Limited Liability Company	NCR Corporation (100%)

161.	Global Acquisition C.V.	Netherlands	Partnership	NCR Foreign Investco 1, LLC (100%)

Option, warrants, calls, etc.

NCR Manaus

The Brazil Shareholders’ Agreement contains put and call rights in favor of the shareholders of NCR Manaus under various circumstances specified therein, including, for example, in the event that NCR Manaus sales do not achieve certain thresholds over an initial five-year period or if a shareholder becomes bankrupt, misuses confidential information, or engages in questionable business practices, all subject to the terms and conditions of the Brazil Shareholders’ Agreement.

16

Schedule 3.11B

Disqualified Equity Interests

Issuer	Holder	Number	Date of Issuance	Conversion or Dividend Feature

NCR (Thailand) Limited	Kian Gwan Commercial Co., Ltd. (“Kian Gwan”)	15,400 Class A Shares 230,000 Class B Shares	February 5, 1996	Annual dividends of 18% accrue to the Class A Shares so long as there are profits of NCR (Thailand) Limited sufficient to pay such dividends.

NCR Manaus	The Brazil Shareholders’ Agreement contains put and call rights in favor of the shareholders of NCR Manaus under various circumstances specified therein, including, for example, in the event that NCR Manaus sales do not achieve certain thresholds over an initial five-year period or if a shareholder becomes bankrupt, misuses confidential information, or engages in questionable business practices, all subject to the terms and conditions of the Brazil Shareholders’ Agreement.

RADS International S.a.r.l.	NCR International 2 S.e.n.c.

Tranche A:

8,937,630

Tranche 2:

16,213,849

Tranche 2B:

20,000,000

Tranche B:

24,805,751

Tranche 2B:

12,375,220

Tranche C:

1,870,512

Tranche D:

3,900,600

Tranche E:

15,760,000

Tranche 6:

94,754

Tranche G:

1,472,989

Tranche A:

January 4, 2008

Tranche 2:

January 4, 2008

Tranche 2B:

January 4, 2008

Tranche B:

January 8, 2008

Tranche C:

April 2, 2008

Tranche D:

July 1, 2008

Tranche E:

July 3, 2008

Tranche 6:

September 25, 2008

Tranche G:

September 25, 2008

All renumbered and controlled by the CPEC Master Agreement dated December 29, 2010

Each CPEC carries the right to receive a dividend to the extent the board declares it and there are sufficient earnings of RADS International S.a.r.l.

On the 30th anniversary of Issue Date of the CPECs, RADS International S.a.r.l. is required to redeem all of the CPECs.

At any time after the 3rd anniversary of the Issue Date, the CPECs may be converted at the option of RADS International S.a.r.l or the shareholder into Conversion Shares at a premium.

NCR International 2 S.e.n.c.	NCR International S.e.n.c.	Tranche A: 239,201*	Tranche A: January 3, 2008*	Each CPEC carries the right to receive

17

Tranche B: 1,187,161 Tranche C: 4,544,819 Tranche D 22,556,057 Tranche E: 50,061* Tranche F: 951,163 Tranche G: 521,966* Tranche H: 9,917,350 Tranche I 50,212 Tranche J: 796,456

Tranche B:

January 3, 2008*

Tranche C:

January 3, 2008

Tranche D:

January 3, 2008

Tranche E:

April 1, 2008*

Tranche F:

April 1, 2008

Tranche G:

July 1, 2008*

Tranche H:

July 1, 2008

Tranche J:

November 25, 2008

a dividend to the extent the board declares it and there are sufficient earnings of NCR International 2 S.e.n.c.

On the 30th anniversary of Issue Date of the CPECs, NCR International 2 S.e.n.c. is required to redeem all of the CPECs.

At any time after the 3rd anniversary of the Issue Date, the CPECs may be converted at the option of NCR International 2 S.e.n.c. or the shareholder into Conversion Shares at a premium.

*	Initially issued to Radiant Systems International, Inc. and transferred to NCR International S.e.n.c. on October 31, 2008.

18

Schedule 3.17 Insurance Schedule of Insurance

Coverage Description	Amount /Limit	Insurer	Policy Number	Policy Period

Automobile Liability

Provides coverage for claims that an insured is legally obligated to pay because of bodily injury or property damage caused by an accident resulting from the ownership, maintenance or use of a covered automobile. Coverage for loss of income, medical expenses and uninsured/underinsured motorists’ protection is also available.

Coverage is written on an occurrence basis which means that the policy will respond only if the injury or damage occurs during the policy period.

Automobile Liability—US		ACE American Insurance Company	ISA H08865978	11/01/15 –11/01/16
• Liability- Symbol 1 • Personal Injury Protection – Symbol 5 • Medical Payments – Symbol 2 • Uninsured/Underinsured Motorist – Symbol 6 • DEDUCTIBLES	$3,000,00 Statutory $10,000 Statutory Minimum Reject
➢ Per Occurrence	$3,000,000

General Liability

General Liability insurance is designed to protect owners and operators of business from a wide variety of liability exposures. These exposures include but are not limited to liability arising out of accidents resulting from the premises or operations of the insured, products sold by the insured, operations completed by the insured and contractual liability. The policy will pay sums the insured becomes legally obligated to pay as damages because of bodily injury or property damage. In addition, the bodily injury or property damage must be caused by an occurrence that takes place in the coverage territory. Coverage is also afforded for personal and advertising injury.

Coverage is written on an occurrence basis which means that the policy will respond only if the injury or damage occurs during the policy period.

COMMERCIAL GENERAL LIABILITY – US		ACE American Insurance Company	HDO G2740232A	11/01/15 –11/01/16
• Each Occurrence • General Aggregate (US & Canada) • Products/Completed Ops Aggregate • Personal & Advertising Injury • Damage to Premises Rented to You • Medical Expenses • DEDUCTIBLES	$2,000,000 $4,000,000 $4,000,000 $2,000,000 $2,000,000 $10,000
➢ Per Occurrence	$500,000

Worker’s Compensation

This coverage provides payment for medical expenses and lost income in accordance with state laws to workers injured during the course of employment. Benefits are payable on a no-fault basis; that is, payments are made regardless of fault and the employee does not have to sue his employer in order to collect benefits. Workers’ Compensation covers two (2) types of injuries: bodily injury by accident and bodily injury by disease.

Employers’ Liability

This coverage protects the employer for his common law liability against suits brought by an employee for injuries that are not covered by Workers’ Compensation. Under most circumstances, Workers’ Compensation is the exclusive remedy for workers who suffer a work related injury. However, in certain situations, an employee or his family can bring tort suits for money damages against an employer.

This insurance document is furnished to you as a matter of information for your convenience. It only summarizes the listed policy(ies) and is not intended to reflect all the terms and conditions or exclusions of such policy(ies). Moreover, the information contained in this document reflects coverage as of the date of this summary as shown below of the policy(ies) and does not include subsequent changes. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policy(ies). The insurance afforded by the listed policy(ies) is subject to all the terms, exclusions and conditions of such policy(ies).

Schedule of Insurance

Coverage Description	Amount /Limit	Insurer	Policy Number	Policy Period
WORKERS COMPENSATION AND EMPLOYERS LIABILITY—AOS		Indemnity Insurance Co of North America	WLR C48596629	11/01/15 – 11/01/16
• Workers Compensation • Bodily Injury by Accident – Each Accident • Bodily Injury By Disease – Policy Limit • Bodily Injury by Disease – Each Employee	Statutory $1,000,000 $1,000,000 $1,000,000
• DEDUCTIBLE ➢ Each Occurrence	$500,000

WORKERS COMPENSATION AND EMPLOYERS LIABILITY – CA, MA		ACE American Insurance Company	WLR C48596587	11/01/15 – 11/01/16
• Workers Compensation • Bodily Injury by Accident – Each Accident • Bodily Injury By Disease – Policy Limit • Bodily Injury by Disease – Each Employee • DEDUCTIBLE	Statutory $1,000,000 $1,000,000 $1,000,000
➢ Each Occurrence	$500,000

WORKERS COMPENSATION AND EMPLOYERS LIABILITY—WI		ACE American Insurance Company	WC RETRO SCF C48596708	11/01/15 – 11/01/16

• Workers Compensation • Bodily Injury by Accident – Each Accident • Bodily Injury By Disease – Policy Limit • Bodily Injury by Disease – Each Employee • DEDUCTIBLE	Statutory $1,000,000 $1,000,000 $1,000,000
➢ Each Occurrence	$500,000

This insurance document is furnished to you as a matter of information for your convenience. It only summarizes the listed policy(ies) and is not intended to reflect all the terms and conditions or exclusions of such policy(ies). Moreover, the information contained in this document reflects coverage as of the date of this summary as shown below of the policy(ies) and does not include subsequent changes. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policy(ies). The insurance afforded by the listed policy(ies) is subject to all the terms, exclusions and conditions of such policy(ies).

Schedule of Insurance

Coverage Description	Amount /Limit	Insurer	Policy Number	Policy Period
WORKERS COMPENSATION AND EMPLOYERS LIABILITY – TN		Agri General Insurance Company	WLRC48596666	11/01/15 – 11/01/16	$51,851
• Workers Compensation • Bodily Injury by Accident – Each Accident • Bodily Injury By Disease – Policy Limit • Bodily Injury by Disease – Each Employee • DEDUCTIBLE	Statutory $1,000,000 $1,000,000 $1,000,000
Each Occurrence	$500,000
EXCESS WORKERS’ COMPENSATION AND EMPLOYERS LIABILITY		ACE American Insurance Company	WC XS of SIR WCU C48596745	11/01/15 – 11/01/16	$10,966

Foreign Liability- Difference In Conditions

This policy serves as a contingent excess coverage and provides an Umbrella your locally-admitted foreign placements. This policy also serves to fill any gaps or differences in conditions that may occur within the local policies to ensure more comprehensive coverage is in place.

This insurance document is furnished to you as a matter of information for your convenience. It only summarizes the listed policy(ies) and is not intended to reflect all the terms and conditions or exclusions of such policy(ies). Moreover, the information contained in this document reflects coverage as of the date of this summary as shown below of the policy(ies) and does not include subsequent changes. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policy(ies). The insurance afforded by the listed policy(ies) is subject to all the terms, exclusions and conditions of such policy(ies).

Schedule of Insurance

Coverage Description	Amount /Limit	Insurer	Policy Number	Policy Period
MASTER FOREIGN PACKAGE – DIC		ACE American Insurance Company	CXCD37445769001	11/01/15 - 11/01/16
• GENERAL LIABILITY

➢      Each Occurrence

➢      Products/Completed Ops Aggregate

➢      Personal & Advertising Injury Aggregate

➢      Damage to Premises (Each Occ.)

➢      Medical Expense Limit

➢      General Aggregate

➢      Capping of Limits (Aggregate)

	$5,000,000 $5,000,000 $1,000,000 $1,000,000 $50,000 $5,000,000 $10,000,000
• CONTINGENT AUTO LIABILITY (EXCESS & DIC) ➢ Each Accident	$1,000,000
EMPLOYERS LIABILITY ➢ Bodily Injury by Accident ➢ Bodily Injury per Employee ➢ Bodily Injury by Disease	$1,000,000 $1,000,000 $1,000,000
• MARITIME EMPLOYERS LIABILITY ➢ Bodily Injury by Accident ➢ Bodily Injury per Employee ➢ Bodily Injury by Disease	$1,000,000 $1,000,000 $1,000,000
• RETENTIONS
➢ Each Claim (Employee Benefits Liability only)	$1,000
• EXECUTIVE ASSISTANCE SERVICES ➢ Policy Limit for Medical Assistance	$1,000,000

Umbrella & Excess Liability

An Umbrella or Excess Liability policy provides additional protection in excess of the limits afforded by underlying liability policies such as General, Automobile and Employers’ Liability. It does not provide excess coverage for Directors’ & Officers’, Fiduciary and Employment Practices Liability policies nor “professional” liability policies such as Medical Malpractice or Architects and Engineers Errors & Omissions.

The difference between an Umbrella and an Excess Liability policy is an Umbrella policy may provide coverage for some exposures not insured by the underlying policies where as an Excess policy provides strictly excess limits for the coverage offered by the underlying policies.

This insurance document is furnished to you as a matter of information for your convenience. It only summarizes the listed policy(ies) and is not intended to reflect all the terms and conditions or exclusions of such policy(ies). Moreover, the information contained in this document reflects coverage as of the date of this summary as shown below of the policy(ies) and does not include subsequent changes. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policy(ies). The insurance afforded by the listed policy(ies) is subject to all the terms, exclusions and conditions of such policy(ies).

Schedule of Insurance

Coverage Description	Amount /Limit	Insurer	Policy Number	Policy Period
Umbrella Liability • Each Occurrence • Aggregate • Retention	$25,000,000 $25,000,000 $25,000	ACE Property & Casualty Insurance Co.	XOOG27919054001	11/01/15 – 11/01/16	$1,145,807

Excess Liability • Each Occurrence • Aggregate	$25M xs $25M $25M xs $25M	XL Insurance America Inc	US00011796LI15A	11/01/15 – 11/01/16	$130,290

Excess Liability • Each Occurrence • Aggregate	$50M xs $50M $50M xs $50M	Great American Insurance Co.	EXC4223407	11/01/15 – 11/01/16	$147,000

Excess Liability • Each Occurrence • Aggregate	$50M xs $100M $50M xs $100M	Federal Insurance Company	7982-01-59	11/01/15 – 11/01/16	$90,200

This insurance document is furnished to you as a matter of information for your convenience. It only summarizes the listed policy(ies) and is not intended to reflect all the terms and conditions or exclusions of such policy(ies). Moreover, the information contained in this document reflects coverage as of the date of this summary as shown below of the policy(ies) and does not include subsequent changes. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed policy(ies). The insurance afforded by the listed policy(ies) is subject to all the terms, exclusions and conditions of such policy(ies).

SCHEDULE 5.14

Post-Closing Collateral Obligations

The documents listed below, together with all related documents, amendments, confirmations, agreements, resolutions, certificates, instruments and filings, if any, to be delivered no later than 60 days after the Effective Date, as such date may be extended by the Administrative Agent in its sole discretion:

Jurisdiction/Entity	Required Documents

Austria—NCR Oesterreich Ges.m.b.H	• To put outstanding indebtedness in the form of a note

Bermuda—NCR Treasury Finance Limited	• To put outstanding indebtedness in the form of a note

France – NCR France SNC

•    Opinion (enforceability) of Lender’s Counsel

•    Opinion (capacity) of Borrower’s Counsel in respect of NCR International Inc.

•    Opinion (capacity) of Borrower’s Counsel in respect of NCR Corporation

•    Third ranking share pledge security granted by NCR International. Inc. as pledgor

•    Third ranking share pledge security granted by NCR Corporation as pledgor

•    Shareholder’s resolution of NCR France SNC

•    Constitutional documents of NCR France SNC

•    Bordereau Forms

India – NCR Corporation India Private Limited

•    No-objection from the Authorised Dealer Bank for continuance of the pledge in light of revised obligations and new borrowers

•    NCR Corporation Company Certificate

•    NCR International, Inc. Company Certificate

•    Share Transfer Form (one each for NCR International, Inc. and NCR Corporation)

•    Opinion of Lender’s Counsel

Israel – Moon Holdings S.P.V Ltd.

•    Amended and Restated Share Pledge Agreement

•    Opinion of Borrower’s Counsel

•    Extract from the Registrar of Pledges as in effect prior to closing

•    Moon Holdings Board Resolutions

•    NCR Corporation Corporate Approvals

•    Pledge Notice to the Registrar of Pledges

Japan – NCR Japan, Ltd.

•    Opinion of Lender’s Counsel

•    Constitutional documents of NCR Japan, Ltd.:

•    Shareholder Registry (kabunushi meibo)

•    Articles of Incorporation (teikan)

•    Board Regulations (torishimariyakukai kisoku)

•    Share Handling Rules (kabushiki toriatsukai kisoku)

•    Commercial Register (rireki jikou zenbu shoumeisho)

Luxembourg – NCR International S.N.C.

•    Opinion (capacity) of Borrower’s Counsel

•    Opinion (validity) of Lender’s Counsel

•    Confirmation Agreement

•    Certified copy of the Partners’ Register of Luxco

•    Luxembourg Managers’ Written Resolutions for NCR International S.N.C

2

• Commercial register extract and negative certificate for NCR International S.N.C. • Formalities certificate in respect of NCR International S.N.C.

Netherlands – NCR Dutch Holdings C.V. and Keynesplein Holdings C.V.	• Opinion of Lender’s Counsel (in respect of the existing security)

Netherlands – Global Acquisition C.V.	• Opinion of Lender’s Counsel • Partnership resolution • Constitutional documents of Global Acquisition C.V. • Partnership interest pledge agreement

3

Schedule 6.01

Existing Indebtedness

•	Notes payable, in the principal amount of $5 million, issued pursuant to that certain Indenture, dated as of November 1, 1988, between the Company and State Street Bank and Trust Company, as Trustee. The notes payable mature in 2020 and bear interest at a rate of 9.49% per annum.

•	Senior Unsecured Notes: On September 17, 2012, the Company issued $600 million aggregate principal amount of 5.00% senior unsecured notes due in 2022 (the “5.00% Notes”). The 5.00% Notes were sold at 100% of the principal amount and will mature on July 15, 2022. On December 18, 2012, the Company issued $500 million aggregate principal amount of 4.625% senior unsecured notes due in 2021 (the “4.625% Notes”). The 4.625% Notes were sold at 100% of the principal amount and will mature on February 15, 2021. On December 19, 2013, the Company issued $400 million aggregate principal amount of 5.875% senior unsecured notes due in 2021 (the “5.875% Notes”) and $700 million aggregate principal amount of 6.375% senior unsecured notes due in 2023 (the “6.375% Notes”), the proceeds of which were used solely for the acquisition of Digital Insight. The 5.875% Notes were sold at 100% of the principal amount and will mature on December 15, 2021 and the 6.375% Notes were sold at 100% of the principal amount and will mature on December 15, 2023. The senior unsecured notes are guaranteed, fully and unconditionally, on an unsecured senior basis, by our 100% owned subsidiary, NCR International, Inc.

•	Trade Receivables Securitization Facility: In November 2014, the Company established a two-year revolving trade receivables securitization facility (the “A/R Facility”) with PNC Bank, National Association as the administrative agent, and various lenders. The A/R Facility provides for up to $200 million in funding based on the availability of eligible receivables and other customary factors and conditions. As of December 31, 2015, there was $200 million outstanding under the A/R facility.

•	Chile Term Loan: In October 2013, the Company entered into a 5-year term loan with BBVA in the aggregate amount of $29 million at an interest rate of 7.71%. As of December 31, 2015, this loan had $12.2 million outstanding.

•

During 2009, the Company entered into a transaction with the Development Authority of Columbus, Georgia (the “Development Authority”). The transaction resulted in the issuance of approximately $5 million in taxable revenue bonds by the Development Authority. The 2009 transaction also contemplated a second bond issuance for a second facility in Columbus, and during 2011, the Development Authority issued an additional $1.5 million taxable revenue bond. The Development Authority used the proceeds of the bonds to purchase manufacturing facilities consisting of buildings and fixtures. The Company and the Development Authority entered into lease and financing agreements, whose terms provide the Company with ten year leases of each facility for manufacturing purposes (and in some cases for assembly and office use). Under the terms of the agreements, the rental payments made by the Company will be utilized by the Development Authority to repay the

4

principal and interest (at a rate of 5%) of the bonds and the Company will have the option of acquiring the facilities for a nominal amount at the end of the respective lease terms. Based on the terms of the agreements, the transactions were accounted for as capital leases, which resulted in the capitalization of the purchase price of the facilities as an asset and recording of the capital lease obligation as long-term debt. The unamortized amount of the capital lease obligations included in consolidated debt as of December 31, 2015 is $2.9 million.

5

Schedule 6.02

Existing Liens

None.1

[1]	Subject to review of lien searches.

6

Schedule 6.10

Existing Restrictions

1.	The CPEC Master Agreement dated December 29, 2010 for RADS International S.a.r.l. contains restrictions on RADS International S.a.r.l.’s payment of dividends if there is an event of default, in excess of certain amounts or if there is accrued but unpaid dividends on the CPECs. NCR International 2 S.e.n.c. holds the CPECs in RADS International S.a.r.l.

2.	The terms and conditions of the CPECs issued by NCR International 2 S.e.n.c. to NCR International S.e.n.c. contain restrictions on NCR International 2 S.e.n.c.’s payment of dividends if there is an event of default, in excess of certain amounts or if there is accrued but unpaid dividends on the CPECs. NCR International S.e.n.c. holds the CPECs in NCR International 2 S.e.n.c.

7

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and	is an Affiliate/Approved Fund of [Identify Lender]][1]

3.	Company: NCR Corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[3]

Term Loans	$	$	%

Revolving Commitment/Loans	$	$	%

[ ][4]	$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

[2]	Must comply with the minimum assignment amount set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least nine decimals, as a percentage of the Commitments/Loans of all Term Lenders, Revolving Lenders or Incremental Term Lenders of any Series, as applicable.
[4]	In the event Incremental Term Commitments/Loans of any Series are established under Section 2.20 of the Credit Agreement, refer to the Series of such Incremental Term Loans assigned.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:

3

[Consented to and]5 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

[Consented to:]6

[NCR CORPORATION, as Company,]

by
Name:
Title:

[Consented to:]7

[ISSUING BANK,]

by
Name:
Title:

[5]	To be included only if the consent of the Administrative Agent is required by Section 9.04(b)(i)(B) of the Credit Agreement.
[6]	To be included only if the consent of the Company is required by Section 9.04(b)(i)(A) of the Credit Agreement.
[7]	To be included only if the consent of any Issuing Bank is required by Section 9.04(b)(i)(C) of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of the Company’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of the Company’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including, without limitation, being an Eligible Assignee), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender that is a U.S. Person, attached to this Assignment and Assumption is IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.16 of the Credit Agreement, duly completed and executed by the Assignee, and (vii) it does not bear a relationship to the Company as described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

4. Dutch-Specific Provisions. Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the CRR) has been published by the competent authority, if the participation of a Lender in a Loan/Facility/Commitment is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if a Lender is or would be considered to be part of the public on the basis of such interpretation.

5. UK-Specific Provisions. (a) The Assignee confirms, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, that it is [[a UK Qualifying Lender (other than a UK Treaty Lender)][a UK Treaty Lender][not a UK Qualifying Lender]].1 ; (b)[The Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under a Loan Document is either:

(i) a company resident in the United Kingdom for United Kingdom tax purposes;

(ii) a partnership each member of which is:

(A) a company so resident in the United Kingdom; or

(B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

[1]	Delete as applicable - each Assignee is required to confirm which of these three categories it falls within.

2

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]2

(c) [The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [            ] 3, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify: (i) each Loan Party which is a Party as a Loan Party as at the Effective Date; and (ii) each Loan Party which becomes a Loan Party after the Effective Date, that it wishes that scheme to apply to the Agreement.]4

6. Irish-Specific Provisions. Each Lender shall indicate, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, whether it is: a) not an Irish Qualifying Lender, b) an Irish Qualifying Lender (that is not an Irish Treaty Lender) or c) an Irish Treaty Lender.

[2]	Include only if Assignee is a UK Non-Bank Lender—i.e. falls within paragraph (b) of the definition of “UK Qualifying Lender”.
[3]	Insert jurisdiction of tax residence.
[4]	Include if Assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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EXHIBIT B

[FORM OF] BORROWING REQUEST

JPMorgan Europe Limited

Loans Agency 6th Floor

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attention: Loans Agency

Fax No. +44 20 7777 2360

Email: loan_and_agency_london@jpmorgan.com1

JPMorgan Chase Bank, N.A.

as Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, Delaware 19713-2107

Attention: Brian Lunger

Fax No. 302-634-3301

Copy to:

JPMorgan Chase Bank, N.A.,

    as Administrative Agent

383 Madison Avenue, 24th Floor

New York, New York, 10179

Attention: Timothy Lee

Fax No. 212-270-5127

Email: timothy.d.lee@jpmorgan.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. This notice constitutes

[1]	Insert if with respect to any Borrowing, Letter of Credit or LC Disbursement denominated in Euros or Sterling.

a Borrowing Request and the applicable Borrower or the Borrower Agent on its behalf hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Name of Borrower:

(B)	Class of Borrowing:[2]

(C)	Currency and aggregate principal amount of Borrowing:[3]

[$][€][£]

(D)	Date of Borrowing (which is a Business Day):

(E)	Type of Borrowing:[4]

(F)	Interest Period and the last day thereof:[5]

(G)	Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.: )

[Issuing Bank to which proceeds of the requested Borrowing are to be disbursed:                         ]6

The Borrower hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby, the Aggregate Revolving Exposure (or

[2]	Specify Term Borrowing, Revolving Borrowing or Incremental Term Borrowing, and if an Incremental Term Borrowing, specify the Series.
[3]	Must comply with Section 2.02(c) of the Credit Agreement
[4]	Specify ABR Borrowing or Eurocurrency Borrowing. If no election as to the Type or currency of a Borrowing is specified, then the rules set forth in Section 2.03 of the Credit Agreement will govern.
[5]	Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of seven days, one, two, three or six months (or, if agreed to by each Lender participating in the requested Borrowing, twelve months). If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of seven days’ duration.
[6]	Specify only in the case of a Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) of the Credit Agreement.

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any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 or 2.04(b) of the Credit Agreement.

Very truly yours,

[BORROWER/BORROWER AGENT],

By:
Name:
Title:

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EXHIBIT C

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

dated as of August 22, 2011,

as amended and restated as of January 6, 2014,

as further amended and restated as of March 31, 2016,

among

NCR CORPORATION,

THE FOREIGN BORROWERS PARTY HERETO,

THE SUBSIDIARIES OF NCR CORPORATION

IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

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SECTION 8.13. Additional Subsidiaries	45
SECTION 8.14. Administrative Agent Appointed Attorney-in-Fact	45
SECTION 8.15. Exculpatory Provisions	46
SECTION 8.16. Parallel Debt	46

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Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Grantors
Schedule III	Guarantors
Schedule IV	Pledged Equity Interests
Schedule V	Pledged Debt Securities
Schedule VI	Intellectual Property
Schedule VII	Commercial Tort Claims
Schedule VIII	Chattel Paper Locations

Exhibits

Exhibit I	Form of Supplement
Exhibit II-A	Form of Patent Security Agreement
Exhibit II-B	Form of Trademark Security Agreement
Exhibit II-C	Form of Copyright Security Agreement
Exhibit II-D	Form of Pledge Agreement

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated as of August 22, 2011, as amended and restated as of January 6, 2014 (as in effect immediately prior to the effectiveness of this Agreement, the “Existing Guarantee and Collateral Agreement”), and as further amended and restated as of March 31, 2016 (this “Agreement”), among NCR CORPORATION (the “Company”), the Foreign Borrowers from time to time party hereto, the Subsidiaries from time to time party hereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent.

WHEREAS, reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013, and as further amended and restated as of the date hereof (and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers party thereto, the Lenders party thereto and JPMCB, as Administrative Agent.

WHEREAS, it is a condition to the effectiveness of the Credit Agreement that the Existing Guarantee and Collateral Agreement be amended and restated to be in the form of this Agreement.

WHEREAS, the Foreign Borrowers and the other Subsidiaries of the Company from time to time party hereto, have derived and will derive substantial benefits from the extension of credit to the Company and the Foreign Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit and satisfy a condition to the effectiveness of the Credit Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE X

Definitions

SECTION 10.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 10.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

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“Accounts” means (a) accounts (as defined in Article 9 of the New York UCC), (b) Payment Intangibles and (c) rights to payment evidenced by Chattel paper or an Instrument.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Cash Management Services” means the treasury management services (including credit cards, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Company or any Subsidiary.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.

“Company” has the meaning assigned to such term in the preamble.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of the Company and its Subsidiaries consolidated in accordance with GAAP and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Copyright License” means any written agreement to which a Grantor is a party, now or hereafter in effect, granting to any Person any right to use any Copyright owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Copyright owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Copyrights” means, with respect to any Person, all the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental

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registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule VI and (c) any other adjacent or other rights related or appurtenant to the foregoing, including moral rights.

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Electronic Invoice System” means the electronic system or systems from time to time maintained by any Grantor or for such Grantor by third party vendors used in the ordinary course of the such Grantor’s business, in either case for purposes of capturing invoice data, creating and/or generating invoices, storing and tracking invoices and otherwise administering invoices with respect to Accounts evidenced by Chattel Paper.

“Excluded Account” means (a) with respect to Deposit Accounts, (i) any Deposit Account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, healthcare, retiree and other employee benefits, deferred compensation, taxes and similar expenses and (ii) any Deposit Account the funds in which consist solely of (A) funds held by the Company or any Subsidiary in trust for any director, officer or employee of the Company or any Subsidiary or any healthcare, retiree and other employee benefit plan maintained by the Company or any Subsidiary or (B) funds representing deferred compensation for the directors and employees of the Company and the Subsidiaries, (b) with respect to Securities Accounts, (i) any Securities Account in which the assets credited thereto are held by the Company or any Subsidiary in trust for any director, officer or employee of the Company or any Subsidiary or any healthcare, retiree or other employee benefit plan maintained by the Company or any Subsidiary or (ii) any Securities Account in which the assets credited thereto represent deferred compensation for the directors and employees of the Company and the Subsidiaries and (c) with respect to Deposit Accounts or Securities Accounts, (i) any such account in or to which only Excluded Assets (including, without limitation, any Excluded Equity Interests) are deposited and/or credited from time to time, (ii) any such account used for escrow, customs or other fiduciary purposes and accounts established to comply with legal requirements and (iii) any account (excluding accounts referred to in the foregoing clauses of this definition with an average daily balance (determined on a monthly basis) of less than $500,000 individually and less than $2,000,000 in the aggregate for all such accounts.

“Excluded Asset” means: (a) the Excluded Equity Interests; (b) the Excluded Accounts, (c) any Principal Property; (d) leasehold interests in real property; (e) motor vehicles and other assets subject to certificates of title; (f) letter of credit rights (except to the extent such rights constitute supporting obligations with respect to other Collateral that is perfected by filing a Uniform Commercial Code financing statement); (g) commercial tort claims with a value of less than $10,000,000; (h) any lease, license, contract or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement to which a Grantor is a party and that is

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not prohibited by the Credit Agreement if, to the extent and for so long as the grant of the Security Interest would under any term thereof violate or invalidate such lease, license contract or other agreement or purchase money security interest, Capital Lease Obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any Guarantor) after giving effect to the applicable provisions of the Uniform Commercial Code or other applicable law invalidating or restricting anti-assignment provisions, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such term; (i) those assets over which the granting of security interests in such assets would be prohibited by any applicable Requirements of Law or by any contract that is not prohibited by the Credit Agreement (so long as any contractual restriction is not incurred in contemplation of such entity becoming a Subsidiary of the Company or a Grantor hereunder) (in each case, after giving effect to the provisions of the Uniform Commercial Code or any other applicable law invalidating or rendering ineffective anti-assignment provisions, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences to the Company and its Subsidiaries, taken as a whole, as reasonably determined in good faith by the Company; (j) those assets as to which the Administrative Agent and the Company reasonably agree that the cost of creating or perfecting such security interests therein (taking into account any adverse tax consequences to the Company or any Subsidiaries (including the imposition or withholding or other material taxes)) is excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (k) any “intent to use” trademark or service mark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that the grant of the Security Interest would invalidate such trademark or service mark application; (l) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest therein is prohibited or restricted thereby (in each case, after giving effect to the provisions of the Uniform Commercial Code or any other applicable law that would invalidate or render ineffective such prohibition or restriction, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction); and (m) any Grantor’s rights, title or interest in any Plan, Foreign Pension Plan and, in each case, any assets thereof; in each case other than any Proceeds, substitutions or replacements of any of the assets described in clauses (a) through (m) (unless any such Proceeds, substitution or replacement would in itself constitute an asset described in clauses (a) through (m)).

“Excluded Equity Interests” has the meaning assigned to such term in Section 3.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity

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Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal in accordance with the first sentence of this definition.

“Existing Notes Indenture” means the indenture dated November 1, 1988 between the Company and the Existing Notes Trustee.

“Existing Notes Trustee” means State Street Bank and Trust Company, in its capacity as trustee under the Existing Notes Indenture, and its successors and assigns.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.03.

“Foreign Borrower” means each of (a) NCR Limited, a limited company incorporated in England and Wales, (b) NCR Nederland B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, (c) NCR Global Solutions Ltd., a limited liability company incorporated in Ireland and (d) each other Foreign Borrower that becomes a party to the Credit Agreement pursuant to a Foreign Borrower Joinder Agreement, in each case, unless and until such Person ceases to be a Foreign Borrower under the Credit Agreement.

“Foreign Borrower Obligations” means (a) (i) the due and punctual payment by each Foreign Borrower of (A) the principal of and interest at the applicable rate or rates provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans of the Foreign Borrowers, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by each Foreign Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations of each Foreign Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (ii) the due and punctual performance of all other obligations of each Foreign Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents (including

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monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); (b) all the Secured Cash Management Obligations owed by the Foreign Borrowers, (c) all the Secured Hedge Obligations owed by the Foreign Borrowers and (d) all the Secured Performance Support Obligations owed by the Foreign Borrowers; provided that (x) the term “Foreign Borrower Obligations” when used in reference to any Foreign Borrower, shall not include any Excluded Swap Obligation of such Foreign Borrower and (y) notwithstanding anything herein to the contrary, the “Foreign Borrower Obligations” shall not include the obligations under the Loan Documents of any Grantor or of any Guarantor.

“Grantors” means the Company, each Subsidiary Loan Party identified on Schedule II and each Subsidiary that becomes a Grantor after the Effective Date pursuant to the delivery of a Supplement in accordance with Section 8.13, in each case unless and until such Person (other than the Company) ceases to be a Grantor hereunder in accordance with Section 8.12. Notwithstanding anything herein to the contrary, no Foreign Borrower shall be a Grantor.

“Guarantors” means the Company (except with respect to obligations of the Company), each Subsidiary Loan Party identified on Schedule III and each Subsidiary that becomes a Guarantor after the Effective Date pursuant to the delivery of a Supplement in accordance with Section 8.13, in each case unless and until such Person (other than the Company) ceases to be a Guarantor hereunder in accordance with Section 8.12. Notwithstanding anything herein to the contrary, no Foreign Borrower shall be a Guarantor.

“Indemnified Amount” has the meaning assigned to such term in Section 6.02.

“Instrument Exposure” has the meaning assigned to it in the definition of Secured Performance Support Obligations.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, utility models, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all related registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b).

“JPMCB” has the meaning assigned to such term in the preamble.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights in or to Intellectual Property to which any Grantor is a party, including, in the case of any Grantor, any Copyright License set forth under its name on Schedule VI.

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“Loan Document Obligations” means (a) the due and punctual payment by each Borrower of (i) the principal of and interest at the applicable rate or rates provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by each Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors.

“Net Tangible Assets”, as used in reference to the assets of any corporation, means the total amount of assets of such corporation, both real and personal (exclusive of Licenses, Patents, Patent applications, Copyrights, Trademarks, trade names, good will, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense) less the sum of:

(a) all reserves for depletion, depreciation, obsolescence and/or amortization of its properties (other than those excluded as hereinabove provided) as shown by the books of such corporation (other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which have been excluded in calculating Net Tangible Assets as above provided), and

(b) all indebtedness and other current liabilities of such corporation other than (i) funded indebtedness, (ii) deferred income taxes, (iii) reserves which have been deducted pursuant to the preceding clause (a), (iv) general contingency reserves and reserves representing mere appropriations of surplus and (v) liabilities to the extent related to intangible assets which have been excluded in calculating Net Tangible Assets as above provided.

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“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations, (c) all the Secured Hedge Obligations and (d) all the Secured Performance Support Obligations; provided that the term “Obligations” when used in reference to any Subsidiary that is a Guarantor or a Grantor, shall not include any Excluded Swap Obligation of such Subsidiary.

“Parallel Debt” has the meaning assigned to such term in Section 8.16.

“Patent License” means any written agreement to which a Grantor is a party, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent has been granted to any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a Patent has been granted to any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Patents” mean, with respect to any Person, all the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule VI, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, sell, offer to sell, import or export the inventions disclosed or claimed therein.

“Perfection Certificate” means the Perfection Certificate dated as of the date hereof and delivered by the Company to the Administrative Agent pursuant to Section 4.01(g) of the Credit Agreement.

“Pledge Agreement” means a Pledge Agreement in substantially the form of Exhibit II-D hereto among the Company, any Subsidiaries from time to time party thereto and the Administrative Agent, entered into in connection with the grant of security interests in the Equity Interests of any Subsidiary that owns any Principal Property Collateral.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

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“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Principal Party” has the meaning assigned to such term in Section 8.16.

“Principal Property” means, as of any date, any building, structure or other facility together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by the Company or any Subsidiary, in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the board of directors, is not of material importance to the business conducted by the Company and its Subsidiaries, considered as one enterprise.

“Principal Property Collateral” means the Principal Property and capital stock of any Subsidiary that owns Principal Property.

“Principal Obligations” has the meaning assigned to such term in Section 8.16.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation and each other Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) were owed on the Effective Date to a Person that was a Lender or an Affiliate of a Lender as of the Effective Date or (b) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

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“Secured Hedge Obligations” means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary arising under each Hedging Agreement that (a) was in effect on the Effective Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Effective Date or (b) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into; provided that the term “Secured Hedge Obligations” when used in reference to any Subsidiary that is a Guarantor or a Grantor, shall not include any Excluded Swap Obligation of such Subsidiary.

“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) each Issuing Bank (d) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedge Obligations, (f) each provider of a Performance Support Instrument the obligations under which constitute Secured Performance Support Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and assigns of each of the foregoing.

“Secured Performance Support Obligations” means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of each Performance Support Instrument (a) that (i) was outstanding on the Effective Date and issued or provided by a Person that was a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is issued or provided after the Effective Date by a Person that is a Lender or an Affiliate of a Lender at the time such Performance Support Instrument is issued or provided, (b) that has been designated by the Company as a Performance Support Instrument pursuant to a written notice to the provider of such Performance Support Instrument specifying the maximum aggregate amount that may become due thereunder and that shall, subject to the next succeeding sentence, be secured hereby; provided that, subject to the following clause (c), the Company may update the maximum aggregate amount with respect to any Performance Support Instrument from time to time by written notice to the provider of such Performance Support Instrument (such maximum aggregate amount, as updated from time to time, its “Instrument Exposure”) and (c) which, at the time of such designation or update, as applicable, does not result in that result in the aggregate amount of Instrument Exposures in respect of all Performance Support Instruments then outstanding exceeding $150,000,000. The Company shall not less than once in each fiscal quarter provide a summary written statement to the Administrative Agent of the Secured Performance Support Obligations outstanding as of the date of such statement, specifying each Performance Support Instrument, the provider thereof and the maximum aggregate amount that may become due thereunder and that shall be secured hereby. Each such summary statement shall include an aggregate amount of Instrument Exposures in respect of all Performance Support Instruments then outstanding not to exceed $150,000,000 as of the date of such statement, it being understood that if following the delivery of any such statement the Company shall designate additional Secured Performance Support Obligations that result in the aggregate amount of Instrument Exposures in respect of all

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Performance Support Instruments then outstanding exceeding $150,000,000, the additional Secured Performance Support Obligations designated after the date of the most recently delivered summary statement shall be reduced ratably by the aggregate amount of reduction required so that the aggregate amount of Instrument Exposures in respect of all Performance Support Instruments then outstanding shall equal $150,000,000.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Shared Pledge Credit Agreement Obligations” means the “Credit Agreement Obligations”, as defined in the Pledge Agreement.

“Shared Pledge Obligations” means the “Obligations”, as defined in the Pledge Agreement.

“Subsidiary Loan Parties” means (a) the entities identified on Schedule I and (b) each other entity that becomes a party to this Agreement as a Grantor or Guarantor after the Effective Date, in each case other than those that have been released pursuant to Section 8.12. Notwithstanding anything herein to the contrary, no Foreign Borrower shall be a Subsidiary Loan Party.

“Supplement” means an instrument in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.

“Swap Obligation” means, with respect to any Guarantor or Grantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark License” means any written agreement to which a Grantor is a party, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule VI, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

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“Uniform Commercial Code” means the New York UCC; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “Uniform Commercial Code” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

ARTICLE XI

Guarantee

SECTION 11.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees to each of the Secured Parties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Company or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 11.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Company, any other Loan Party, or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 11.03. No Limitations. (a) Except for the termination and release of a Guarantor’s obligations hereunder as expressly provided in Section 8.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations, or otherwise. Without limiting the generality

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of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 8.12, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on, any security held by the Administrative Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations); (vi) any illegality, lack of validity or lack of enforceability of any of the Obligations; (vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Obligations; (viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Company, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Effective Date; (x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties, (xi) any action permitted or authorized hereunder; or (xii) any other circumstance (including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any other Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Company, any Guarantor or any other guarantor or surety (other than the payment in full in cash of all the Obligations (excluding contingent obligations as to which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Company or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales,

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accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company or any other Loan Party or exercise any other right or remedy available to them against the Company or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Company or any other Loan Party, as the case may be, or any security.

SECTION 11.04. Reinstatement. Each Guarantor agrees that, unless released pursuant to Section 8.12, its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Company, any other Loan Party or otherwise.

SECTION 11.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Company or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 11.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Company’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 11.07. Taxes. The provisions of Section 2.16 of the Credit Agreement shall apply to each Guarantor, mutatis mutandis.

SECTION 11.08. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor and Grantor to honor all of its obligations under this Agreement in respect of Swap

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Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.08 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.08 shall remain in full force and effect until the indefeasible payment in full in cash of all the Obligations. Each Qualified ECP Guarantor intends that this Section 2.08 constitute, and this Section 2.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor and Grantor for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XII

Pledge of Securities

SECTION 12.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby (1) reaffirms the security interest granted by such Grantor pursuant to Section 3.01 of the Existing Guarantee and Collateral Agreement and (2) assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests now owned or at any time hereafter acquired by such Grantor, including those set forth opposite the name of such Grantor on Schedule IV, and (ii) all certificates and any other instruments representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (A) 66 2⁄3% or more of the issued and outstanding voting Equity Interests of any CFC; (B) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the New York UCC or any other applicable Requirements of Law); provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect; (C) Margin Stock and, to the extent requiring the consent of one or more third parties (other than the Company or any Subsidiary or any director, officer or employee thereof) or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than wholly-owned Material Subsidiaries; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect; (D) Equity Interests of NCR (Middle East) Limited so long as, and only to the extent that, the pledge of such Equity Interests would result in a change of control default under the existing contract to which NCR (Middle East) Limited was a party on the Effective Date, as disclosed to the Administrative Agent; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect; (E) Equity Interests if and for so long as they are Principal Property Collateral pledged under the Pledge Agreement; or (F) any Equity Interest if, to the extent, and for so long as, the Administrative Agent and the

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Company shall have agreed in writing to treat such Equity Interest as an Excluded Equity Interest on account of the cost of pledging such Equity Interest hereunder (taking into account any adverse tax consequences to the Company and the Subsidiaries (including the imposition of withholding or other material taxes)) being excessive in view of the benefits to be obtained by the Lenders therefrom (the Equity Interests excluded pursuant to clauses (A) through (F) above being referred to as the “Excluded Equity Interests”); (b)(i) the debt securities now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule V, and (ii) all promissory notes and other instruments evidencing all such debt securities ((i) and (ii) collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 and Section 3.02; (d) subject to Section 3.06, all payments of principal and interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”). Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Asset, the security interest granted under this Section 3.01 shall not attach to, and the Pledged Collateral shall not include, such Excluded Asset; provided that the security interest shall immediately attach to, and the Pledged Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

SECTION 12.02. Delivery of the Pledged Securities. (a) Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Equity Interests (i) on the Effective Date, in the case of any such Pledged Equity Interests owned by such Grantor on the Effective Date and not previously so delivered, and (ii) promptly after the acquisition thereof (and, in any event, as required under the Credit Agreement), in the case of any such Pledged Equity Interests acquired by such Grantor after the Effective Date.

(b) Each Grantor (i) will cause (A) all Indebtedness for borrowed money owed to such Grantor by the Company or any Subsidiary to be evidenced by a duly executed global intercompany note and/or duly executed promissory note, in each case in a form reasonably acceptable to the Administrative Agent and (B) all Indebtedness for borrowed money (other than Permitted Investments) in a principal amount of $10,000,000 or more owed to such Grantor by any other Person to be evidenced by a duly executed promissory note (x) on the Effective Date, in the case of any such Indebtedness existing on the Effective Date or (y) promptly following the incurrence thereof in the case of Indebtedness incurred after the Effective Date, and (ii) agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness in a principal amount of less than $10,000,000 and Permitted Investments), (I) on the Effective Date, in the case of any such Pledged Debt Securities owned by such Grantor on the Effective Date, and (II) promptly after the acquisition thereof (and, in any event as required under the Credit Agreement) in the case of any such Pledged Debt Securities acquired after the Effective Date.

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(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such securities, which schedule shall be deemed attached to, and shall supplement, Schedule IV or V, as applicable, and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

(d) If the Company or any Guarantors hereafter acquire or hold any Equity Interests constituting Principal Property Collateral that would be required to be pledged hereunder but for the exclusion in clause (E) of the definition of Excluded Equity Interests (including as a result of Pledged Equity Interests becoming Principal Property Collateral after having been pledged hereunder), then (i) unless the Pledge Agreement has previously been executed and delivered, the Company will promptly execute and deliver, and cause each such Guarantor to execute and deliver, the Pledge Agreement, and (ii) the Company or such Guarantors, as the case may be, will (subject to the provisions of paragraph (e) below in the case of Pledged Equity Interests previously pledged hereunder) pledge such Equity Interests constituting Principal Property Collateral to the Administrative Agent in accordance with the provisions of the Pledge Agreement to secure the Shared Pledge Obligations.

(e) If at any time Pledged Equity Interests previously pledged under this Agreement become Principal Property Collateral, then the Company will promptly notify the Administrative Agent thereof and at such time as the Pledge Agreement has been executed and delivered and each Grantor owning such Principal Property Collateral has become party thereto, the security interests created hereunder in such Pledged Equity Interests securing the Obligations shall, automatically and without further action, be governed by, subject to the provisions of, and deemed held by the Administrative Agent under, the Pledge Agreement for so long as such Pledged Equity Interests continue to constitute Principal Property Collateral and accordingly will after such time continue to secure the Obligations and also secure the other Shared Pledge Obligations under the Pledge Agreement; provided that if such Pledged Equity Interests at any time cease to constitute Principal Property Collateral, then such security interests in such Pledged Equity Interests securing the Obligations shall automatically and without further action again be governed by, subject to the provisions of, and deemed held by the Administrative Agent under, this Agreement.

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SECTION 12.03. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(i) (i) Schedule IV sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) Schedule V sets forth, as of the Effective Date, all the Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness in a principal amount of less than $10,000,000) owned by such Grantor (other than, in each case, any Pledged Equity Interests or Pledged Debt Securities that are not yet required to have been delivered to the Administrative Agent under the terms of this Agreement or the Credit Agreement);

(ii) the Pledged Equity Interests and Pledged Debt Securities, in the case of any Pledged Debt Securities issued by the Company or any Subsidiary, have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(iii) except for the security interests granted hereunder and under any other Loan Documents, each of the Grantors (i) is and, subject to any transfers, dispositions or other transactions made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule IV and Schedule V, as applicable, as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers, dispositions and other transactions made in compliance with the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers, dispositions and other transactions made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers, dispositions and other transactions made in compliance with the Credit Agreement), however arising, of all Persons whomsoever;

(iv) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise adversely affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

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(v) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(vi) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(vii) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, all actions necessary or desirable for the Administrative Agent to obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Obligations, will have been duly taken; and

(viii) subject to applicable local law in the case of any Equity Interests in any CFC, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 12.04. Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (a) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the Uniform Commercial Code and is governed by Article 8 of the Uniform Commercial Code, such interest shall be certificated and (b) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the Uniform Commercial Code, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the Uniform Commercial Code, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification (or such other notice as the Administrative Agent may agree) to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof. Notwithstanding the foregoing provisions of this Section 3.04, with the consent of the Administrative Agent, an interest in a limited liability company or limited partnership owned by a Grantor, may cease to be a “security” within the meaning of Article 8 of the Uniform Commercial Code or be governed by Article 8 of the Uniform Commercial Code, so long as any certificates evidencing such interests (unless canceled) are delivered to or remain in the possession of the Administrative Agent.

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SECTION 12.05. Registration in Nominee Name; Denominations. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 12.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(a) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Administrative Agent or any Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(b) the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and

(c) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Administrative Agent hereunder, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (unless a different form is consented to by the Administrative Agent) (with any necessary endorsements, stock or note powers or other instruments of transfer).

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(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from any property or funds of such Grantor not constituting Collateral and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default cease to exist (whether as a result of being cured or waived or otherwise), the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default cease to exist (whether as a result of being cured or waived or otherwise), all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06.

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(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE XIII

Security Interests in Personal Property

SECTION 13.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, and subject to the last sentence of this Section 4.01(a), each Grantor hereby (1) reaffirms the security interest granted by such Grantor pursuant to Section 4.01 of the Existing Guarantee and Collateral Agreement and (2) grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all cash, cash equivalents, Deposit Accounts and Securities Accounts;

(d) all Documents;

(e) all Equipment;

(f) all General Intangibles, including all Intellectual Property;

(g) all Instruments;

(h) all Inventory;

(i) all other Goods;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Commercial Tort Claims described on Schedule VII, as such schedule may be supplemented from time to time pursuant to Section 4.02(e);

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(m) all Fixtures;

(n) all books and records pertaining to the Article 9 Collateral; and

(o) all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Asset, the Security Interest granted under this Section 4.01 shall not attach to, and the term “Article 9 Collateral” shall not include, such Excluded Asset; provided that the Security Interest shall immediately attach to, and the Article 9 Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets, whether now owned or hereafter acquired” of such Grantor or words of similar effect or of a lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide the information required for any such filing to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent (or its designee) to file in any relevant jurisdiction any initial financing statements or amendments thereto with respect to the Article 9 Collateral or any part thereof that are otherwise consistent with the preceding paragraph if filed prior to the Effective Date.

The Administrative Agent (or its designee) is further authorized by each Grantor to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party; provided that notwithstanding anything to the contrary in any of the Loan Documents, the Grantors shall not have any obligation to perfect any Security Interest or lien, or record any notice thereof, in any Article 9 Collateral consisting of Intellectual Property in any jurisdiction other than the United States.

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(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 13.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent for the benefit of the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including information set out in Schedule 1 thereto, is correct and complete in all material respects as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2(a) or 2(b) to the Perfection Certificate (or specified by notice from the Company to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by the Credit Agreement after the Effective Date are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of United States issued Patents and published United States Patent applications, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights and United States exclusive Copyright Licenses under which a Grantor is a licensee) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. A patent security agreement in the form of Exhibit II-A hereto, a trademark security agreement in the form of Exhibit II-B hereto, and a copyright security agreement in the form of Exhibit II-C hereto (such agreements being collectively referred to herein as the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States issued Patents and published United States Patent applications, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights and United States exclusive Copyright

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Licenses under which a Grantor is a licensee, as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, pursuant to applicable law and regulation, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States issued Patents and published United States Patent applications, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights and United States exclusive Copyright Licenses under which a Grantor is a licensee in which a security interest may be perfected by filing, recording or registration in the United States of America, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights and United States exclusive Copyright Licenses under which a Grantor is a licensee (or registration or application for registration thereof) acquired or developed after the Effective Date).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement to have equal or greater priority.

(d) Schedule VI sets forth, as of the Effective Date, a true and complete list (in all material respects), with respect to each Grantor, of (i) all Patents owned by such Grantor that have been granted by the United States Patent and Trademark Office and for which published United States registration applications are pending, (ii) all Copyrights owned by such Grantor that have been registered with the United States Copyright Office, (iii) all Trademarks owned by such Grantor that have been registered with the United States Patent and Trademark Office and for which United States registration applications are pending, and (iv) all exclusive Copyright Licenses under which such Grantor is a licensee, in each case truly and completely specifying the name of the registered owner, title or mark, registration or application number and (except with respect to Copyrights) registration date (if already registered) or application date and, with respect to any such exclusive Licenses, the licensee, the licensor and date of license agreement. In the event any Supplement or any certificate delivered pursuant to Section 4.03(b) shall set forth any Intellectual Property described in the foregoing (i) through (vi), Schedule VI shall be deemed to be supplemented to include the reference to such Intellectual Property, in the same form as such reference is set forth on such certificate or Supplement.

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(e) Schedule VII sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of each Commercial Tort Claim seeking damages in an amount reasonably estimated to exceed $10,000,000 held by any Grantor, including a brief description thereof. In the event any Supplement or any certificate delivered pursuant to Section 4.03(b) shall set forth any Commercial Tort Claim, Schedule VII shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such certificate or Supplement.

(f) No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for any of the foregoing related solely to Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

SECTION 13.03. Covenants. (a) Each Grantor agrees (a) to be bound by the provisions of Section 5.04 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Company were a reference to such Grantor, (b) promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in Section 5.04 of the Credit Agreement and (c) to be bound by the provisions of Sections 2.16, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.12, 5.14 and 9.20 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence during any Non-Investment Grade Period unless all filings have been made (or the Administrative Agent shall have been advised of the Company’s intent to make such change and shall have received all the information necessary to, and shall have been authorized to, make all filings) under the Uniform Commercial Code or all actions otherwise required have been taken in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest, having the priority required by this Agreement, in all the Article 9 Collateral. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged, destroyed, or subject to condemnation.

(b) [Reserved].

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(c) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral owned by such Grantor against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents.

(e) [Reserved].

(f) At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization (and any such payment made or expense waived shall be an additional Obligation secured hereby); provided that nothing in this Section 4.03(f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.

(g) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(h) Each Grantor shall not transfer, and shall remain at all times in possession or control of, the Article 9 Collateral owned by it, except that the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, each Grantor shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral, and shall remain at all times in possession or control of the Article 9 Collateral owned by it, other than any sale of inventory in the ordinary course of business in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document; provided that, if

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upon or during the continuance of any such Event of Default the maturity of the Loans has been accelerated, no Grantor may sell any Article 9 Collateral to the extent it has been designated by the Administrative Agent (which designation may be given by telephone if promptly confirmed in writing) as being subject to a sale in connection with its exercise of remedies hereunder and under the other Loan Documents.

(i) None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts or any Payment Intangibles included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices or as otherwise permitted by the Credit Agreement.

(j) Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and its designees) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required pursuant to Section 5.08 of the Credit Agreement, or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable upon demand by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

SECTION 13.04. Instruments and Tangible Chattel Paper. Without limiting each Grantor’s obligations under Article III, if any Grantor shall at any time on or after the Effective Date hold or acquire any Instruments (other than any instrument with a face amount of less than $10,000,000) or Tangible Chattel Paper (other than Tangible Chattel Paper acquired in the ordinary course of business), such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request. Prior to any delivery of any such Tangible Chattel Paper pursuant to the immediately preceding sentence, each Grantor shall hold all Chattel Paper included in the Collateral in its possession or control as bailee for the Administrative Agent, for the benefit of the Secured Parties, and shall not transfer possession or control of such Chattel Paper to any third party without the consent of the Administrative Agent. All such Chattel Paper is held at the locations identified in Schedule VIII, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the applicable Grantor’s business).

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SECTION 13.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except as shall be consistent with commercially reasonable business judgment, each Grantor agrees that it will not take any action or omit to take any action (and will exercise commercially reasonable efforts to prevent its licensees from taking any action or omitting to take any action) whereby any Patent material to the conduct of the business of the Company and the Subsidiaries is likely to become invalidated or dedicated to the public (except as a result of expiration of such Patent at the end of its statutory term).

(b) Except as shall be consistent with commercially reasonable business judgment, each Grantor will (and will exercise commercially reasonable efforts to cause its licensees or its sublicensees to), for each Trademark material to the conduct of the business of the Company and the Subsidiaries (i) maintain such Trademark in full force, free from any valid claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark and (iii) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights.

(c) Each Grantor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of the business of the Company and the Subsidiaries may become abandoned, lost or dedicated to the public, or of any materially adverse proceeding or determination (including the institution of any such proceeding or any such determination in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country, except for any office actions or other determinations in the ordinary course of prosecution before the United States Patent and Trademark Office or the United States Copyright Office or any similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(d) Except as shall be consistent with commercially reasonable business judgment, each Grantor will take all necessary steps that are consistent with its current practice (i) in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States of America or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to its Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and (ii) to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

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(e) In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and shall, take commercially reasonable action to sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral, except, in each case, as shall be consistent with commercially reasonable business judgment.

(f) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon request of the Administrative Agent, use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

ARTICLE XIV

Remedies

SECTION 14.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees, at the Administrative Agent’s request, to assemble all or part of the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere to the Administrative Agent or any Person designated by the Administrative Agent and it is agreed that the Administrative Agent shall have the right to exercise remedies in accordance with Article VII of the Credit Agreement and in connection therewith to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of registered or applied-for Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense in accordance with Section 5.05, and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, and subject to any applicable notice requirements described in Article VII of the Credit Agreement, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral

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for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted, in connection with any exercise of remedies by the Administrative Agent or the Secured Parties in respect of the Collateral.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale on a securities exchange, shall state the exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice (except any notice required by law), be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but none of the Administrative Agent or the other Secured Parties shall incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall

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be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full, but any such proceeds shall be paid over to the Grantors to the extent required by Section 5.02. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree, and agrees that notwithstanding that a private sale of Collateral may result in a lower sale price than a public sale, such lower sale price will not, in and of itself, affect the commercially reasonableness of such sale for purposes of Section 9-610(b) of the Uniform Commercial Code.

SECTION 14.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the

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Administrative Agent or such officer or be answerable in any way for the misapplication thereof. Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other secured obligations.

SECTION 14.03. Securities Act. In view of the position of the Grantors in relation to the Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Administrative Agent has determined that such a registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, none of the Administrative Agent or the other Secured Parties shall incur any responsibility or liability for selling all or any part of the Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchases (or a single purchaser) were approached. The provisions of this Section 5.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 14.04. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use its best efforts to take or to cause the issuer of such Collateral to take such action and

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prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Collateral. Each Grantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expense or claims (including the reasonable fees, disbursements and other charges of one counsel for all such persons, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact by or on behalf of a Grantor contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission by or on behalf of a Grantor to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading. Each Grantor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Collateral to qualify, file or register, any of the Collateral under the “blue sky” or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.04. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.04 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.04 may be specifically enforced.

SECTION 14.05. Grant of License To Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license and, to the extent permitted under Licenses granting such Grantor rights in Intellectual Property, sublicense (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and, to the extent permitted by applicable law, the right to prosecute and maintain all Intellectual Property and the right to sue for infringement of the Intellectual Property. Each Grantor further agrees to cooperate with the Administrative Agent in any attempt to prosecute or maintain the Intellectual Property or sue for infringement of the Intellectual Property. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided (i) that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default, (ii) such license shall be subject to the rights of any licensee under any exclusive License

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granted prior to such Event of Default, (iii) the quality of any services or products in connection with which any Trademarks included in the Article 9 Collateral are used will not be materially inferior to the quality of such services and products sold by any Grantor under such Trademarks immediately prior to such Event of Default and such Grantor shall have the right to inspect any such services and products to monitor compliance with such standard, and (iv) to the extent such license is a sublicense of any Grantor’s rights as licensee under any License, the license to the Administrative Agent shall act in accordance with any limitations in such License actually known to it, including prohibitions on further sublicensing.

ARTICLE XV

Indemnity, Subrogation and Subordination

SECTION 15.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03 in respect of any payment hereunder), the Company agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor under this Agreement, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor or Grantor shall be sold pursuant to this Agreement, the Pledge Agreement or any other Security Document to satisfy in whole or in part any Obligation or any Shared Pledge Obligation, the Company shall indemnify such Guarantor or Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 15.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor or Grantor (other than the Company) shall be sold pursuant to this Agreement, the Pledge Agreement or any other Security Document to satisfy any Obligation or Shared Pledge Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Company as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the Effective Date (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 8.13 or to the Pledge Agreement pursuant to Section 5.13 thereof, the date of the supplement hereto or to the Pledge Agreement, as the case may be, executed and delivered by such Guarantor or Grantor) and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the Effective Date (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 8.13 or to the Pledge Agreement pursuant to Section 5.13 thereof, such other date). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under

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Section 6.01 to the extent of such payment. Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Collateral made to satisfy Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party, with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.

SECTION 15.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations and the Shared Pledge Credit Agreement Obligations. No failure on the part of the Company or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder or under the Pledge Agreement, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder and under the Pledge Agreement.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations and the Shared Pledge Credit Agreement Obligations.

ARTICLE XVI

Foreign Borrower Guarantee

SECTION 16.01. Guarantee. Each Foreign Borrower irrevocably and unconditionally guarantees to each of the Secured Parties, jointly with the other Foreign Borrowers and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Foreign Borrower Obligations. Each Foreign Borrower further agrees that the Foreign Borrower Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Foreign Borrower Obligation. Each Foreign Borrower waives presentment to, demand of payment from and protest to any Foreign Borrower or any other Loan Party of any of the Foreign Borrower Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 16.02. Guarantee of Payment; Continuing Guarantee. Each Foreign Borrower further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership, examinership or similar proceeding shall have stayed the accrual or collection of any of

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the Foreign Borrower Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Foreign Borrower Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Foreign Borrower, any other Loan Party, or any other Person. Each Foreign Borrower agrees that its guarantee hereunder is continuing in nature and applies to all Foreign Borrower Obligations, whether currently existing or hereafter incurred.

SECTION 16.03. No Limitations. (a) Except for the termination and release of a Foreign Borrower’s obligations hereunder as expressly provided in Section 8.12, the obligations of each Foreign Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Foreign Borrower Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Foreign Borrower Obligations, any impossibility in the performance of any of the Foreign Borrower Obligations, or otherwise. Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 8.12, the obligations of each Foreign Borrower hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Foreign Borrower under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on, any security held by the Administrative Agent or any other Secured Party for any of the Foreign Borrower Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Foreign Borrower Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Foreign Borrower or otherwise operate as a discharge of any Foreign Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Foreign Borrower Obligations); (vi) any illegality, lack of validity or lack of enforceability of any of the Foreign Borrower Obligations; (vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, receivership, examinership, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Foreign Borrower Obligations; (viii) the existence of any claim, set-off or other rights that any Foreign Borrower may have at any time against any Foreign Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Foreign Borrower ab initio or at any time after the Effective Date; (x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties, (xi) any action permitted or authorized hereunder; or (xii) any other circumstance

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(including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any other Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, any Foreign Borrower or any other guarantor or surety (other than the payment in full in cash of all the Foreign Borrower Obligations (excluding contingent obligations as to which no claim has been made) and the expiration, termination or cash collateralization of each Letter of Credit issued for the account of a Foreign Borrower). Each Foreign Borrower expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Foreign Borrower Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Foreign Borrower Obligations, all without affecting the obligations of any Foreign Borrower hereunder.

(b) To the fullest extent permitted by applicable law, each Foreign Borrower waives any defense based on or arising out of any defense of any Foreign Borrower or any other Loan Party or the unenforceability of the Foreign Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Foreign Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Foreign Borrower Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Foreign Borrower Obligations, make any other accommodation with any Foreign Borrower or any other Loan Party or exercise any other right or remedy available to them against any Foreign Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Foreign Borrower hereunder except to the extent the Foreign Borrower Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Foreign Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Foreign Borrower against any Foreign Borrower or any other Loan Party, as the case may be, or any security.

SECTION 16.04. Reinstatement. Each Foreign Borrower agrees that, unless released pursuant to Section 8.12, its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Foreign Borrower Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Foreign Borrower, any other Loan Party or otherwise.

SECTION 16.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Foreign Borrower by virtue hereof, upon the failure of any Foreign Borrower or any other Loan Party to pay any

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Foreign Borrower Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Foreign Borrower hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Foreign Borrower Obligation. Upon payment by any Foreign Borrower of any sums to the Administrative Agent as provided above, all rights of such Foreign Borrower against any Foreign Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be fully subordinated to the indefeasible payment in full in cash of the Foreign Borrower Obligations.

SECTION 16.06. Information. Each Foreign Borrower (a) assumes all responsibility for being and keeping itself informed of the Foreign Borrowers’ and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Foreign Borrower Obligations and the nature, scope and extent of the risks that such Foreign Borrower assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Foreign Borrower of information known to it or any of them regarding such circumstances or risks.

SECTION 16.07. Taxes. The provisions of Section 2.16 of the Credit Agreement shall apply to each Foreign Borrower, mutatis mutandis.

SECTION 16.08. Keepwell. Each Foreign Borrower that is a Qualified ECP Guarantor (each an “FB Qualified ECP Guarantor”) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Foreign Borrower to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each FB Qualified ECP Guarantor shall only be liable under this Section 7.08 for the maximum amount of such liability that can be hereby incurred within the limitations, if any, set forth for such Foreign Borrower in this Article VII, and not for any greater amount). The obligations of each FB Qualified ECP Guarantor under this Section 7.08 shall remain in full force and effect until the indefeasible payment in full in cash of all the Foreign Borrower Obligations. Each FB Qualified ECP Guarantor intends that this Section 7.08 constitute, and this Section 7.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Foreign Borrower for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XVII

Miscellaneous

SECTION 17.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party or Foreign Borrower shall be given to it in care of the Company in the manner provided in Section 9.01 of the Credit Agreement.

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SECTION 17.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

(c) This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 17.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The Guarantors and the Grantors jointly and severally agree to reimburse the Administrative Agent for its reasonable fees and expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Company” shall be deemed to be a reference to the “Guarantors and Grantors.”

(b) The Guarantors and Grantors jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Company” shall be deemed to be a reference to the “Guarantors and Grantors.”

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(c) Any amounts payable under this Section 8.03 shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section shall survive and remain in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.

(d) All amounts due under this Section 8.03 shall be payable promptly after written demand therefore.

SECTION 17.04. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Lenders, the Issuing Banks and the other Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of the Administrative Agent, any Lender, any Issuing Bank or any other Person and notwithstanding that the Administrative Agent, any Lender, any Issuing Bank or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until such time as (a) all the Loan Document Obligations (including LC Disbursements, if any, but excluding contingent obligations as to which no claim has been made) have been paid in full in cash, (b) all Commitments have terminated or expired and (c) the LC Exposure has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) and the Issuing Banks have no further obligation to issue or amend Letters of Credit under the Credit Agreement.

SECTION 17.05. Counterparts; Effectiveness, Successors and Assignment. This Agreement may be executed in counterparts, (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted

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assignment or transfer by any Loan Party shall be null and void), except as expressly provided in this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 17.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

SECTION 17.07. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Loan Party against any of and all the obligations then due of such Loan Party now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.

SECTION 17.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the Loan Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

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(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.01 and, in the case of each Foreign Borrower, to service of process upon its designated authorized agent for service of process as contemplated by Section 9.09(e) of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Grantor hereby irrevocably designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

SECTION 17.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 17.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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SECTION 17.11. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

SECTION 17.12. Termination or Release. (a) Subject to Section 2.04 and Section 7.04, this Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when (i) all the Loan Document Obligations (including all LC Disbursements, if any, but excluding contingent obligations as to which no claim has been made) have been paid in full, (ii) all Commitments have terminated or expired and (iii) the LC Exposure has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) and the Issuing Banks have no further obligations to issue or amend Letters of Credit under the Credit Agreement. The obligations of the Foreign Borrowers under Article VII shall terminate when (i) all Foreign Obligations (including all LC Disbursements with respect to Foreign Borrowers, if any, but excluding contingent obligations as to which no claim has been made) have been paid in full, (ii) no Lender has any Commitment to provide Loans to any Foreign Borrower, (iii) the LC Exposure in relation to the Foreign Borrowers has been reduced to zero (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement) and the Issuing Banks have no further obligations to issue or amend Letters of Credit to any Foreign Borrower under the Credit Agreement, and (iv) there shall be no Foreign Borrower under the Credit Agreement.

(b) The Guarantees made herein, the Security Interest and all other security interests granted hereby shall also terminate and be released with respect to a Guarantor, a Grantor or an asset at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement. In the event of any such termination or release, Schedules IV, V, VI and VII to this Agreement shall be deemed to be modified to remove the Collateral with respect to which the Security Interest and the other security interests granted hereby have been so released. The obligations of a Foreign Borrower under Article VII shall terminate and be released with respect to a Foreign Borrower when the Company has delivered a Foreign Borrower Termination with respect to such Foreign Borrower to the Administrative Agent and such Foreign Borrower Termination shall have become effective in accordance with the requirements of Section 2.23(c) of the Credit Agreement.

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(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the Security Interest and all other security interests, as applicable, in such Collateral shall be automatically released. In the event of any such release, Schedules IV, V, VI and VII to this Agreement shall be deemed to be modified to remove the Collateral with respect to which the Security Interest and the other security interests granted hereby have been so released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 8.12, the Administrative Agent shall execute and deliver to any Grantor or Foreign Borrower, at such Grantor’s or Foreign Borrower’s expense, all documents that such Grantor or Foreign Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 8.12 shall be without recourse to or warranty by the Administrative Agent.

SECTION 17.13. Additional Subsidiaries. Pursuant to the Credit Agreement, certain Subsidiaries not a party hereto on the Effective Date may or may be required to become Guarantors and Grantors after the Effective Date. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, any such Subsidiary shall become a Subsidiary Loan Party, a Guarantor and/or a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Agreement.

SECTION 17.14. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the

45

Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 17.15. Exculpatory Provisions. (a) The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or wilful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or wilful misconduct.

(b) The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from any Guarantor or Grantor or the Secured Parties to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred. The Administrative Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

SECTION 17.16. Parallel Debt. (a) Notwithstanding any other provision of this Agreement, each of the Company and each Guarantor (each, a “Principal Party”) hereby irrevocably and unconditionally undertakes (such undertaking and the obligations and liabilities that are a result thereof being referred to as the “Parallel Debt” of such Principal Party) to pay to the Administrative Agent (in its personal capacity and not in its capacity as agent) an amount equal to the aggregate amount payable by such Principal Party in respect of each and every payment obligation owed to each and every Secured Party under the Loan Documents and, to the extent included in the Obligations, under any Hedging Agreement or arising out of or in connection with Cash Management Services or Performance Support Instruments provided by any Secured Party (collectively, the “Principal Obligations”) in accordance with the terms and conditions of such Principal Obligations. The Parallel Debt of any Principal Party shall become due and payable as and when any Principal Obligation of such Principal Party becomes due and payable.

46

(b) The Administrative Agent and each Principal Party agree and acknowledge that:

(a) the Parallel Debt of each Principal Party constitutes an undertaking, obligation and liability of such Principal Party to the Administrative Agent (in its personal capacity and not in its capacity as agent) that is separate and independent from, and without prejudice to, any Principal Obligation and represents the Administrative Agent’s own claim as a creditor in its own right to receive payment of such Parallel Debt from such Principal Party (and for the avoidance of doubt, for purposes of Netherlands law, the Parallel Debt of each Principal Party constitutes independent claims (zelfstandige vorderingen) of the Administrative Agent vis-à-vis each Principal Party); and

(b) the security interest created under the Loan Documents to secure the Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt and, for purposes of Netherlands law, each Principal Party and the Administrative Agent acknowledge that the Administrative Agent acts in its own name and not as representative (vertegenwoordiger) of the Secured Parties or any of them.

(c) The Administrative Agent and each Principal Party agree and acknowledge that:

(i) the Parallel Debt of each Principal Party shall be decreased if and to the extent that the Principal Obligations of such Principal Party have been paid or, in the case of guarantee obligations, discharged;

(ii) the Principal Obligations of each Principal Party shall be decreased if and to the extent that the Parallel Debt of such Principal Party has been paid or, in the case of guarantee obligations, discharged; and

(iii) the amount payable under the Parallel Debt of each Principal Party shall at no time exceed the amount payable under the Principal Obligations of such Principal Party.

(d) Any amount received or recovered by the Administrative Agent in respect of any Parallel Debt (including as a result of any enforcement proceedings) shall be applied in accordance with the terms of this Agreement and the other Security Documents.

(e) The Administrative Agent accepts the provisions of this clause 8.16 (Parallel Debt) on behalf of the Secured Parties.

47

(f) The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Principal Party under the Principal Obligations are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 8.16 and each Principal Party’s obligations under this Section 8.16 toward the Administrative Agent constitutes a single and separate obligation from any other debt or obligation of each Principal Party under the Principal Obligations.

[Signature Pages Follow]

48

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NCR CORPORATION,

by
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Executed by NCR LIMITED acting

by:
Signature of director

Director
Name of director:

in the presence of:

Signature of witness

Name of witness:
Address:
Occupation:

[Signature Page to Guarantee and Collateral Agreement]

NCR NEDERLAND B.V.,

by
Name: John Boudreau
Title: Attorney-in-fact

[Signature Page to Guarantee and Collateral Agreement]

GIVEN under the Common Seal of

NCR GLOBAL SOLUTIONS LIMITED

and delivered as a deed:

Director Director

[Signature Page to Guarantee and Collateral Agreement]

NCR INTERNATIONAL, INC.,

by
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

RADIANT PAYMENT SERVICES, LLC,

by

Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

DIGITAL INSIGHT CORPORATION,

by

Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Schedule I to the

Collateral Agreement

SUBSIDIARY LOAN PARTIES

Schedule I to the

Collateral Agreement

GRANTORS

Schedule III to the

Collateral Agreement

GUARANTORS

Schedule IV to the

Collateral Agreement

PLEDGED EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Schedule V to the

Collateral Agreement

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule VI to the

Collateral Agreement

INTELLECTUAL PROPERTY

[To be attached]

Schedule VII to the

Collateral Agreement

COMMERCIAL TORT CLAIMS

Schedule VIII to the

Collateral Agreement

LOCATIONS FOR CHATTEL PAPER AND RECORDS

Exhibit I to the

Collateral Agreement

SUPPLEMENT NO.             dated as of [    ] (this “Supplement”), to the Amended and Restated Guarantee and Collateral Agreement, dated as of August 22, 2011, as amended and restated as of January 6, 2014, as further amended and restated as of March 31, 2016 (the “Collateral Agreement”), among NCR CORPORATION, a Maryland corporation (the “Company”), the Foreign Borrowers from time to time party thereto, the Subsidiary Loan Parties from time to time party thereto and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A. Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers from time to time party thereto, the lenders from time to time party thereto and JPMCB, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement.

C. The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 8.13 of the Collateral Agreement provides that additional Subsidiaries of the Company may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 8.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party, Grantor and Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Loan Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance, as the case may be, in full of the Obligations, and subject to the last sentence of Section 4.01(a) of the Collateral Agreement, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in all right, title and interest in and to the Collateral now owned or hereafter acquired by the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The New Subsidiary hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets, whether now owned or hereafter acquired” of the New Subsidiary or words of similar effect or of a lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether the New Subsidiary is an organization, the type of organization and any organizational identification number issued to the New Subsidiary and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. The New Subsidiary agrees to provide the information required for any such filing to the Administrative Agent promptly upon request. The Administrative Agent (or its designee) is further authorized by the New Subsidiary to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by the New Subsidiary, without the signature of the New Subsidiary, and naming the New Subsidiary as debtor and the Administrative Agent as secured party; provided that notwithstanding anything to the contrary in any of the Loan Documents, the New Subsidiary shall not have any obligation to perfect any Security Interest or lien, or record any notice thereof, in any Article 9 Collateral consisting of Intellectual Property in any jurisdiction other than the United States.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually signed counterpart of this Supplement.

2

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Equity Interests of the New Subsidiary, (c) set forth on Schedule III attached hereto is a true and correct schedule of all the Pledged Debt Securities owned by such New Subsidiary, (d) set forth on Schedule IV attached hereto is a true and complete list (in all material respects) of (i) all Patents that have been granted by the United States Patent and Trademark Office and for which published United States applications are pending, (ii) all Copyrights that have been registered with the United States Copyright Office, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and for which United States registration applications are pending and (iv) all exclusive Copyright Licenses under which such Grantor is a licensee and that, in the case of clauses (i), (ii) and (iii) are owned by the New Subsidiary, in each case truly and completely specifying the name of the registered owner, title or mark, registration or application number, and (except with respect to Copyrights) registration date (if already registered) or application date and, with respect to any exclusive Licenses, the licensee, the licensor and date of license agreement and (e) set forth on Schedule V attached hereto is a true and correct schedule of each Commercial Tort Claim that is not an Excluded Asset, including a summary description of such claim.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Collateral Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

3

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by
Name:
Title:

4

Schedule I

to Supplement No.     to the

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II

to Supplement No.     to the

Collateral Agreement

PLEDGED EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Schedule III

to Supplement No.     to the

Collateral Agreement

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule IV

to Supplement No.     to the

Collateral Agreement

INTELLECTUAL PROPERTY

Schedule V

to Supplement No.     to the

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II-A to the

Collateral Agreement

[FORM OF] PATENT SECURITY AGREEMENT dated as of [            ], 20[ ] (this “Agreement”), among NCR CORPORATION, a Maryland corporation (the “Company”), each subsidiary of the Company party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers from time to time party thereto, the lenders from time to time party thereto and JPMCB, as Administrative Agent and (b) the Amended and Restated Guarantee and Collateral Agreement dated as of August 11, 2011, as amended and restated as of January 6, 2014, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the Foreign Borrowers party thereto, the subsidiaries of the Company from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The subsidiaries of the Company party hereto (other than the Company) are Affiliates of the Company, have derived and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby (1) reaffirms the security interest granted pursuant to Section 4.01 of the Existing Guarantee and Collateral Agreement and (2) grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Patent Collateral”):

(a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, including any of the foregoing listed on Schedule I, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, sell offer to sell, import or export the inventions disclosed or claimed therein. Notwithstanding anything herein to the contrary, if any Grantor and the Administrative Agent shall agree that any asset included in the “Patent Collateral” is an Excluded Asset, the security interest granted under this Section 2 shall thereafter not attach to, and the term “Patent Collateral” shall not include, such Excluded Asset; provided that the security interest shall immediately attach to, and the Patent Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

SECTION 3. Collateral Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

(1) SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NCR CORPORATION,

by
Name:
Title:

[OTHER GRANTORS],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE I

Patents Owned by [Name of Grantor]

U.S. Patent Registrations

Type	Registration No.	Expiration Date

U.S. Patent Applications

Type	Application No.	Expiration Date

Exhibit II-B to the

Collateral Agreement

[FORM OF] TRADEMARK SECURITY AGREEMENT dated as of [            ], 20[    ] (this “Agreement”), among NCR CORPORATION, a Maryland corporation (the “Company”), each subsidiary of the Company party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers from time to time party thereto, the lenders from time to time party thereto and JPMCB, as Administrative Agent and (b) the Amended and Restated Guarantee and Collateral Agreement dated as of August 11, 2011, as amended and restated as of January 6, 2014, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the Foreign Borrowers party thereto, the subsidiaries of the Company from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The subsidiaries of the Company party hereto (other than the Company) are Affiliates of the Company, have derived and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby (1) reaffirms the security interest granted pursuant to Section 4.01 of the Existing Guarantee and Collateral Agreement and (2) grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, including any of the foregoing listed on Schedule I, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill. Notwithstanding anything herein to the contrary, if any Grantor and the Administrative Agent shall agree that any asset included in the “Trademark Collateral” is an Excluded Asset, the security interest granted under this Section 2 shall thereafter not attach to, and the term “Trademark Collateral” shall not include, such Excluded Asset; provided that the security interest shall immediately attach to, and the Trademark Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

SECTION 3. Collateral Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

(2) SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NCR CORPORATION,

by
Name:
Title:

[OTHER GRANTORS],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE I

Trademarks/Trade Names Owned by [Name of Grantor]

U.S. Trademark Registrations

Mark	Registration No.	Expiration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

State Trademark Registrations

State	Mark	Registration No.	Expiration Date

Exhibit II-C to the

Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [            ], 20[    ] (this “Agreement”), among NCR CORPORATION, a Maryland corporation (the “Company”), each subsidiary of the Company party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers from time to time party thereto, the lenders from time to time party thereto and JPMCB, as Administrative Agent and (b) the Amended and Restated Guarantee and Collateral Agreement dated as of August 11, 2011, as amended and restated as of January 6, 2014, as further amended and restated as of March 31, 2016 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the Foreign Borrowers party thereto, the subsidiaries of the Company from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The subsidiaries of the Company party hereto (other than the Company) are Affiliates of the Company, have derived and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby (1) reaffirms the security interest granted pursuant to Section 4.01 of the Existing Guarantee and Collateral Agreement and (2) grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(i) (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including, registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), including any of the foregoing listed in Schedule I and (c) any other adjacent or other rights related or appurtenant to the foregoing, including moral rights; and

(ii) all Copyright Licenses under which such Grantor is granted an exclusive license to any registered United States Copyright, including those listed on Schedule I.

Notwithstanding anything herein to the contrary, if any Grantor and the Administrative Agent shall agree that any asset included in the “Copyright Collateral” is an Excluded Asset, the security interest granted under this Section 2 shall thereafter not attach to, and the term “Copyright Collateral” shall not include, such Excluded Asset; provided that the security interest shall immediately attach to, and the Copyright Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

SECTION 3. Collateral Agreement. The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

(3) SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NCR CORPORATION,

by
Name:
Title:

[OTHER GRANTORS],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE I

Copyrights

Registered Owner	Title	Copyright Number	Expiration Date

Copyright Applications

Registered Owner	Title	Application Number	Filing Date

Exclusive Copyright Licenses

Licensee	Licensor	Title	Copyright Number	Expiration Date

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EXHIBIT D

[FORM OF] AFFILIATE SUBORDINATION AGREEMENT

AFFILIATE             SUBORDINATION AGREEMENT dated as of [•] (this “Agreement”), among NCR Corporation, a Maryland corporation (the “Company”), the other Subordinated Lenders and Subordinated Debtors (each as defined below) from time to time party hereto and JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement referred to below for the Lenders and as collateral agent under the Loan Documents for the Secured Parties (in such capacities, the “Administrative Agent”).

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. The rules of construction specified in Section 1.03 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

The Credit Agreement provides that from time to time the Company and the Subsidiaries may make loans, advances and other extensions of credit to one or more of the Loan Parties, provided that any Indebtedness of a Loan Party resulting from such extensions of credit, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary, whether or not a claim for post filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Subordinated Intercompany Obligations”), shall be unsecured and subordinated in right of payment to the Senior Obligations (as defined below) pursuant to this Agreement. For purposes of this Agreement, (a) the Company and the Subsidiaries, in their capacities as obligees in respect of any Subordinated Intercompany Obligations, are referred to herein as the “Subordinated Lenders”, (b) the Loan Parties, in their capacities as obligors in respect of any Subordinated Intercompany Obligations, are referred to herein as the “Subordinated Debtors” and (c) the Lenders, Issuing Banks and any other obligees in respect of the Senior Obligations are referred to herein as the “Senior Lenders”.

In connection with the foregoing, each Subordinated Lender desires to enter into this Agreement in order to, among other things, subordinate, on the terms set forth herein, its rights, as a Subordinated Lender, to payment of any Subordinated Intercompany Obligations owed to it to the prior payment in full of the Senior Obligations. Each Subordinated Lender will derive substantial benefits from the extension of credit to the Company and the other Loan Parties pursuant to the Credit Agreement and the provision of other financial accommodations to the Company and the other Loan Parties by the Senior Lenders and is willing to execute and deliver this Agreement in order to induce the Senior Lenders to extend such credit and provide such accommodations. Accordingly, the parties hereto agree as follows:

1. Subordination. (a) Each Subordinated Lender hereby agrees that all its right, title and interest in, to and under any Subordinated Intercompany Obligations of any Subordinated Debtor shall be subordinate, and junior in right of payment, to the rights of the Senior Lenders in respect of the Secured Obligations of such Subordinated Debtor, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to a Subordinated Debtor, whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”).

(b) Each Subordinated Debtor and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Intercompany Obligations in respect of which it is the obligor or obligee, as the case may be), that, notwithstanding any provision to the contrary in any agreement governing or evidencing Subordinated Intercompany Obligations, no payment (whether directly, by purchase, redemption or exercise of any rights of setoff or otherwise and whether mandatory or voluntary) in respect of the Subordinated Intercompany Obligations, whether of principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Debtor or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time prior to the payment in full of all the Senior Obligations; provided that the Subordinated Debtors may make interest and principal payments in the ordinary course, and the Subordinated Lenders may receive, accept and demand such payments, if at the time of and immediately after giving effect to any such payment, no Event of Default shall have occurred and be continuing or would result therefrom.

(c) Upon any dissolution, winding up, liquidation, distribution of assets or reorganization of any Subordinated Debtor, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Debtor (any such proceeding or event, a “Reorganization Proceeding”):

(i) the Senior Lenders shall first be entitled to receive indefeasible payment in full of the Senior Obligations (whenever arising) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Intercompany Obligations of such Subordinated Debtor, whether of principal, interest or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Debtor of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled but for the provisions of this Section 1 shall be paid or delivered by the person making such

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payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations then owing to each of the Senior Lenders), until the indefeasible payment in full of all Senior Obligations.

Each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Debtor in cash, securities or other property or by setoff, purchase or redemption (including from or by way of collateral), payment of all or any part of the Subordinated Intercompany Obligations (other than any payments of interest and principal to the extent permitted by Section 1(b) above and not prohibited by the first sentence of this paragraph) and agrees that in connection with any proceeding involving any Subordinated Debtor under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (A) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim, if the Subordinated Lender shall fail to do so prior to 30 days before the expiration of the time to file such proofs of claim (provided that such Subordinated Lender shall deliver a copy of all such proofs of claim to the Administrative Agent), and take such other action (other than voting the Subordinated Intercompany Obligations but including enforcing any security interest or other lien securing payment of such Subordinated Intercompany Obligations) as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (B) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may request to (1) collect amounts in respect of the Subordinated Intercompany Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Intercompany Obligations, (2) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Intercompany Obligations and (3) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Intercompany Obligations. A copy of this Agreement may be filed with any court as evidence of the Senior Lenders’ rights, powers and authority hereunder.

(d) In the event that any payment by or on behalf of, or any distribution of the assets of, any Subordinated Debtor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, in respect of the Subordinated Intercompany Obligations shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender in trust (segregated from other property of such Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations then owing to each of the Senior Lenders), until the indefeasible payment in full of all Senior Obligations.

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(e) Subject to the prior indefeasible payment in full of the Senior Obligations, each Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of the Subordinated Debtors applicable to the Senior Obligations until all amounts owing on the Senior Obligations shall be indefeasibly paid in full, and for the purpose of such subrogation, as between and among the Subordinated Debtors and their creditors (other than the Senior Lenders), on the one hand, and the Subordinated Lenders, on the other hand, no payment or distribution made to any Senior Lender by virtue of this Agreement that otherwise would have been made to the Subordinated Lenders shall be deemed to be a payment by the Subordinated Debtors of an amount owing on the Senior Obligations.

(f) Each Subordinated Lender agrees that the Subordinated Intercompany Obligations are intended to be unsecured and not Guaranteed by the Company or any Subsidiary, and each Subordinated Debtor agrees not to give, or permit to be given, and each Subordinated Lender agrees not to ask for, demand, accept or receive, any security for the Subordinated Intercompany Obligations or any Guarantee of the Subordinated Intercompany Obligations from the Company or any Subsidiary. Notwithstanding the foregoing, all the proceeds of any (i) security of any nature whatsoever for any Subordinated Intercompany Obligations on any property or assets, whether now existing or hereafter acquired, of the Company or any Subsidiary or (ii) any Guarantee, of any nature whatsoever, by the Company or any Subsidiary of any Subordinated Intercompany Obligations shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Intercompany Obligations.

(g) Upon any assignment of Subordinated Intercompany Obligations to any Person other than the Company or a Subsidiary made prior to the indefeasible payment in full of all Senior Obligations, the Subordinated Lender shall place upon the instruments creating or evidencing the Subordinated Intercompany Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, including any global intercompany note evidencing any such obligations, the following legend:

“This instrument and all indebtedness evidenced hereby is subject to the subordination provisions of the Affiliate Subordination Agreement dated as of [•] (as amended, restated, supplemented or modified from time to time, the “Affiliate Subordination Agreement”) among, inter alia, NCR Corporation and JPMorgan Chase Bank, N.A. Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Affiliate Subordination Agreement, which is incorporated herein with the same effect as if fully set forth herein.”

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(h) Each Subordinated Lender agrees that, prior to the indefeasible payment in full of all Senior Obligations, it will not take any action to cause any Subordinated Intercompany Obligations to become payable prior to their stated maturity or exercise any remedies or take any action or proceeding to enforce any Subordinated Intercompany Obligations, in each case, if the payment of such Subordinated Intercompany Obligations is then prohibited by this Agreement.

2. Waivers and Consents. (a) Each Subordinated Lender waives the right to compel that the Collateral or any other assets or property of any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. Each Subordinated Lender expressly waives the right to require that the Administrative Agent proceed against the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in its power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of the Administrative Agent to do so may thereby prejudice such Subordinated Lender. Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by (i) the Administrative Agent’s delay in proceeding against or enforcing any remedy against the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person; (ii) the Administrative Agent releasing the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or (iii) the discharge of the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Administrative Agent. Any Senior Lender’s vote to accept or reject any plan of reorganization relating to the Collateral, any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders.

(b) Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Administrative Agent, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or assets securing the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement or contribution against any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person. Each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Debtor, any other guarantor of the Senior Obligations or any other Person with respect to any Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of any property or assets securing the Senior Obligations.

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(c) Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by the Administrative Agent may be rescinded in whole or in part by such Person, and any Senior Obligations may be continued, and the Senior Obligations or the liability of any Subordinated Debtor, any other guarantor thereof or any other Person obligated thereunder, or any Collateral or Guarantee therefor, or any right of setoff with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, in each case without notice to or further assent by such Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d) Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Subordinated Debtor in respect of the Subordinated Intercompany Obligations shall be deemed conclusively to have been given, and all dealings between the Subordinated Debtors and the Senior Lenders shall be deemed conclusively to have been consummated, in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Intercompany Obligations. Each Subordinated Lender waives any protest, demand for payment and notice of default.

3. Transfers. Until the indefeasible payment in full of all Senior Obligations, each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Intercompany Obligations or any interest therein to any other Person (a “Transferee”), other than to another Subordinated Lender, or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Intercompany Obligations or any interest therein in favor of any Transferee unless such sale, assignment, other transfer or disposal, security interest, Lien, charge, other encumbrances or other action is made expressly subject to the terms and conditions of this Agreement, including pursuant to a Transferee’s agreement to be bound hereby.

4. Senior Obligations Unconditional. All rights and interests of the Administrative Agent and the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Debtors hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

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(c) any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Debtor in respect of the Senior Obligations, or of any Subordinated Lender or any Subordinated Debtor in respect of this Agreement.

5. Representations and Warranties. Each Subordinated Lender represents and warrants to the Administrative Agent, as of the date hereof, for the benefit of the Senior Lenders that:

(a) It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance of this Agreement will not violate any provision of any requirement of any material law applicable to such Subordinated Lender or of any material contractual obligation of such Subordinated Lender.

(d) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, in each case, except such as have been obtained or made and are in full force and effect.

6. Waiver of Claims. (a) To the maximum extent permitted by law, each Subordinated Lender waives any claim it might have against the Administrative Agent or any Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Administrative Agent or any Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any other document creating or governing any Senior Obligations or any transaction relating to the Collateral. None of the Administrative Agent, the Senior Lenders or any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for

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any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Debtor, any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral, or any part thereof, or any such Guarantee.

(b) Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of any rights or remedies under the Loan Documents. The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c) Each Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d) Each Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Debtor or of any other guarantor of the Senior Obligations, or its businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the Subordinated Debtors’ results of operations, financial condition and business and such Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to each Subordinated Debtor or its results of operations, financial condition or business.

7. Further Assurances. Each Subordinated Lender and each Subordinated Debtor, at its own expense and at any time from time to time, upon the written request of the Administrative Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

8. Expenses. (a) The Subordinated Debtors agree to reimburse the Administrative Agent and the Senior Lenders for their reasonable out-of-pocket expenses incurred hereunder or in connection herewith as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to “the Company” shall be deemed to be a reference to “the Subordinated Debtors”.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Subordinated Debtor jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Company” shall be deemed to be a reference to the “the Subordinated Debtors”.

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9. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Administrative Agent and the Senior Lenders, on the one hand, and the Subordinated Lenders, on the other hand, and no other Person shall have any right, benefit or other interest under this Agreement.

10. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full.

11. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

14. Integration. This Agreement constitutes the entire contract among the Subordinated Debtors, the Senior Lenders and the Subordinated Lenders relating to the subject matter hereof and there are no promises or representations by the Subordinated Debtors, the Senior Lenders or the Subordinated Lenders hereto regarding the subject matter hereof not reflected herein.

15. Amendments in Writing; No Waiver; Cumulative Remedies. (a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Subordinated Debtors and each affected Subordinated Lender, subject to any consent required in accordance with Section 9.02 of the Credit Agreement and to the other terms of Section 9.02 of the Credit Agreement.

(b) No failure or delay by the Administrative Agent or the Senior Lenders in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

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(c) The rights and remedies of the Administrative Agent and the Senior Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

16. Effective Periods. Notwithstanding any provision to the contrary herein, this Agreement will be effective only during Pledge Effectiveness Periods and will automatically cease to be effective on any Investment Grade Date and automatically be reinstated and become effective on any Non-Investment Grade Date; provided, however, that this Agreement will continue to be effective with respect to any Subordinated Debtor and any Subordinated Intercompany Obligations of each Subordinated Debtor if any Reorganization Proceeding is commenced by or against such Subordinated Debtor during a Pledge Effectiveness Period.

17. Headings. The headings of the various subdivisions used in this Agreement are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

18. Successors and Assigns. (a) This Agreement shall be binding upon the successors and assigns of the Subordinated Debtors and the Subordinated Lenders and shall inure to the benefit of the Administrative Agent and the Senior Lenders and their respective successors and assigns.

19. Additional Subordinated Parties. Upon execution and delivery after the date hereof by any Person that has become, or shall become, an obligor or obligee in respect of any Subordinated Intercompany Obligations of a counterpart signature hereto, such Person shall automatically become a party hereto as a “Subordinated Debtor”, a “Subordinated Lender” or both, as the case may be, with the same force and effect as if originally named as such herein. The rights and obligations under this Agreement of each other party hereto shall remain in full force and effect notwithstanding the addition of any such Person as a party to this Agreement.

20. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Subordinated Debtor and each Subordinated Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any

10

other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement to which it is a party or any other Loan Document against any Subordinated Debtor or Subordinated Lender or any of their properties in the courts of any jurisdiction, including in any Reorganization Proceeding affecting a Subordinated Debtor or Subordinated Lender.

(c) Each Subordinated Debtor and each Subordinated Lender hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NCR CORPORATION,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

by
Name:
Title:

[NAME OF SUBORDINATED DEBTOR/LENDER],

by
Name:
Title:

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE1

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Company under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned hereby certifies, in his capacity as a [            ] of the Company and not in a personal capacity, as follows:

1. I am a Financial Officer of the Company.

2. [[Attached as Schedule I hereto is the] [The] audited consolidated financial statements required by Section 5.01(a) of the Credit Agreement for the fiscal year ended [            ], setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Pricewaterhouse Coopers L.L.P. or another independent registered public accounting firm of recognized national standing required by Section 5.01(a) of the Credit Agreement (the “Consolidated Financial Statements”) [have been delivered to the Administrative Agent in accordance with the provisions of Section 5.01 of the Credit Agreement].]

[or]

[[Attached as Schedule I hereto are the] [The] consolidated financial statements required by Section 5.01(b) of the Credit Agreement for the fiscal quarter ended [            ] (the “Consolidated Financial Statements”) [have been delivered to the Administrative Agent in accordance with the provisions of Section 5.01 of the Credit Agreement]. Such financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

[1]	To be delivered to the Administrative Agent not later than the fifth Business Day following the date of delivery of financial statements under Sections 5.01(a) or 5.01(b) of the Credit Agreement.

3. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of:

(a) the occurrence of a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action the Company has taken or proposes to take with respect thereto; and

(b) any change in GAAP or in the application thereof since the date of the consolidated balance sheet of the Company most recently theretofore delivered pursuant to Sections 5.01(a) or 5.01(b) of the Credit Agreement (or, prior to the first such delivery, referred to in Section 3.04 of the Credit Agreement), except as set forth in a separate attachment, if any, to this Certificate, specifying the effect of such change on the financial statements (including those for the prior periods) and, in the case of any such change with respect to the treatment of Capital Lease Obligations or other lease obligations, setting forth a reconciliation previously approved by the Administrative Agent of differences in such treatment from the treatment thereof applied for purposes of the Credit Agreement pursuant to Section 1.04(b) thereof.

4. Attached as Schedule II hereto are reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13 of the Credit Agreement and computing the Leverage Ratio and the Interest Coverage Ratio as of the last day of the fiscal period covered by the [consolidated financial statements most recently delivered pursuant to Sections 5.01(a) or 5.01(b) of the Credit Agreement][attached financial statements].

5. All notices required to be provided under Sections 5.03 and 5.04 of the Credit Agreement have been provided, except for any such notice identified in an attachment to this Compliance Certificate and provided herewith.

6. Schedule III, attached hereto, identifies each Subsidiary that, as of the last day of the most recent fiscal period covered by the [consolidated financial statements most recently delivered pursuant to Sections 5.01(a) or 5.01(b) of the Credit Agreement][attached financial statements] (A) is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.11A of the Credit Agreement or in any prior Compliance Certificate or (B) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary.

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[7]. [Attached as Schedule IV hereto are reasonably detailed calculations with respect to which Subsidiaries are Material Subsidiaries based on the information contained in, and as of the last day of the most recent fiscal period covered by, the [consolidated financial statements most recently delivered pursuant to Sections 5.01(a) of the Credit Agreement][attached financial statements] and identifying each Subsidiary, if any, that has automatically been designated a Material Subsidiary in order to satisfy the condition set forth in the definition of the term “Material Subsidiary” in the Credit Agreement.]2

[8]. [Attached as Schedule V hereto are reasonably detailed calculations with respect to Adjusted Consolidated Net Income for the most recently ended fiscal year.]3

[9]. The financial covenant analyses and other information set forth on Annex A hereto are true and accurate on and as of the date of this Certificate.

The foregoing certifications are made and delivered on [•], pursuant to Section 5.01(c) of the Credit Agreement.

NCR CORPORATION, as Company,

by
Name:
Title:

[2]	To be included in the case of any delivery of financial statements under clause 5.01(a) of the Credit Agreement.
[3]	To be included in the case of any delivery of financial statements under clause 5.01(a) of the Credit Agreement, unless the Investment Grade Date has occurred.

3

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

1.	Cumulative Leverage Ratio Increase Amount[1]: =	x

	sum of Leverage Ratio Increase Amounts in respect of Pension Funding Indebtedness[2] issued or deemed issued[3] after the Original Effective Date prior to the most recently ended fiscal quarter:	x

2.	Leverage Ratio Increase Amount[4]: (a) / (b) =	x

	(a) the aggregate principle amount of Pension Funding Indebtedness incurred during the most recently ended fiscal quarter:	$[___,___,___]

(b)    the greater of (1) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company and (2) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on March 31, 2013:

$[___,___,___]

3.	Maximum Leverage Ratio: [[4.25]5/[4.00]6/[3.75][7] + Cumulative Leverage Ratio Increase Amount]/1.00	x

[1]	The Cumulative Leverage Ratio Increase Amount may not exceed 0.50 at any time.
[2]	Pension Funding Indebtedness is only included here, and in the Leverage Ratio Increase Amount in 2(i) of this Annex A, to the extent that the proceeds are actually used during the applicable period to make to make contributions to one or more Plans and/or Foreign Pension Plans (see the definition of “Pension Funding Indebtedness” in the Credit Agreement for the specific limitations).
[3]	Provided that $80,000,000 of Term Loans shall be deemed to have been Pension Funding Indebtedness.
[4]	Rounded upwards, if necessary, to the next 1/10, expressed as a decimal.
[5]	In the case of any fiscal quarter ending on or prior to December 31, 2017.
[6]	In the case of any fiscal quarter ending after December 31, 2017, and on or prior to December 31, 2019.
[7]	In the case of any fiscal quarter ending after December 31, 2019.

4.	Leverage Ratio: (i) / (ii) =	x

	(i) Consolidated Total Debt:	$[___,___,___]

	(ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date:	$[___,___,___]

5.	Consolidated Total Debt: (i) + (ii) – (iii) =	$[___,___,___]

(i)     the aggregate principal amount of Indebtedness of the Company and the Subsidiaries[8] outstanding as of such date, to the extent such Indebtedness would be reflected on a balance sheet prepared as of the date hereof on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness):

$[___,___,___]

(ii)    without duplication of amounts referred to in paragraph (i) above, the amount of Third Party Interests in respect of Securitizations, without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness:

$[___,___,___]

	(iii) the lesser of (a) the excess, if any, of the amount of Unrestricted Cash owned by the Company and its consolidated Subsidiaries over $250,000,000 and (b) $150,000,000:	$[___,___,___]

[8]	Excluding Indebtedness described in clause (f) of the definition of “Indebtedness” in the Credit Agreement; provided that there shall be included in Consolidated Total Debt any Indebtedness in respect of drawings under letters of credit or letters of guaranty to the extent such drawings are not reimbursed within two Business Days after the date of any such drawing).

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6.	Unrestricted Cash[9]: (i) – (ii) =	$[___,___,___]

	(i) unrestricted cash and cash equivalents owned by the Company and the Subsidiaries as of the date hereof[10]:	$[___,___,___]

(ii)    unrestricted cash and cash equivalents owned by the Company and the Subsidiaries that are or are presently required under the terms of any agreement or other arrangement binding on the Company or any Subsidiary to be (a) pledged to or held in one or more accounts under the control of one or more creditors of the Company or any Subsidiary (other than to secure the Loan Document Obligations), (b) otherwise segregated from the general assets of the Company and the Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Company or any Subsidiary (other than to secure the Loan Document Obligations) or (c) held by a Subsidiary that is not wholly-owned or that is subject to restrictions (in the case of foreign laws or approvals of foreign Governmental Authorities applicable to Foreign Subsidiaries, of which the Company has actual knowledge) on its ability to pay dividends or distributions:

$[___,___,___]

[9]	Unrestricted Cash on any date will include the pro rata share (based on their relative holdings of Equity Interests entitled to dividends and distributions) of the Company and its wholly-owned Subsidiaries of the Unrestricted Cash of any non-wholly Subsidiary not subject to restrictions.
[10]	Cash and cash equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Company or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

3

7.	Consolidated EBITDA:[11](i) + (ii) – (iii) =		$[___,___,___]

	(i)	ConsolidatedNet Income:	$[___,___,___]

	(ii)[12]	(a) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations):	$[___,___,___]

		(b) provision for taxes based on income, profits or losses, including foreign withholding taxes during such period:	$[___,___,___]

		(c) all amounts attributable to depreciation and amortization for such period:	$[___,___,___]

		(d) any extraordinary losses for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

		(e) any Non-Cash Charges for such period:[13]	$[___,___,___]

		(f) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement other than those relating to foreign currencies:	$[___,___,___]

[11]	Consolidated EBITDA shall be calculated so as to exclude (a) the cumulative effect of any changes in GAAP or accounting principles applied by management and (b) purchase accounting adjustments. Consolidated EBITDA will be calculated (i) so as to exclude mark-to-market gains and losses on Plans and Foreign Pension Plans and settlement/curtailment gains and losses relating to such plans, and (ii) to give effect to Mark-to-Market Pension Accounting.
[12]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.
[13]	Any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period (or that would have been added back had the Credit Agreement been in effect during and after such prior period), other than any cash payments made after the Effective Date in respect of environmental obligations relating to the Fox River, Kalamazoo and Dayton landfill discontinued operations not exceeding, in the aggregate for all periods, the amount of the reserves for such obligations reflected in the Company’s financial statements for the fiscal quarter ending June 30, 2011, shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

4

(g)[14]	Pro Forma Adjustments in connection with Material Acquisitions:	$[___,___,___]

(h)	nonrecurring integration expenses in connection with acquisitions (including severance costs, retention payments, change of control bonuses, relocation expenses and similar integration expenses):	$[___,___,___]
(i)	one-time out-of-pocket transactional costs and expenses relating to Permitted Acquisitions, Investments outside the ordinary course of business, and Dispositions (regardless of whether consummated), including legal fees, advisory fees, and upfront financing fees:	$[___,___,___]
(j)	amortization of non-cash pension expenses and any after-tax one-time losses associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market losses on pension plans and settlement/curtailment losses thereon:	$[___,___,___]

(k)[15]	out-of-pocket costs and expenses relating to restructurings (including a reduction in force), consolidation, separation or closure of facilities and cost saving initiatives, in each case, undertaken out of the ordinary course of business, and (without duplication) any non-cash charges or reserves taken in connection therewith:	$[___,___,___]

[14]	The aggregate amount of all amounts under clauses (g), (h), (i) and (k) that increase Consolidated EBITDA in any Test Period (including, for avoidance of doubt, in connection with any calculation made on a Pro Forma Basis) shall not exceed, and shall be limited to, 15% of Consolidated EBITDA in respect of such Test Period (calculated after giving effect to such adjustments and with no carryover of unused amounts into any subsequent period).
[15]	Each such restructuring, consolidation, separation or closure of facilities or cost saving initiative has been specifically approved by the board of directors of the Company or by both the chief executive officer and the chief financial officer of the Company.

5

		(l) out-of-pocket costs and expenses arising from litigation in respect of discontinued operations in an amount not to exceed $15,000,000 for any Test Period:	$[___,___,___]

		(m) unrealized losses during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement:	$[___,___,___]

	(iii)[16]	(a) any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

		(b) any non-cash gains for such period, including any gains attributable to the early extinguishment of Indebtedness:	$[___,___,___]

		(c) any net income tax benefit for such period, determined on a consolidated basis in accordance with GAAP;	$[___,___,___]

		(d) any gains attributable to the early extinguishment of obligations under any Hedging Agreement other than those relating to foreign currencies:	$[___,___,___]

(e)    after-tax one-time gains associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market gains on pension plans and settlement/curtailment gains and thereon:

$[___,___,___]

		(f) unrealized gains during such period attributable to the application of “mark-to-market” accounting in respect of any Hedging Agreement:	$[___,___,___]

8.		ConsolidatedNet Income: (i) – (ii) =	$[___,___,___]

		(i) the net income or loss of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

[16]	Items to be set forth without duplication and to the extent included in determining Consolidated Net Income.

6

	(ii)	the sum of:	$[___,___,___]

(a)    the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to paragraphs (b) and (c) below, any other consolidated Subsidiary during such period:

$[___,___,___]

(b)    the income of, and any amounts referred to in paragraph (a) above paid to, any consolidated Subsidiary (other than the Company or any Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary (i) is not permitted (A) without any prior approval of any Governmental Authority which, to the actual knowledge of the Company, would be required and that has not been obtained or (B) under any law applicable to the Company or any such Subsidiary (in the case of any foreign law, of which the Company has actual knowledge) or (ii) is not permitted by the operation of the terms of the organizational documents of such Subsidiary or any agreement or other instrument binding upon the Company or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived:

$[___,___,___]

(c)    the income or loss of, and any amounts referred to in paragraph (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary:

$[___,___,___]

9.	InterestCoverage Ratio: (i) / (ii) =		x

	(i)	ConsolidatedEBITDA for Test Period:	$[___,___,___]

	(ii)	ConsolidatedCash Interest Expense for Test Period:	$[___,___,___]

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10.		ConsolidatedCash Interest Expense: (i) – (ii) =	$[___,___,___]

	(i)	the sum of:	$[___,___,___]

(a)    the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:

$[___,___,___]

		(b) any cash payments made during such period in respect of obligations referred to in paragraph (ii) below that were amortized or accrued in a previous period:	$[___,___,___]

		(c) payments made under Hedging Agreements relating to interest rates with respect to such period:	$[___,___,___]

	(ii)	the sum of:	$[___,___,___]

(a)    to the extent included in such consolidated interest expense for such period, noncash amounts attributable to amortization of debt discounts, upfront fees and other financing costs (including legal and accounting costs) or accrued interest payable in kind for such period:

$[___,___,___]

(b)    to the extent included in such consolidated interest expense for such period, one-time expenses in connection with the amendment and restatement of the Credit Agreement on the Effective Date and other incurrences of Indebtedness or issuances of Equity Interests, and administrative and similar fees and cash costs associated with breakage or termination of Hedging Agreements:

$[___,___,___]

		(c) interest income of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

		(d) payments received under Hedging Agreements relating to interest rates with respect to such period:	$[___,___,___]

8

EXHIBIT F

[FORM OF] INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

  as Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, Delaware 19713-2107

Attention: Brian Lunger

Fax No. 302-634-3301

Copy to:

JPMorgan Chase Bank, N.A.,

  as Administrative Agent

383 Madison Avenue, 24th Floor

New York, New York, 10179

Attention: Timothy Lee Fax No. 212-270-5127

Email: timothy.d.lee@jpmorgan.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement. This notice constitutes an Interest Election Request and the applicable Borrower, or the Borrower Agent on its behalf, hereby gives you notice, pursuant to Section 2.06 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection such Borrower specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrowing to which this request applies:
Principal Amount:

Type:

Interest Period[1]

2.	Effective date of this election[2]:

3.	Resulting Borrowing[s][3]:

Principal Amount[4]:

Type[5]:

Interest Period[6]:

Very truly yours,

[BORROWER],

by
Name:
Title:

[1]	In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor in accordance with the definition of the term “Interest Period” in the Credit Agreement.
[2]	Must be a Business Day.
[3]	If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowings shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Class and Type in Section 2.02(c) of the Credit Agreement.
[4]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above. Note that the currency of a Borrowing cannot be changed.
[5]	Specify whether the resulting Borrowing is to be a ABR Borrowing or a Eurocurrency Borrowing.
[6]	Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of seven days or one, two, three or six months (or, if agreed to by each Lender participating in the resulting Borrowing, twelve months). Cannot extend beyond the Maturity Date.

2

EXHIBIT G

PERFECTION CERTIFICATE

March [•], 2016

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of the date hereof (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer of the Company, hereby certifies to the Administrative Agent and each other Secured Party on behalf of the Loan Parties as follows:

SECTION 1. Legal Names. (a) Set forth on Schedule 1 is (i) the exact legal name of each Loan Party, as such name appears in its certificate of formation or organization or like document, and (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change.

(b) Except as set forth on Schedule 1, no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years that resulted in a change to the legal name or any material change to the corporate structure of any Loan Party. Changes in identity or corporate structure include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business that resulted in a change into the legal name or any material change to the corporate structure of any Loan Party. With respect to any such change that has occurred within the past five years, Schedules 1 and 2 set forth the information required by Sections 1(a) and 2 of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2. Jurisdictions and Locations. (a) Set forth on Schedule 2 is (i) the jurisdiction of formation or organization and the form of organization of each Loan Party, (ii) the organizational identification number, if any, assigned to such Loan Party by such jurisdiction and the federal taxpayer identification number, if any, of such Loan Party and (iii) the address (including, in the case of the Company and each Loan Party that is a Domestic Subsidiary, the county) of the chief executive office of such Loan Party and, if applicable, the registered office of such Loan Party, if applicable.

(b) Set forth on Schedule 2(b) opposite the name of each Grantor are material places of business of such Loan Party not identified in Schedule 2(a).1

SECTION 3. File Search Reports. File search reports have been obtained from the Uniform Commercial Code (“UCC”) filing office relating to each location of each Grantor identified on Schedule 2(a) and (b). The file search reports obtained pursuant to this Section 3 reflect no Liens on any of the Collateral other than those permitted under the Credit Agreement.

SECTION 4. UCC Filings. Financing statements in substantially the form of Schedule 4 hereto have been prepared for filing in the central UCC filing office in which such filings are to be made.

SECTION 5. Stock Ownership and other Equity Interests. Set forth on Schedule 5 is a complete and correct list, for each Grantor, of all the Pledged Equity Interests (as defined in the Collateral Agreement), specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

SECTION 6. Debt Instruments. Attached hereto as Schedule 6 is a true and correct list of all promissory notes and other evidence of Indebtedness held each Grantor that are required to be delivered to the Administrative Agent under the Collateral Agreement, including all intercompany Indebtedness, in each case specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof.

SECTION 7. Intellectual Property. (a) Attached hereto as Schedule 7(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s United States Patents and published Patent Applications, including the name of the registered owner, type, registration or application number and registration or application date of each United States Patent and published Patent Application owned by any Grantor.

(b) Attached hereto as Schedule 7(B) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s United States Trademarks and Trademark applications, including the name of the registered owner, the registration or application number and registration or application date of each United States Trademark and Trademark application owned by any Grantor.

(c) Attached hereto as Schedule 7(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s United States Copyrights (including the name of the registered owner, the title and the registration number) and Copyright Applications (including the name of the registered owner and the title) of each United States Copyright or Copyright Application owned by any Grantor. Also set forth on Schedule 7(C) in proper form for filing with the United States Copyright Office is a schedule setting forth all exclusive Copyright Licenses granted to any Grantor.

[1]	Limited to locations within the United States where the Company and Subsidiary Loan Parties own or lease research, development and manufacturing facilities or Principal Property.

2

SECTION 8. Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of commercial tort claims in excess of $10,000,000 held by any Grantor, including a brief description thereof.

SECTION 9. Chattel Paper. Prior to delivery of Tangible Chattel Paper (other than Tangible Chattel Paper acquired in the ordiary course of business) to the Administrative Agent pursuant to Section 4.04 of the Collateral Agreement, the Grantors hold all Tangible Chattel Paper in the locations identified in Schedule 9, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the applicable Grantor’s business).

SECTION 10. Assignment of Claims Act. Attached hereto as Schedule 10 is a true and correct list of all written contracts between each Grantor and the United States government or any department or agency thereof that have a remaining value of at least $10,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date, agency with which the contract was entered into, and a description of the contract type.

[Signature page follows]

3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

NCR CORPORATION,

By:

Name: John Boudreau
Title: Treasurer

4

Schedule 1

Legal Names

Loan Party’s Exact Legal Name	Other Legal Names (including date of change)

Schedule 2(a)

Jurisdictions and Locations

Loan Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Federal Taxpayer Identification Number (if any)	Chief Executive Office or Registered Office Address (including county)

Schedule 2(b)

Other Places of Business

Schedule 4

UCC Filings

Loan Party	UCC Filing Office

Schedule 5

Equity Interests1

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership

[1]	Indicate with an asterisk (“*”) the Equity Interests in Subsidiaries that own Principal Property, as defined in Section 3.6(c) of the Indenture dated as of November 1, 1988, between the Borrower and State Street Bank and Trust Company.

Schedule 6

Debt Instruments

Loan Party	Debtor	Type of Instrument	Outstanding Principal Amount

Schedule 7

Intellectual Property

I.	Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II. Copyright Applications

Registered Owner	Title	Application Number	Date Filed

III. Exclusive Copyright Licenses (where a Loan Party is a licensee)

Licensee	Licensor	Title	Registration Number	Expiration Date

IV.	Patents

V.	Patent Applications

VI.	Trademarks

VII.	Trademark Applications

Schedule 8

Commercial Tort Claims

Loan Party	Description of Commercial Tort Claims

Schedule 9

Chattel Paper

Loan Party	Obligor	Due Date	Outstanding Principal Amount

Schedule 10

Government Contracts

Contract Number	Name and Address of Contracting Officer	Contract Start Date	Contract End Date	Agency	Contract Description

EXHIBIT H

[FORM OF] SOLVENCY CERTIFICATE

This Certificate is being delivered pursuant to Section 4.01(h) of the Amended and Restated Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned, [            ], hereby certifies that he is a Financial Officer of the Company and that he is knowledgeable of the financial and accounting matters of the Company, its Subsidiaries and the other Loan Parties, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he is authorized to execute and deliver this Certificate on behalf of the Company.

The undersigned, solely in his capacity as a Financial Officer of the Company, and not in his individual capacity, hereby further certifies that on the date hereof, immediately after the consummation of the Transactions to occur on the date hereof, and giving effect to the rights of subrogation and contribution under the Collateral Agreement:

(a) the fair value of the assets of the Company and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the assets of the Company and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Company and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d) the Company and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

NCR CORPORATION,

by
Name:
Title:

2

EXHIBIT I-1

[FORM OF] U.S. TAX CERTIFICATE FOR NON-U.S. LENDERS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (b) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment under the Credit Agreement is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

by
Name:
Title:

Date:	, 20[ ]

EXHIBIT I-2

[FORM OF] U.S. TAX CERTIFICATE FOR NON-U.S. LENDERS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (b) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment under the Credit Agreement is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

by
Name:
Title:

Date:	, 20[ ]

EXHIBIT I-3

[FORM OF] U.S. TAX CERTIFICATE FOR NON-U.S. PARTICIPANTS THAT ARE

NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment under the Credit Agreement is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

by
Name:
Title:

Date:	, 20[ ]

EXHIBIT I-4

[FORM OF] U.S. TAX CERTIFICATE FOR NON-U.S. PARTICIPANTS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment under the Credit Agreement is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

by
Name:
Title:

Date:	, 20[ ]

EXHIBIT J-1

[FORM OF]

FOREIGN BORROWER JOINDER AGREEMENT

FOREIGN BORROWER JOINDER AGREEMENT dated as of [ ], (this “Agreement”), among NCR CORPORATION, a Maryland corporation (the “Company”), [NAME OF APPLICANT BORROWER], a [ ] [corporation] (the “Applicant Borrower”), each other LOAN PARTY listed on the signature pages hereto (each a “Loan Party”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacity as Administrative Agent under the Credit Agreement defined below.

Reference is made to (a) the Amended and Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and (b) the Amended and Restated Guarantee and Collateral Agreement dated as of August 11, 2011, as amended and restated as of January 6, 2014, as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the Foreign Borrowers party thereto, the subsidiaries of the Company from time to time party thereto and JPMorgan, as Administrative Agent. Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Revolving Loans to the Company and its Subsidiaries, and the Issuing Banks have agreed to issue Letters of Credit for the account of the Company and the Foreign Borrowers. Pursuant to Section 2.23 of the Credit Agreement, the Company and the Applicant Borrower desire that the Applicant Borrower become a Foreign Borrower.

In accordance with Section 2.23 of the Credit Agreement, upon execution of this Agreement by each of the Company, the Applicant Borrower and the other Loan Parties and delivery thereof to the Administrative Agent, the acknowledgement hereof by the Administrative Agent and the satisfaction of the other conditions set forth in Section 2.23, the Applicant Borrower shall be a party to the Credit Agreement and the Collateral Agreement, and a “Foreign Borrower” and a “Borrower” for all purposes thereof. The Applicant Borrower hereby agrees to be bound by all provisions of the Credit Agreement and the Collateral Agreement applicable to it in such capacities.

The Applicant Borrower represents and warrants that all representations and warranties made by or on behalf of the Company, any Foreign Borrower or the Subsidiaries in the Credit Agreement and the Collateral Agreement, as such representations and warranties relate to the Applicant Borrower, are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof to the same extent as though made as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects on and as of such earlier date.

Without limiting its obligations under or the provisions of the Credit Agreement and Security Documents, each of the Loan Parties hereby (a) acknowledges that the Obligations shall include the Foreign Borrower Obligations of such Applicant Borrower, (b) affirms and confirms its guarantees, pledges, grants, indemnification obligations and other commitments and obligations under each Security Document to which it is a party, (c) agrees that each Security Document to which it is a party and all guarantees, pledges, grants and other commitments and obligations thereunder shall continue to be in full force and effect following the effectiveness of this Agreement and (d) confirms that all of the liens and security interests created and arising under the Security Documents remain in full force and effect, and are not released or reduced, as collateral security for the Obligations.

If required, the Applicant Borrower is, simultaneously with the execution of this Agreement, executing and delivering such other documents and instruments as requested by the Administrative Agent in accordance with the Credit Agreement and the Collateral Agreement.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Agreement.

On and after the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference in any other Loan Document to the “Credit Agreement” or “Collateral Agreement”, shall be deemed to be a reference, as applicable, to the Credit Agreement or Collateral Agreement as supplemented hereby. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NCR CORPORATION, as Company,

By:
Name:
Title:

[APPLICANT BORROWER],

By:
Name:
Title:

[OTHER LOAN PARTIES],

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By:
Name:
Title:

3

[FORM OF]

FOREIGN BORROWER TERMINATION

[Date]

JPMorgan Chase Bank, N.A.

    as Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, Delaware 19713-2107

Attention: Brian Lunger

Fax No. 302-634-3301

Copy to:

JPMorgan Chase Bank, N.A.,

    as Administrative Agent

383 Madison Avenue, 24th Floor

New York, New York, 10179

Attention: Timothy Lee

Fax No. 212-270-5127

Email: timothy.d.lee@jpmorgan.com

Ladies and Gentlemen:

Reference is made to (a) the Amended and Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013 and as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NCR Corporation (the “Company”), the Foreign Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and (b) the Amended and Restated Guarantee and Collateral Agreement dated as of August 11, 2011, as amended and restated as of January 6, 2014, as further amended and restated as of March 31, 2016 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the Foreign Borrowers party thereto, the subsidiaries of the Company from time to time party thereto and JPMorgan, as Administrative Agent. Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement.

The Company hereby terminates the status of [Name of Terminated Foreign Borrower], a [            ] [            ] (the “Terminated Foreign Borrower”), as a Foreign Borrower under the Credit Agreement and the Security Documents. The Company and the Terminated Foreign Borrower acknowledge that this Foreign Borrower Termination shall not become effective until all Loans made to the Terminated Foreign Borrower have been repaid, no Letter of Credit issued for the account of such Terminated Foreign Borrower shall remain outstanding and all amounts payable by such Terminated Foreign

[Signature Page to Credit Agreement]

Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Foreign Borrower under any Loan Document) have been paid in full, provided that this Foreign Borrower Termination shall be effective immediately to terminate the right of the Terminated Foreign Borrower to request or receive further Borrowings or obtain Letters of Credit under the Credit Agreement.

Upon the effectiveness of this Foreign Borrower Termination in accordance with the preceding paragraph, the Terminated Foreign Borrower shall be released from all obligations as a Foreign Borrower under the Credit Agreement and the Security Documents.

THIS FOREIGN BORROWER TERMINATION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Very truly yours,

NCR CORPORATION, as Company,

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By:
Name:
Title:

[Signature Page to Credit Agreement]